UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Marathon Petroleum Corporation

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Marathon Petroleum Corporation

Notice of Annual Meeting and Proxy Statement 2017

Wednesday, April 26, 2017
10 a.m. Eastern Daylight Time (EDT)

2017

Annual Meeting of

Shareholders

March 15, 2017

Dear Fellow Marathon Petroleum Corporation Shareholder:

On behalf of the Board of Directors and management team, I am pleased to invite you to attend Marathon Petroleum Corporation’s Annual Meeting of Shareholders to be held in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840 on Wednesday, April 26, 2017, at 10 a.m. Eastern Daylight Time.

Marathon Petroleum Corporation delivered strong operational and financial performance for our shareholders in 2016, a year that marked our fifth year as a stand-alone company and our first year incorporating the MarkWest business in our operations. We also announced plans for strategic actions to enhance shareholder value.

MPC drew upon its strengths in 2016 in order to deliver solid results despite a challenging year from a commodity price and margin perspective. Among the year’s notable achievements were record financial results from our stable-cash-flow Speedway and Midstream segments.

Looking forward, we are enthusiastic about our plans to enhance shareholder value and remain encouraged by the opportunities ahead, particularly the growth opportunities at MPLX, in our Midstream segment, which will continue to be a source of long-term value for our investors.

Since our formation in 2011, we have generated more than $13 billion in net income and increased our base dividend at a 28 percent compound annual growth rate through 2016. We have also returned more than $10 billion to shareholders.

Meeting Information

Date:	April 26, 2017
Time:	10 a.m. EDT
Location:	Marathon Petroleum Corporation 539 South Main Street Findlay, Ohio 45840

While we at MPC continue to work with a near-term intensity to execute strategic actions to enhance shareholder value, we remain committed in the long term to operational excellence, generating compelling capital returns and delivering enduring value for our shareholders.

MPC has a track record of success and continues to deliver strong returns for our investors. With strengthening commodity prices, recovering refinery spreads and our aggressive plans to enhance investor value, we remain well positioned across the business to create and deliver long-term value for our shareholders.

We have included a Proxy Summary at the beginning of our Proxy Statement. The Proxy Summary is intended to provide highlights of the Proxy Statement, including facts regarding our corporate governance and our 2016 company performance. We hope you find the Proxy Summary beneficial.

We thank you for investing in MPC, for sharing in our vision and for contributing to our success.

Sincerely,

Gary R. Heminger Chairman, President and Chief Executive Officer

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 27, 2017. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

You Can Access the Proxy Materials Online at www.proxyvote.com
Please vote promptly by:
●	usingthe internet;
●	marking,signing and returning your proxy card or voting instruction form; or
●	callinga toll-free telephone number.

		Page
Notice of Annual Meeting of Shareholders		i
Proxy Summary		1
Proxy Statement		7
Questions and Answers About the Annual Meeting		7
The Board of Directors and Corporate Governance		10
Compensation of Directors		20
Proposals of the Board		22
Proposal No. 1	Election of Class III Directors	22
	Nominees for Class III Directors	23
Proposal No. 2	Ratification of Independent Auditor for 2017	30
Proposal No. 3	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	31
Proposal No. 4	Approval of 162(m) Material Terms for Qualified Performance-Based Compensation under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan	32
Proposals of Shareholders		39
Proposal No. 5	Shareholder Proposal Seeking Various Disclosures Respecting Environmental and Human Rights Due Diligence	39

Appendix I	Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan	I-1

Notice of Annual Meeting of Shareholders of

Marathon Petroleum Corporation

Date:

Wednesday, April 26, 2017

Time:

10 a.m. EDT

Place:

The Auditorium of Marathon Petroleum Corporation

539 South Main Street, Findlay, Ohio 45840

Purpose:

Elect Messrs. Steven A. Davis, Gary R. Heminger, J. Michael Stice and John P. Surma to serve as Class III Directors, each for a three-year term expiring on the date of the 2020 Annual Meeting;

Ratify the selection of PricewaterhouseCoopers LLP as independent auditor for 2017;

Approve, on an advisory basis, named executive officer compensation;

Approve 162(m) material terms for qualified performance-based compensation under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan;

Vote on three proposals submitted by shareholders, if presented; and

Transact any other business that properly comes before the meeting.

Other Important Information:

In reliance on the rules of the Securities and Exchange Commission, most Marathon Petroleum Corporation shareholders are being furnished proxy materials via the internet. We plan to commence mailing a Notice Regarding the Availability of Proxy Materials to our shareholders on or about March 15, 2017. Shareholders have the option to receive Marathon Petroleum Corporation proxy materials (which include the 2017 Proxy Statement, the 2016 Annual Report and the form of proxy card or voting instruction form) via the internet. We believe this option provides our shareholders the information they need in an efficient, lower-cost and environmentally conscious manner. Shareholders may still request paper copies of the proxy materials if desired. Shareholders who have previously requested the continued receipt of printed proxy materials will receive proxy materials by mail. If you received printed proxy materials, a copy of the Marathon Petroleum Corporation 2016 Annual Report is enclosed. The Notice contains instructions on accessing the proxy materials online, voting online and obtaining a paper copy of our proxy materials.

You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 27, 2017. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

You can find directions to the location of the Annual Meeting on the back cover of this Proxy Statement.

By order of the Board of Directors,

Molly R. Benson Vice President, Corporate Secretary and Chief Compliance Officer

March 15, 2017

Marathon Petroleum Corporation Proxy Statement / page i

Proxy Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2017 ANNUAL MEETING OF SHAREHOLDERS

Date:	April 26, 2017

Time:	10 a.m. EDT

Place:	The Auditorium of Marathon Petroleum Corporation 539 South Main Street, Findlay, Ohio 45840

Record Date:	February 27, 2017

Voting:	You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 27, 2017. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Regardless of whether you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
Item	Description	Page
1	Election of Class III Directors Board Recommendation: FOR each nominee	22

2	Ratification of Independent Auditor for 2017 Board Recommendation: FOR	30

3	Approval, on an Advisory Basis, of Named Executive Officer Compensation Board Recommendation: FOR	31

4	Approval of 162(m)-Related Provisions of the Amended and Restated MPC 2012 Incentive Compensation Plan Board Recommendation: FOR	32

5	Shareholder Proposal: Various Disclosures Respecting Environmental and Human Rights Due Diligence Board Recommendation: AGAINST	39

6	Shareholder Proposal: Climate-Related 2-Degree Transition Plan Board Recommendation: AGAINST	41

7	Shareholder Proposal: Simple Majority Vote Provisions Board Recommendation: AGAINST	45

Marathon Petroleum Corporation Proxy Statement / page 1

GOVERNANCE HIGHLIGHTS

MPC has engaged with its Shareholders

In addition to our regular dialogue with a wide variety of investors on an array of topics, in 2016 we undertook an outreach effort focused on corporate governance matters and met with shareholders representing approximately 30 percent of our shares outstanding. In addition to corporate governance matters, we discussed MPC’s priorities for long-term value creation and the Board’s risk management oversight, and we specifically elicited feedback on our NEO compensation program. In many of these engagements, a member of our Board was available to answer shareholder questions. The feedback shared during these discussions was positive. Our Board and its committees highly value the feedback we receive from our shareholders.

MPC has adopted a Majority Voting Standard for Uncontested Director Elections

In 2016, MPC adopted a majority voting standard for uncontested director elections, commencing with this Annual Meeting. Please see Page 9 of this Proxy Statement for a full description of the majority voting standard.

MPC has named a Lead Director

At the conclusion of the 2016 Annual Meeting, David A. Daberko was named our Lead Director. In that capacity, he functions as a voice of the non-management directors and reinforces effective independent leadership on the Board of Directors.

MPC’s Board benefits from a Diverse Set of Skills

	Tenure	CEO	Finance	Industry Expertise	Gov’t / Regulatory
Gary R. Heminger	5
David A. Daberko (Ind.)	5
Abdulaziz F. Alkhayyal (Ind.)	*
Evan Bayh (Ind.)	5
Charles E. Bunch (Ind.)	1
Steven A. Davis (Ind.)	3
Donna A. James (Ind.)	5
James E. Rohr (Ind.)	3
Frank M. Semple	1
John W. Snow (Ind.)	5
J. Michael Stice (Ind.)	*
John P. Surma (Ind.)	5
* Denotes less than one year of service on our Board.

10 of 12 Directors are Independent	6 new directors since 2013 adding midstream, MLP, refining industry, large cap manufacturing, petroleum industry and financial services industry experience	Diverse mix of financial, industry and government/regulatory skills
Average tenure of 3.5 years		96% attendance at all Board and committee meetings in 2016
9 of 12 Directors are current or former CEOs		Mandatory retirement age for directors

page 2 / Marathon Petroleum Corporation Proxy Statement

Corporate Governance Highlights

∎	The Board has three fully independent standing committees:

•	Audit;

•	Compensation; and

•	Corporate Governance and Nominating.

∎	Independent directors meet regularly in executive session without the chief executive officer present.

∎	Members of the Board and committees perform self-evaluations each year and meet to review and discuss results.

∎	We maintain stock ownership guidelines for directors, as well as executive officers.

∎	We have specific policies and practices to align our director and executive compensation with long-term shareholder interests. For example, we maintain a policy that prohibits hedging and pledging of MPC stock by our directors and executives and have clawback provisions within our executive cash bonus and long-term incentive programs to recoup funds under certain forfeiture events. Other important shareholder-friendly features of our executive compensation program are described in the Compensation Discussion and Analysis portion of this Proxy Statement.

∎	Corporate political spending oversight resides with the Corporate Governance and Nominating Committee.

∎	Voluntary disclosures of political contributions and environmental data are available on the Company website. In recognition that our promotion of a strong U.S. energy industry in public policy matters and our significant achievements in energy efficiency and environmental performance may be of interest to our shareholders and other stakeholders, we have elected to make extensive voluntary disclosures in these areas. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com and select “Corporate Citizenship” to access our “Political Engagement and Disclosure” and “Health, Environment, Safety & Security” web pages. Representative samples of our voluntary disclosures are included in this Proxy Statement on Page 17 as to political contributions and lobbying expenditures, and on Page 43 as to energy efficiency and emissions data.

Marathon Petroleum Corporation Proxy Statement / page 3

BOARD OF DIRECTORS

The Marathon Petroleum Corporation Board of Directors is divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for election to the Board as a Class III director for a three-year term expiring in 2020, each of the directors continuing to serve as a Class I or Class II director and one director who will be retiring at the conclusion of the 2017 Annual Meeting pursuant to our mandatory retirement policy.

Name	Age	Director Since	Occupation	Independent	Committees	Other Public Company Boards[1]
Nominees for Class III Directors

Steven A. Davis	58	2013	Board Member; Former Chairman and CEO, Bob Evans Farms, Inc.		Comp[2] CG&N3	1

Gary R. Heminger	63	2011	Chairman, President and CEO, Marathon Petroleum Corporation			1

J. Michael Stice	57	2017	Dean, Mewbourne College of Earth & Energy, University of Oklahoma		Audit[4] CG&N4	1

John P. Surma	62	2011	Retired Chairman and CEO, United States Steel Corporation		Audit CG&N (Chair)	2
Continuing Class I and Class II Directors

David A. Daberko	71	2011	Lead Director, Marathon Petroleum Corporation		Audit	1

Donna A. James	59	2011	Managing Director, Lardon & Associates, LLC		Audit (Chair) Comp	2

James E. Rohr	68	2013	Retired Chairman and CEO, The PNC Financial Services Group, Inc.		Audit Comp (Chair)	3

Abdulaziz F. Alkhayyal	63	2016	Retired Senior Vice President, Industrial Relations, Saudi Aramco		Audit CG&N	1

Evan Bayh	61	2011	Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP		Audit CG&N	3

Charles E. Bunch	67	2015	Retired Chairman and CEO, PPG Industries, Inc.		Comp CG&N	3

Frank M. Semple	65	2015	Retired Chairman, President and CEO, MarkWest Energy Partners, L.P.			–

Retiring Class III Director[5]

John W. Snow	77	2011	Non-Executive Chairman, Cerberus Capital Management, L.P.		Comp CG&N	2

[1]	For purposes of this disclosure, “Other Public Company Boards” do not include the board of directors of MPLX GP LLC, a wholly owned indirect subsidiary of Marathon Petroleum Corporation.

[2]	Compensation Committee.

[3]	Corporate Governance and Nominating Committee.

[4]	Effective April 26, 2017.

[5]	Retirement effective upon conclusion of the 2017 Annual Meeting of Shareholders.

page 4 / Marathon Petroleum Corporation Proxy Statement

PERFORMANCE AND COMPENSATION HIGHLIGHTS

Pursuant to Section 14A of the Securities Exchange Act of 1934 (or the Exchange Act), Marathon Petroleum Corporation is seeking your approval, on an advisory basis, of the compensation of named executive officers as disclosed in this Proxy Statement. Executive compensation decisions are made to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

 2016 “Say-on-Pay” Vote Results

At the Annual Meeting held in April 2016, approximately 94 percent of votes cast were in support of the compensation of our named executive officers as described in our 2016 Proxy Statement. In an outreach effort focused on corporate governance matters, we met with shareholders representing approximately 30 percent of our shares outstanding in 2016. During these meetings, we specifically elicited feedback on our NEO compensation program. A member of our Board was available for many of these meetings, and the feedback shared during these engagements was provided to our Compensation Committee. The Compensation Committee interpreted the 2016 vote results, as well as the shareholder engagement feedback, as affirmation of the design and objectives of our executive compensation programs, which recognize long-term financial performance to drive shareholder value. Based on this 2016 “Say-on-Pay” vote and the results of our shareholder engagement, the Compensation Committee has determined that no material changes to our core compensation programs are warranted.

 2016 Company Performance

∎	Reported net income attributable to MPC of $1.17 billion, or $2.21 per diluted share, compared with $2.85 billion, or $5.26 per diluted share, in 2015.

∎	Increased the quarterly dividend by 13 percent, to $0.36 from $0.32.

∎	Completed first full year following MPLX’s acquisition of MarkWest, executing on our strategy to grow our midstream stable cash flows.

∎	Speedway surpassed segment all-time highs in income from operations, light product gallons sold, merchandise sales, and merchandise gross margin on a percentage and absolute dollar basis.

∎	Executed on refining margin-enhancing projects.

∎	Announced strategic plan to unlock shareholder value.

Marathon Petroleum Corporation Proxy Statement / page 5

 Cumulative Total Shareholder Return

	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Marathon Petroleum Corporation	100.00	194.21	288.54	289.77	340.01	342.30
S&P 500	100.00	116.00	153.58	174.60	177.01	198.18
Peer Group	100.00	111.09	134.11	124.82	109.96	135.59

The performance graph above compares the cumulative total return, assuming the reinvestment of dividends, of a $100 investment in our common stock from December 31, 2011, to December 31, 2016, compared to the cumulative total value return of a $100 investment in the S&P 500 index and an index of peer companies (selected by us) for the same period. Our peer group consists of the following companies that engage in domestic refining operations: BP p.l.c., Royal Dutch Shell plc, Chevron Corporation, HollyFrontier Corporation, Phillips 66 (ConocoPhillips prior to May 1, 2012), Tesoro Corporation, ExxonMobil Corporation, and Valero Energy Corporation.

GENERAL INFORMATION

MPLX LP (or MPLX) is a diversified, growth-oriented master limited partnership (or MLP) formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. MPLX is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products.

On December 4, 2015, MarkWest Energy Partners, L.P. (or MarkWest), which owns and operates midstream service businesses, merged with and became a wholly owned subsidiary of MPLX (which we refer to as the MPLX/MarkWest Merger). MarkWest has a leading presence in many natural gas resource plays, including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale, Permian Basin and Granite Wash formation.

We own an approximate 28 percent interest in MPLX, including the general partner interest, and we consolidate this entity for financial reporting purposes. References to MPLX are included in these materials as appropriate to add clarity to certain disclosures.

The separation of Marathon Petroleum Corporation from Marathon Oil Corporation (which we refer to as Marathon Oil) was completed on June 30, 2011. References to the separation of Marathon Petroleum Corporation from Marathon Oil (which we refer to as the Spinoff) are included in these materials as appropriate to provide an explanation of certain disclosures relating to prior periods or compensation programs.

We completed a two-for-one stock split in June 2015 (which we refer to as the Stock Split). Certain information in this Proxy Statement has been adjusted to reflect the Stock Split.

page 6 / Marathon Petroleum Corporation Proxy Statement

Proxy Statement

On behalf of the Board of Directors (which we refer to as the Board of Directors or the Board) of Marathon Petroleum Corporation, a Delaware corporation (which we refer to as Marathon Petroleum, MPC, the Company, we or us), we have provided this Proxy Statement to you in connection with the solicitation by the Board of Directors of your proxy to be voted on your behalf at our 2017 Annual Meeting of Shareholders (which we refer to as the Annual Meeting). The members of the MPC Proxy Committee are Gary R. Heminger, David A. Daberko and Donald C. Templin.

We will hold the Annual Meeting at 10 a.m. EDT on April 26, 2017, in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840. This Proxy Statement contains information about the matters to be voted on and other information that may be of help to you.

We plan to commence mailing a Notice Regarding the Availability of Proxy Materials (or the Notice) on or about March 15, 2017. We have included with these materials our Annual Report for the year ended December 31, 2016. The Notice and Annual Report on Form 10-K for the year ended December 31, 2016, are available at www.proxyvote.com.

Questions and Answers About the Annual Meeting

∎	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals set forth in this Proxy Statement, which are:

•	the election of four nominees to serve as Class III Directors;

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2017;

•	the approval, on an advisory basis, of our named executive officer compensation;

•	the approval of 162(m)-related provisions of the Amended and Restated MPC 2012 Incentive Compensation Plan; and

•	three proposals submitted by shareholders, if presented.

∎	Am I entitled to vote?

You may vote if you were a holder of MPC common stock at the close of business on February 27, 2017, which is the record date for our Annual Meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

∎	Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the Securities and Exchange Commission (or SEC) that provide for the delivery of a notice to shareholders of their means of internet access to proxy materials, we have again this year elected to reduce the number of sets of printed materials. Unless a shareholder has requested receipt of printed proxy materials, we have sent the Notice to our shareholders of record. All shareholders will have the ability to access proxy materials. The Notice provides instructions to access the materials on the internet or request a traditional set of printed materials be mailed at no cost to the shareholder.

Marathon Petroleum Corporation Proxy Statement / page 7

∎	How does the Board recommend I vote?

The Board recommends you vote:

FOR each of the nominees for Class III Director;

FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2017;

FOR the resolution approving, on an advisory basis, our named executive officer compensation;

FOR the approval of 162(m)-related provisions of the Amended and Restated MPC 2012 Incentive Compensation Plan;

AGAINST the proposal seeking various disclosures respecting environmental and human rights due diligence;

AGAINST the proposal seeking a climate-related 2-degree transition plan; and

AGAINST the proposal seeking simple majority vote provisions.

∎	How do I know if I am a shareholder of record or a beneficial owner of shares held in street name?

If your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC, you are a shareholder of record with respect to those shares and you received the Notice or printed proxy materials directly from us. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the “beneficial owner” of such shares and the Notice or printed proxy materials were forwarded to you by that organization. In that circumstance, the organization is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares held in your account.

∎	If I am a shareholder of record of MPC shares, how do I cast my vote?

If you are a shareholder of record of MPC common stock, you may vote:

•	Via the Internet. You may vote by proxy via the internet by following the instructions provided in the Notice;

•	By Telephone. You may vote by proxy by calling the toll-free telephone number located on the proxy card or available via the internet;

•	By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the proxy card and returning it in the provided envelope; or

•	In Person. You may vote in person at the Annual Meeting. You will be required to present a valid form of identification to be admitted to the meeting and a ballot will be provided to you upon arrival.
∎	If I am a beneficial owner of MPC shares, how do I cast my vote?

If you are a beneficial owner of shares of MPC common stock held in street name, you may vote:

•	Via the Internet. You may vote by proxy via the internet by following the instructions provided in the Notice forwarded to you by your broker or other intermediary;

•	By Telephone. You may vote by proxy by calling the toll-free telephone number located on the voting instruction form or available via the internet;

•	By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the voting instruction form and returning it in the provided envelope; or

•	In Person. You may vote in person at the Annual Meeting but you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the meeting, you will be required to present a valid form of identification.

We provide internet proxy voting to allow you to vote your shares online; however, please be aware you must bear any costs associated with your internet access, such as usage charges from internet access providers or telecommunication companies.

∎	May I change my vote?

If you are a shareholder of record of MPC common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again using the internet or by telephone;

•	sending us a proxy card dated later than your last vote;

•	notifying the Corporate Secretary of MPC in writing; or

•	voting at the meeting.

If you are a beneficial owner of shares of MPC common stock, you must contact your broker or other intermediary with whom you have an account to obtain information regarding changing your voting instructions.

∎	What is the number of outstanding shares?

At the close of business on February 27, 2017, which is the record date for the Annual Meeting, there were 527,875,060 shares of MPC common stock outstanding and entitled to vote.

page 8 / Marathon Petroleum Corporation Proxy Statement

∎	What is the voting requirement to approve each of the proposals?

•	Proposal No. 1 - At the Annual Meeting, Directors will be elected by a majority voting standard. Each Director nominee who receives the affirmative vote of a majority of the votes cast with respect to such Director nominee will be elected a Director, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the outcome. In an uncontested election, if a Director nominee does not receive a majority of the votes cast, such a Director is required by our Amended and Restated Bylaws (which we refer to as our Bylaws) to submit an irrevocable resignation to the Corporate Governance and Nominating Committee of the Board, which shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board will act on the resignation within 90 days following certification of the election results and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision.

In a contested election, a plurality voting standard will apply. In this circumstance, Directors who receive the highest number of affirmative votes of the shares present, in person or by proxy, and entitled to vote, are elected.

•	Proposal No. 2 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions will not be considered votes “cast” and shall have no effect on the proposal.

•	Proposal No. 3 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal. Although the advisory vote on Proposal No. 3 is nonbinding, our Board will review the results of the vote and will take them into account in making determinations concerning executive compensation.

•	Proposal No. 4 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal.

•	Each of Proposals No. 5, No. 6 and No. 7 will be approved if it receives the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against these proposals.
∎	What are “broker non-votes?”

The New York Stock Exchange (or NYSE) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from such customers. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors or proposals related to executive compensation unless they have received voting instructions from their customers. Shares held by brokers on behalf of customers who do not provide voting instructions on non-routine matters are “broker non-votes.”

∎	What constitutes a quorum?

Under our Bylaws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. Both abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

∎	How will voting be conducted if any matters not contained in this Proxy Statement are raised at the Annual Meeting?

If any matters are presented at the Annual Meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card, or internet or telephone vote provides this authority. Under our Bylaws, notice of any matter (including director nominations) to be presented by a shareholder for a vote at the Annual Meeting must have been received by December 15, 2016, and must have been accompanied by certain information about the shareholder presenting it. Director nominations from any shareholder who requested the form of certain director nominating documents prior to December 15, 2016, must have been received by January 9, 2017.

∎	When must shareholder proposals and director nominations be submitted for the 2018 Annual Meeting?

Shareholder proposals submitted for inclusion in our 2018 Proxy Statement must be received in writing by our Corporate Secretary no later than the close of business on November 15, 2017. Notices of shareholder director nominations for inclusion in our 2018 Proxy Statement must be received by our Corporate Secretary on or after October 16, 2017, and no later than November 15, 2017, and must comply with our proxy access bylaw provisions. Shareholder proposals (including director nominations) submitted outside the process for inclusion in our 2018 Proxy Statement must be received from shareholders of record on or after November 16, 2017, and no later than December 15, 2017, and must be accompanied by certain information about the shareholder making the proposal, in accordance with our Bylaws.

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The Board of Directors and Corporate Governance

Recent Corporate Governance Changes

Proxy Access

In February 2016, our Board of Directors adopted shareholder proxy access bylaw provisions to enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement. A single shareholder, or a group of up to 20 shareholders, who have held 3 percent of MPC stock for at least three years may nominate candidates comprising up to the greater of two individuals or 20 percent of the Board of Directors. Our Bylaws describe the procedures that must be followed by a shareholder, or group of shareholders, seeking to make director nominations by way of shareholder proxy access.

MPC’s Proxy Access Bylaw[1]:

does allow shareholder(s) to submit director nominees for inclusion in the Company’s proxy statement;

does require a 3% ownership threshold;

does limit to 20 the number of shareholders aggregating shares to comprise the 3% ownership threshold;

does cap proxy access nominees at the greater of two individuals or 20% of the Board; and

does explicitly allow loaned shares to count as “owned” shares if recallable.

does not prohibit re-nomination of failed nominees;

does not impose MPC stock holding requirements beyond the annual meeting in question;

does not prohibit the counting of loaned shares to meet the 3% ownership threshold so long as they are subject to recall (no actual recall action required);

does not count individual funds within a family of funds as separate shareholders for purposes of the 20-shareholder aggregation limit;

does not prohibit third-party director compensation arrangements so long as disclosed; and

does not impose qualification restrictions on proxy access nominees that are different than those imposed on Board nominees.

(1)	The description of the material terms of the MPC proxy access bylaw provisions included within this Proxy Summary is qualified in its entirety by reference to the MPC Bylaws, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Restated
Certificate of Incorporation and Bylaws,” “Bylaws of Marathon Petroleum Corporation.”

Majority Voting

Our Board has also adopted a majority voting standard for uncontested director elections to be effective commencing with this Annual Meeting.

Lead Director

In connection with the appointment of our President and Chief Executive Officer, Gary R. Heminger, as Chairman of the Board effective at the conclusion of the 2016 Annual Meeting, our Board appointed David A. Daberko as Lead Director. As Lead Director, Mr. Daberko functions as a voice of the non-management directors and reinforces effective independent leadership on the Board.

We invite our shareholders to review these corporate governance changes as reflected in our Bylaws and our Corporate Governance Principles by visiting our website at http://ir.marathonpetroleum.com and selecting “Corporate Governance.” From that page, the Bylaws are accessible by clicking on “Restated Certificate of Incorporation and Bylaws,” “Bylaws of Marathon Petroleum Corporation” and the Corporate Governance Principles are accessible by clicking on “Corporate Governance Principles.”

The Board of Directors

Under our Bylaws and the laws of the state of Delaware, MPC’s state of incorporation, the business and affairs of MPC are managed under the direction of our Board of Directors. Our Board is divided into three classes, which must be as nearly equal in size as practicable. Currently, each class consists of four directors. Directors are elected by shareholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2018, 2019 and 2017, respectively.

As part of its ongoing Board succession planning process, our Corporate Governance and Nominating Committee determined to recruit a new member of the Board in 2016. With input from our Chairman, President and Chief Executive Officer (whom we refer to as our Chairman and CEO) and Lead Director, and following consideration of the qualifications and abilities of the nominee, Abdulaziz F. Alkhayyal was recommended by our Corporate Governance and Nominating Committee to be elected as a director. On September 29, 2016, the size of the Board was increased from 10 members to 11, and Mr. Alkhayyal was elected to

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serve as a Class II director, effective October 26, 2016. As a Class II director, Mr. Alkhayyal’s initial term expires in 2019.

In early 2017, with input from our Chairman and CEO, Lead Director and Chair of the Corporate Governance and Nominating Committee, and following consideration of the qualifications and abilities of the nominee, J. Michael Stice was recommended by our Corporate Governance and Nominating Committee to be elected as a director. On January 27, 2017, the size of the Board was increased from 11 members to 12, and Mr. Stice was elected to serve as a Class I director, with an effective date of February 22, 2017. As a Class I director, Mr. Stice’s initial term would have expired in 2018. Mr. Stice, however, has been nominated for election at the Annual Meeting as a Class III director. Reclassifying Mr. Stice as a Class III director nominee will result in his standing for election one year earlier than would be the case if he remained a Class I director.

On February 22, 2017, our Board determined that upon the retirement of John W. Snow at the conclusion of the Annual Meeting, the size of the MPC Board of Directors will be fixed at 11 directors. Assuming the election of the four Class III director nominees, at the conclusion of the Annual Meeting, our Board will consist of three classes with three directors in Class I, four directors in Class II and four directors in Class III.

Our Board met 12 times in 2016. The attendance of the members of our Board averaged approximately 96 percent for the aggregate of the total number of Board and committee meetings held in 2016. Each of our directors attended at least 75 percent of the meetings of the Board and committees on which he or she served except Evan Bayh, who attended 83 percent of Board meetings but 70 percent of the combined total number of Board and committee meetings. Pursuant to our Corporate Governance Principles, members of our Board are expected to attend the Annual Meeting. All except two members of our Board attended the annual meeting of shareholders on April 27, 2016.

Our Chairman and CEO presides at all meetings of shareholders and of the Board. If the non-employee directors meet without the Chairman and CEO or in circumstances in which the Chairman and CEO is unavailable, the Lead Director serves as the presiding director at such meeting. The Chairman and CEO also attends Board committee meetings, other than the executive sessions of the non-management directors.

Pursuant to our Corporate Governance Principles, non-employee directors of the Board hold executive sessions. An offer of an executive session is extended to non-employee directors at each Board meeting. The Lead Director presides at these executive sessions. In 2016, non-employee directors of the Board held executive sessions at eight Board meetings.

Our Board has three principal committees, all of the members of which are independent, non-employee directors. The table below reflects the current committee memberships of each independent director and the number of meetings each committee held in 2016.

Board Committee Memberships

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Abdulaziz F. Alkhayyal	✓		✓
Evan Bayh	✓		✓
Charles E. Bunch		✓	✓
David A. Daberko	✓
Steven A. Davis		✓	✓
Donna A. James	Chair	✓
James E. Rohr	✓	Chair
John W. Snow (retiring)		✓	✓
John P. Surma	✓		Chair
Number of meetings in 2016	5	5	6

Effective as of April 26, 2017, Mr. Stice, who recently joined our Board, will be a member of the Audit and Corporate Governance and Nominating Committees, and Mr. Alkhayyal will be a member of the Audit and Compensation Committees.

In 2017, the Board formed a special committee comprised entirely of independent directors to evaluate strategic and financial alternatives for the Company’s retail transportation fuels and convenience store business (which we refer to as Speedway).

Board and Committee Independence

As referenced, the principal committee structure of our Board of Directors includes the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. These committees are comprised entirely of independent directors. Additionally, an Executive Committee of the Board, comprised of David A. Daberko and Gary R. Heminger, has been established to address matters that may arise between meetings of the Board. This Executive Committee may exercise the powers and authority of the Board subject to specific limitations consistent with our Bylaws and applicable law.

To determine director independence, our Board uses the categorical standards set forth below and, additionally, considers the materiality of any relationships between a director and the Company. The Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly,

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immediate family members of the director or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether such transactions are at arm’s length in the ordinary course of business and whether any such transactions are consummated on terms and conditions similar to those with unrelated parties.

To be determined categorically independent, a director must not:

•	be a current employee of the Company or former employee of the Company within the past three years;

•	have an immediate family member serving as a current executive officer of the Company or former executive officer of the Company within the past three years;

•	have personally received, or have an immediate family member who has received, any direct compensation from the Company in excess of $120,000 during any 12-month period within the past three years, other than compensation for Board or committee service, pension or other forms of deferred compensation for prior service or compensation paid to an immediate family member who is a non-executive employee of the Company;

•	have any of the following affiliations with respect to the Company’s external auditor:

•	current employee of such firm,

•	engaged, or have an immediate family member engaged, as a current partner of such firm,

•	have an immediate family member who is a current employee of such firm and who personally works on the Company’s audit, or

•	has been, or has an immediate family member who has been, engaged or employed by such firm as a partner or employee within the past three years and who personally worked on the Company’s audit within that time;

•	be employed, or have an immediate family member employed, within the past three years as an executive officer of another company where now, or at any time during the past three years, any of the Company’s current executive officers at the same time serve or served on the other company’s compensation committee;

•	be an employee, or have an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which in any of the three preceding fiscal years exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues;

•	be an executive officer of a tax-exempt organization to which the Company has within the three preceding fiscal years made any contributions in any single fiscal year that exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues;

•	be a partner of or of counsel to a law firm that provides substantial legal services to the Company on a regular basis; or

•	be a partner, officer or employee of an investment bank or consulting firm that provides substantial services to the Company on a regular basis.

Under our Corporate Governance Principles, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is, or has an immediate family member who is, a partner (general or limited) in, or a controlling shareholder, equity holder, executive officer or a director of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2 percent of the recipient’s consolidated gross revenues for that year;

•	if the director is, or has an immediate family member who is, a director or trustee of any organization to which the Company has made, or from which the Company has received, payments for property or services, and the director (or his or her immediate family member) was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, are less than the greater of $1 million or 2 percent of that organization’s latest publicly available annual consolidated gross revenues.

These categorical independence standards and material relationship considerations are found within our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.”

Our Board performed its independence review for 2017 earlier this year. In applying the categorical standards and assessing the materiality of any relationships, the Board affirmatively determined that each of Ms. James and Messrs. Alkhayyal, Bayh, Bunch, Daberko, S.A. Davis, Rohr, Snow, Stice and Surma, meets the categorical independence standards, has no material relationship with the Company other than that arising solely from the capacity as a director and, in addition, satisfies

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the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such director serves. Messrs. Usher and W. L. Davis, who retired effective at the conclusion of our 2016 Annual Meeting held on April 27, 2016, also met the independence standards referred to in the preceding sentence during their service on the Board in 2016.

Audit Committee

Our Audit Committee has a written charter adopted by the Board, which is available on our website at

http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Audit Committee Charter.” The Audit Committee Charter requires our Audit Committee to assess and report to the Board on the adequacy of the Charter on an annual basis. Each of the members of our Audit Committee is independent as independence is defined in Exchange Act Rule 10A-3, as well as in the general independence requirements of NYSE Rule 303A.02.

Our Audit Committee is, among other things, responsible for:

•	appointing, compensating, retaining and overseeing the independent auditor;

•	reviewing fees proposed by the independent auditor and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditor, our internal auditors and our management with respect to the status and results of their activities;

•	reviewing the structure of the internal audit function to ensure its organizational independence and its access to the Board, Audit Committee and management;

•	approving the appointment of the general manager of internal audit, and reviewing the performance and compensation of the general manager of internal audit on an annual basis;

•	reviewing and approving the internal audit expense budget on an annual basis;

•	reviewing with our Chief Executive Officer (who we may refer to as our CEO), our Chief Financial Officer (who we may refer to as our CFO) and our General Counsel, disclosure controls and procedures and management’s conclusions about such disclosure controls and procedures;

•	reviewing and discussing with our management and the independent auditor, annual and quarterly financial statements, including those reported on Forms 10-K and 10-Q, prior to their filing, and reports of internal controls over financial reporting;
•	reviewing our quarterly earnings press releases prior to their publication and discussing any financial information and any earnings guidance to be provided;

•	discussing with our management guidelines and policies to govern the process by which risk assessment is undertaken by the Company;

•	reviewing legal and regulatory compliance regarding the Company’s financial statements, auditing matters and compliance with the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Whistleblowing as to Accounting Matters Policy; and

•	evaluating the Audit Committee’s performance on an annual basis.

Our Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain independent legal, accounting or other advisors or consultants.

Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Our Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines” “Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” Among other things, this policy sets forth the procedure for the Audit Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under a de minimis exception.

Under the policy, the Audit Committee may pre-approve any services to be performed by our independent auditor up to 12 months in advance and may approve in advance services by specific categories pursuant to a forecasted budget. Once each year, our CFO presents a forecast of audit, audit-related, tax and permissible non-audit services to the Audit Committee for approval in advance. Our CFO, in coordination with the independent auditor, provides an updated budget to the Audit Committee, as needed, throughout the ensuing fiscal year.

Pursuant to the policy, the Audit Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Audit Committee for unbudgeted items, and the Chair reports the items pre-approved pursuant to this delegation to the full Audit Committee at its next scheduled meeting.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in the rules of the SEC, our Board has

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determined David A. Daberko, Donna A. James and John P. Surma each qualifies as an “audit committee financial expert.”

Mr. Daberko was chairman of the board and chief executive officer of National City Corporation for 12 years. In addition to certifying the effectiveness of internal controls and procedures required by his former position as chairman and chief executive officer, Mr. Daberko’s various other roles with National City through his many years of service involved oversight of accounting and both internal and external audit functions. Mr. Daberko was also a member of the audit committee of Williams Partners GP LLC. Mr. Daberko holds a master’s degree in business administration from Case Western Reserve University.

Ms. James previously served as president of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, a financial services and insurance company. Ms. James serves on two other public company boards and has extensive current and former service on the audit committees of public companies. She has experience auditing financial operations and controls and in preparing financial statements under generally accepted accounting principles and statutory accounting principles. She received a bachelor of science degree in accounting from North Carolina Agricultural and Technical State University and is a non-practicing CPA.

Mr. Surma was the chairman and chief executive officer of United States Steel Corporation, an integrated steel producer, and prior to that, he was its chief financial officer and a partner at Price Waterhouse LLP, a public accounting firm. Mr. Surma serves on two other public company audit committees and has extensive experience reviewing, preparing, auditing and analyzing financial statements. He received a bachelor of science degree in accounting from Pennsylvania State University and is a non-practicing CPA.

Guidelines for Hiring Employees or Former Employees of the Independent Auditor

Our guidelines for the hiring of employees or former employees of the independent auditor satisfy the criteria under applicable law and NYSE listing standards, and are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines” “Guidelines for Hiring of Employees or Former Employees of Independent Auditor.”

Whistleblowing as to Accounting Matters Policy

Our Whistleblowing as to Accounting Matters Policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company or others of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing as to Accounting Matters is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines” “Whistleblowing as to Accounting Matters.”

Compensation Committee

Our Compensation Committee is comprised solely of directors who satisfy all criteria for independence under applicable law, NYSE listing standards and our Corporate Governance Principles. The Compensation Committee has a written charter adopted by the Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Compensation Committee,” “Compensation Committee Charter.” The Compensation Committee Charter requires our Compensation Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Compensation Committee is, among other things, responsible for:

•	determining all matters of policy and procedures relating to officer compensation;

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives and, with guidance from our Board, determining and approving our CEO’s compensation based on the Compensation Committee’s performance evaluation;

•	determining and approving the compensation of our other officers and reviewing the succession plan for senior management;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	certifying the achievement of performance levels under our incentive compensation plans;

•	reviewing, recommending and discussing with the Company’s management, the Compensation Discussion and Analysis section included in our annual proxy statements or other securities filings; and

•	evaluating the Compensation Committee’s performance on an annual basis.

Our Compensation Committee engaged Pay Governance LLC to serve as its independent compensation consultant for 2016. Pay Governance reported directly to our Compensation Committee and provided the Compensation Committee with comparative data on executive compensation and expert advice on the design and implementation of our compensation policies and programs.

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Our Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to one or more officers of the Company (or to a Salary and Benefits Committee or a similar committee comprised of officers of the Company) any of its responsibilities with respect to non-equity based plans, such as plans created pursuant to health and other employee benefit plans. In 2016, our Compensation Committee delegated certain responsibilities with respect to non-officer compensation to a Salary and Benefits Committee comprised of officers of the Company.

Our Compensation Committee seeks input from our Chairman and CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the Compensation Committee.

Our Compensation Committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, our Chairman and CEO and our Senior Vice President of Human Resources and Administrative Services, the Chair of our Compensation Committee approves the agendas for Compensation Committee meetings.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are James E. Rohr (Chair), Charles E. Bunch, Steven A. Davis, Donna A. James and John W. Snow. Each member of the Compensation Committee qualifies as an independent director. During 2016, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any unaffiliated entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors. Gary R. Heminger serves as an officer and director of MPC and of the general partner of MPLX, MPLX GP LLC. Frank M. Semple serves as a director of MPC and MPLX GP LLC and served as an officer of MPLX GP LLC until his retirement in 2016.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee has a written charter adopted by our Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Corporate Governance and Nominating Committee,” “Corporate Governance and Nominating Committee Charter.” Each member of our Corporate Governance and Nominating Committee is independent and qualified under standards established by applicable law, NYSE listing standards and our Corporate Governance Principles. The Corporate Governance and Nominating Committee Charter requires our Corporate Governance and Nominating Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Corporate Governance and Nominating Committee is, among other things, responsible for:

•	reviewing and making recommendations to our Board concerning the appropriate size and composition of the Board, including:

•	candidates for election or re-election as directors;

•	the criteria to be used for the selection of candidates for election or re-election as directors;

•	the appropriate skills and characteristics required of Board members in the context of the current composition of the Board;

•	the composition and functions of Board committees; and

•	all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on our Board;

•	considering nominees recommended by shareholders for election as directors;

•	reviewing and making recommendations to our Board, based on the qualifications set forth in our Corporate Governance Principles, concerning each Board committee’s membership and committee chairs including, without limitation, a determination of whether one or more Audit Committee member qualifies as an “audit committee financial expert” as defined by the rules of the SEC;

•	assessing and recommending overall corporate governance practices;

•	reviewing political contributions, lobbying expenditures and payments to certain trade associations;

•	establishing the process for, and overseeing the evaluation of, our Board;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s position statement on stockholders’ rights plans and reporting any recommendations to our Board related thereto; and

•	evaluating the Corporate Governance and Nominating Committee’s performance on an annual basis.

Oversight of Political Engagement, Contributions and Disclosure

The Corporate Governance and Nominating Committee Charter memorializes among the Committee’s responsibilities semi-annual review of contributions made by the Company to political candidates, committees or parties and the annual review of lobbying expenditures, payments in excess of $50,000 to trade associations that engage in lobbying activities and the content of the “Political

Marathon Petroleum Corporation Proxy Statement / page 15

Engagement and Disclosure” page on our website. Our Corporate Governance and Nominating Committee believes this oversight, formalized in its charter, conveys the strength of its commitment to ensure our exercise of political speech and involvement in the public policy process remains aligned with the interests of our shareholders.

At the direction of our Corporate Governance and Nominating Committee, we provide detail on our website describing the role of our Government Affairs Organization and our means of promoting and ensuring compliance with our political activity policy through the support of our Office of Business Integrity and Compliance and our Internal Audit Organization. Political activities by and on behalf of the Company are managed by our Government Affairs Organization. To ensure compliance with laws regulating political contributions and lobbying activities, and to ensure that such activities are aligned with the interests of the Company and its shareholders, lobbying contacts made on behalf of the Company with federal, state and local government officials, and all political contributions made by the Company, are centrally coordinated through the management and other professional staff members of our Government Affairs Organization. Additionally, members of our executive management, in consultation with the leadership of our Government Affairs Organization, are involved in approving lobbying expenditures through our annual budgeting process and throughout the year as appropriate.

On an annual basis our Office of Business Integrity and Compliance circulates a Code of Business Conduct questionnaire and members of our Board of Directors, executive officers and salaried employees are required to complete the questionnaire and sign a certification that includes a specific statement of compliance with our political activity policy. Our Internal Audit Organization routinely conducts reviews of the practices of, and reporting documentation prepared by, the Government Affairs Organization, as well as the eligibility of employees contributing to the Marathon Petroleum Corporation Employees Political Action Committee (or MPAC), and reports its findings to executive management.

Like most large companies, we are active in trade associations and similar groups at the national, state and local levels. We believe participation in these associations is important in the Company’s role as an industry leader and as an active member of the business communities in which we operate. While not our primary motivation for joining or maintaining our memberships, many trade associations actively engage in lobbying on issues that impact their respective members. We believe it is important to be engaged with these organizations so our positions on issues of importance to the Company can be expressed. We take seriously our leadership in the industry by maintaining an active role in our trade associations and have executives, technical experts and other personnel serving in various leadership and support roles within such groups. Each year our executive management undertakes a review of trade association memberships and assesses the effectiveness of the respective groups and the utility of our new or continued participation and our Corporate Governance and Nominating Committee has oversight of annual payments to such groups in excess of $50,000.

Visitors to our “Political Engagement and Disclosure” page on the Company website are able to directly access:

•	federal lobbying reports that MPC files quarterly with the Office of the Clerk of the U.S. House of Representatives and links to state lobbying report databases;

•	itemized lists of corporate political contributions in an interactive map format;

•	itemized lists of employee political action committee (PAC) contributions in an interactive map format;

•	a list of trade associations to which MPC or its subsidiaries paid annual dues in excess of $50,000 in 2016;

•	statements on key positions MPC has taken on important regulatory and legislative issues; and

•	a statement of philosophy and purpose that includes several embedded links, including to public sources of information.

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The federal lobbying reports and itemized corporate and PAC contributions available on our website are included for a period of five years. We have included a representative sample of our voluntary disclosures below.

Evaluating Board and Committee Effectiveness

Our Corporate Governance and Nominating Committee oversees an annual Board and committee self-evaluation process that involves the opportunity for each member of the Board to complete detailed surveys designed to assess the effectiveness of the Board as a whole and, separately, the effectiveness of each of its committees. The surveys seek feedback on Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management, and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Principles and the respective committee charters.

Along with these surveys, each director is asked to review the Corporate Governance Principles and the charter of each committee on which he or she serves, and to offer comments and revision suggestions as deemed appropriate. Summary reports of survey results are compiled and provided to the directors. Our Chairman and CEO and Lead Director lead a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Corporate Governance and Nominating Committee views this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, as providing a meaningful assessment tool and a forum for discussing areas for improvement.

Director Identification and Selection

The processes for director selection and the establishment of director qualifications are set forth in Article III of our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Board has delegated the director recruiting process to the Corporate Governance and Nominating Committee with input from our Chairman and CEO and Lead Director. Our Corporate Governance and Nominating Committee may work with a third-party professional search firm to review director candidates and their credentials. At least one member of the

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Corporate Governance and Nominating Committee and our Chairman and CEO are expected to meet with each potential director candidate as part of the recruiting process. The foregoing recruiting process applies to nominees recommended by our Corporate Governance and Nominating Committee, as well as nominees recommended by shareholders in accordance with our Bylaws and applicable law.

The criteria for selecting new directors include the following:

•	their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in our Corporate Governance Principles;

•	their business or professional experience;

•	their integrity and judgment;

•	their record of public service;

•	their ability to devote sufficient time to the affairs of the Company;

•	the diversity of backgrounds and experiences they bring to the Board; and

•	the needs of the Company from time to time.

Directors should also be individuals of substantial accomplishment and experience with demonstrated leadership capabilities, and the ability to represent all shareholders as opposed to a specific constituency. The Corporate Governance and Nominating Committee Charter also gives the Committee the authority to retain and terminate any search firm used to identify director candidates, including the authority to approve the search firm’s fees and other retention terms.

The Board’s Role in Risk Oversight

Responsibility for risk oversight rests with our Board of Directors and the committees of the Board. Our Audit Committee assists our Board in fulfilling its oversight responsibilities by regularly reviewing risks associated with financial and accounting matters, as well as those related to financial reporting. In this regard, our Audit Committee monitors compliance with regulatory requirements and internal control systems. Our Audit Committee reviews risks associated with financial strategies and the capital structure of the Company. Our Audit Committee also reviews the process by which enterprise risk management is undertaken by the Company.

Our Compensation Committee assists the Board with risk oversight through its review of compensation programs to help ensure such programs do not encourage excessive risk-taking. The Compensation Committee reviews base compensation levels, incentive compensation and succession plans to confirm the Company has appropriate practices in place to support the retention and development of the employees necessary to achieve the Company’s business goals and objectives.

The Board receives regular updates from these committees regarding their activities and also reviews risks of a more strategic nature. Key risks associated with the strategic plan of the Company are reviewed annually at a designated strategy meeting of the Board and on an ongoing basis periodically throughout the year.

While our Board and its committees oversee risk management, the senior management team of the Company is charged with managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, as well as monitoring the performance of risk mitigation strategies. The governance of this process is effected through the executive sponsorship of our CEO and CFO, and is led by an enterprise risk manager, and officers and senior managers responsible for working across the business to manage enterprise level risks and identify emerging risks. These leaders meet routinely and provide regular updates to our Board and its committees throughout the year.

Corporate Governance Principles

Our Corporate Governance Principles are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Corporate Governance Principles provide the functional framework of our Board of Directors, including its roles and responsibilities. These principles also address director independence, committee composition, the presiding and lead director positions, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, our Board of Directors does not have a policy requiring the roles of chairman of the board and chief executive officer to be filled by separate persons or a policy requiring the chairman of the board to be a non-employee director. Our Board will make determinations about leadership structure based on what it believes is best for the Company given specific circumstances. The Board views its active engagement in the process of assessing specific risks through the involvement of our Audit and Compensation Committees, assessing more strategic risks at its annual strategy review meeting and assessing operational and other risks periodically with members of our senior management as providing the desired level of oversight and accountability for our current leadership structure. Effective with the retirement of our former Chairman, Thomas J. Usher, at the conclusion of the 2016 Annual Meeting, the Board appointed Gary R. Heminger as Chairman of the Board and David A. Daberko as Lead Director.

page 18 / Marathon Petroleum Corporation Proxy Statement

On February 24, 2016, our Board of Directors amended our Corporate Governance Principles to include responsibilities of the Lead Director. The Lead Director’s responsibilities include, but are not limited to:

•	consulting with the Chairman and CEO to include on the agenda for Board meetings any matters requested by the Lead Director;

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman and CEO, including presiding over all executive sessions of the independent directors;

•	serving as liaison between the Chairman and CEO and the independent directors;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors;

•	coordinating the agenda for moderating sessions of the Board’s independent directors; and

•	being available for direct communication from significant stockholders.

Our Board has determined that due to Mr. Heminger’s extensive knowledge of all aspects of MPC’s business as its President and Chief Executive Officer, Mr. Heminger is in the best position at this time to lead the Board of Directors as its Chairman, and Mr. Daberko is in the best position to serve in the capacity as Lead Director. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process.

Communications with the Board of Directors

All interested parties, including shareholders, may communicate directly with our non-employee directors by submitting a communication in an envelope addressed to the “Board of Directors (non-employee members)” in care of the Company’s Corporate Secretary, 539 South Main Street, Findlay, OH 45840. Additionally, employees of the Company may communicate with the non-employee directors by following the procedures set forth in our Code of Business Conduct. Communications with our Audit, Compensation, and Corporate Governance and Nominating Committee chairpersons may be made by sending an email to:

•	auditchair@marathonpetroleum.com;

•	compchair@marathonpetroleum.com; or

•	corpgovchair@marathonpetroleum.com.

Interested parties, including shareholders, may communicate with the non-employee directors, individually or as a group, by sending an email to non-managedirectors@marathonpetroleum.com.

Our Corporate Secretary will forward to the directors all communications that, in the Secretary’s judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct

Our Code of Business Conduct is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Business Conduct.” The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Ethics for Senior Financial Officers.” This Code of Ethics applies to our CEO, CFO, Vice President and Controller, Treasurer and other persons performing similar functions, as well as to those designated as Senior Financial Officers by our CEO or our Audit Committee.

Under this Code of Ethics, these Senior Financial Officers shall, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company;

•	comply with applicable laws, governmental rules and regulations, including insider trading laws; and

•	promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee and to the appropriate person or persons identified in our Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

Our Code of Ethics for Senior Financial Officers further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Marathon Petroleum Corporation Proxy Statement / page 19

Compensation of Directors

Our Board of Directors determines annual retainers and other compensation for non-employee directors. Directors who are employees of MPC and its subsidiaries receive no compensation for their service on the Board. For 2016, the annual retainers and other compensation were established at the levels set forth below.

Form of Compensation	Lead Director ($)	Audit Committee Chair ($)	Compensation Committee Chair ($)	Corporate Governance and Nominating Committee Chair ($)	All Other Directors ($)
Cash Retainer	175,000	150,000	150,000	150,000	150,000
Committee Chair Fees	—	15,000	15,000	10,000	—
Deferred Equity Awards	150,000	150,000	150,000	150,000	150,000
Total	325,000	315,000	315,000	310,000	300,000

Directors did not receive meeting fees for attendance at Board or committee meetings in 2016. Non-employee directors, other than the Lead Director, received an annual cash retainer of $150,000. The Lead Director received a prorated annual cash retainer of $175,000. Each of the chairs of the principal committees of the Board also received an annual committee chair fee for their respective leadership roles. All non-employee directors received annual deferred equity awards valued at $150,000. The annual deferred equity awards granted in 2016 to the non-employee directors were granted in the form of MPC restricted stock units valued at $135,000 and MPLX phantom units valued at $15,000. Prior to the 2016 Annual Meeting, our former non-employee Chairman of the Board, who retired at the conclusion of the 2016 Annual Meeting, received a prorated annual cash retainer of $350,000 and prorated equity awards valued at $150,000. In 2017, the Board formed a special committee comprised entirely of independent directors to evaluate strategic and financial alternatives for Speedway. Each member of the Special Committee will receive a one-time cash retainer of $25,000 in 2017.

In 2016, the annual deferred equity awards in the form of MPC restricted stock units and MPLX phantom units were credited to unfunded accounts based on the closing stock price of MPC common stock and the closing unit price of MPLX common units on the grant dates. When dividends were paid on MPC common stock and distributions were paid on MPLX common units, non-employee directors received, respectively, dividend equivalents in the form of additional MPC restricted stock units and distribution equivalents in the form of additional MPLX phantom units. The deferred MPC restricted stock units and deferred MPLX phantom units are payable in shares of MPC common stock and MPLX common units, respectively, only upon a director’s departure from the Board.

In addition, three of our non-employee directors, Messrs. Daberko, Semple and Surma, serve on the board of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, and receive compensation for that board service. Their annual cash retainers and deferred equity awards received as compensation for MPLX GP LLC board service in 2016 are reflected in the “2016 Director Compensation Table” on Page 21.

Each year, non-employee directors have the opportunity to defer up to 100 percent of their annual cash compensation into an unfunded account. This deferred cash account may be invested in certain notional investment options offered under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors, which generally mirror the investment options offered to employees under our thrift plan except that there is no option to invest in MPC common stock. When a director who has deferred cash compensation departs from the Board, he or she receives cash from the deferred account in a lump sum.

Under our matching gifts program, non-employee directors are eligible to have up to $10,000 of their contributions to certain tax-exempt educational institutions matched by the Company each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. Each of the non-employee directors, including the Lead Director, is expected to hold three times the value of such director’s annual cash retainer in MPC common stock. Directors have five years from the commencement of their service on the Board to satisfy these guidelines, and restricted stock unit awards are credited toward these guidelines.

page 20 / Marathon Petroleum Corporation Proxy Statement

2016 Director Compensation Table

The following table and footnotes provide information regarding the compensation earned by or paid to the Company’s non-employee directors in the 12 months ended December 31, 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Abdulaziz F. Alkhayyal(4)	27,310	27,310	—	—	—	—	54,620
Evan Bayh	150,000	150,000	—	—	—	—	300,000
Charles E. Bunch	150,000	150,000	—	—	—	10,000	310,000
David A. Daberko	249,464	225,000	—	—	—	10,000	484,464
Steven A. Davis	150,000	150,000	—	—	—	10,000	310,000
William L. Davis(5)	51,868	48,626	—	—	—	—	100,494
Donna A. James	158,984	150,000	—	—	—	10,000	318,984
James E. Rohr	165,000	150,000	—	—	—	10,000	325,000
Frank M. Semple(6)	37,297	37,297	—	—	—	2,467	77,061
John W. Snow	150,000	150,000	—	—	—	—	300,000
John P. Surma	231,786	225,000	—	—	—	—	456,786
Thomas J. Usher(5)(7)	113,462	48,626	—	—	—	20,000	182,088
(1)	The amounts shown in this column reflect the non-employee director and Lead Director cash retainers and committee chair fees earned or paid for Board service from January 1, 2016, through December 31, 2016. Directors are eligible to defer up to 100 percent of their annual cash compensation. For Messrs. Daberko, Semple and Surma, the amounts shown in this column include cash retainers earned or paid for MPLX GP LLC Board service from January 1, 2016, through December 31, 2016.

(2)	The amounts shown in this column reflect the aggregate grant date fair value, as calculated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (FASB ASC Topic 718), for MPC restricted stock unit awards and MPLX phantom unit awards granted to the non-employee directors in 2016. All MPC restricted stock unit awards and MPLX phantom unit awards are deferred until departure from the Board, and dividend and distribution equivalents, as applicable, in the form of additional MPC restricted stock unit awards and additional MPLX phantom unit awards are credited to non-employee director deferred accounts as and when dividends and distributions are paid on MPC common stock and MPLX common units, respectively. The aggregate number of MPC restricted stock unit awards credited for MPC Board service and outstanding as of December 31, 2016, for each non-employee director, is as follows: Mr. Alkhayyal, 559; Mr. Bayh, 26,737; Mr. Bunch, 4,139; Mr. Daberko, 140,360; Mr. S.A. Davis, 11,408; Ms. James, 26,737; Mr. Rohr, 11,408; Mr. Semple, 532; Mr. Snow, 76,326; and Mr. Surma, 26,737. For Messrs. Daberko and Snow, the aggregate number of MPC restricted stock unit awards outstanding as of December 31, 2016, includes replacement awards received for prior service on the Board of Directors of Marathon Oil. The aggregate number of MPLX phantom unit awards credited for MPC Board service and outstanding as of December 31, 2016, for each non-employee director is as follows: Ms. James and Messrs. Bayh and Snow, 1,563 each; Messrs. S.A. Davis and Rohr, 1,277 each; Mr. Bunch, 594; and Mr. Alkhayyal, 87. For Messrs. Daberko, Semple and Surma, who also serve on the MPLX GP LLC Board of Directors, the aggregate number of MPLX phantom unit awards credited for MPC Board service and MPLX GP LLC Board service and outstanding as of December 31, 2016, is as follows: Messrs. Daberko and Surma, 9,115 each; and Mr. Semple, 439.

(3)	The amounts shown in this column reflect contributions made on behalf of Ms. James and Messrs. Bunch, Daberko, S.A. Davis, Rohr, Semple and Usher to educational institutions under our matching gifts program. This column does not include perquisites or personal benefits provided to our non-employee directors. To the extent provided, the aggregate amount of perquisites and personal benefits provided to any non-employee director in 2016 was less than $10,000.

(4)	Mr. Alkhayyal joined the Board on October 26, 2016.

(5)	Messrs. W.L. Davis and Usher served on the Board until their respective retirements, which were effective at the conclusion of our 2016 Annual Meeting held on April 27, 2016. In July 2016, Mr. W.L. Davis received a distribution of MPC common stock from his deferred equity account valued at $5,110,873, cash in lieu of a fractional share of MPC common stock in the amount of $25, MPLX common units from his deferred equity account valued at $39,238, and cash in lieu of a fractional MPLX common unit in the amount of $18. In July 2016, Mr. Usher received a distribution of MPC common stock from his deferred equity account valued at $2,351,762, cash in lieu of a fractional share of MPC common stock in the amount of $4, MPLX common units from his deferred equity account valued at $39,238, cash in lieu of a fractional MPLX common unit in the amount of $19, and $68,236 in cash deferred during his prior service on the Board of Directors of Marathon Oil.

(6)	Mr. Semple became a non-employee director effective with his retirement from his MPLX GP LLC executive position effective October 31, 2016.

(7)	The amounts shown for Mr. Usher reflect a prorated 2016 annual cash retainer of $350,000 and prorated annual equity awards valued at $150,000 for his role as Chairman of the Board. He retired at the conclusion our 2016 Annual Meeting held on April 27, 2016.

Marathon Petroleum Corporation Proxy Statement / page 21

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Proposals of the Board

Our Board will present the following proposals at the Annual Meeting:

Proposal No. 1 – Election of Class III Directors

Our Restated Certificate of Incorporation provides that the Board shall fix the number of directors at no fewer than three and no more than 12. Our Board of Directors currently consists of 12 directors and is divided into three classes of equal size. Directors are elected by shareholders for terms of three years and hold office until their successors are duly elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2018, 2019 and 2017, respectively.

Messrs. S.A. Davis, Heminger and Surma are currently Class III directors whose terms are expiring at the Annual Meeting. All three have been nominated by the Board for re-election, to serve as Class III directors through the 2020 Annual Meeting. Mr. Snow has not been nominated to stand for re-election as he is retiring pursuant to our retirement policy. Mr. Stice — who currently serves as a Class I director — has been nominated for election as a Class III director.

On February 22, 2017, our Board fixed the number of directors at 11, effective at the conclusion of the Annual Meeting. If all four Class III director nominees are elected, the Board of Directors will consist of 11 directors, with three directors in Class I, four directors in Class II, and four directors in Class III. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.

Our Bylaws describe the procedures that must be followed by a shareholder of record seeking to nominate someone for election as a director. Such procedures generally require notice be received by our Corporate Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s annual meeting of shareholders. The Company’s shareholder proxy access bylaw provisions enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement. Under these provisions, notice must be received by our Corporate Secretary at least 120 days, but not more than 150 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s annual meeting of shareholders. Our Bylaws describe the procedures that must be followed by a shareholder, or group of shareholders, seeking to make director nominations. As set forth in our Bylaws, a notice must contain certain information about the nominee, including his or her age, address, citizenship, occupation and share ownership, as well as the name, address and share ownership of the shareholder giving the notice.

As explained earlier in the “Questions and Answers” section of this Proxy Statement, directors will be elected by a majority voting standard at the Annual Meeting.

Our Board of Directors recommends you vote FOR the Nominees for Class III Director in Proposal No. 1.

page 22 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Our Board of Directors recommends you vote for the Nominees for Class III Director in Proposal No. 1.

Nominees for Class III Directors – Current Terms Expiring in 2017:

Steven A. Davis	MPC Director since: 2013 Age 58

•  Board Member; Former Chairman and CEO, Bob Evans Farms, Inc.

Mr. Davis serves on the boards of directors of Sonic Corporation, the largest chain of drive-in restaurants in America, and Albertsons Companies, Inc., the second largest retail grocery chain in the United States. Mr. Davis served as the chairman and chief executive officer of Bob Evans Farms, Inc., a foodservice and consumer products company, from May 2006 to December 2014. He previously served on the board of directors for Walgreens Boots Alliance, Inc., a global retail pharmacy and healthcare company from 2009 to 2015. Prior to joining Bob Evans Farms in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s and A&W All-American Food Restaurants.

In addition, he held senior executive and operational positions at Yum! Brands’ Pizza Hut division and at Kraft General Foods. Mr. Davis holds a bachelor of science degree in business administration from the University of Wisconsin at Milwaukee and a master’s degree in business administration from the University of Chicago.

As the former chairman and chief executive officer of a large foodservice and consumer products company, Mr. Davis has a wealth of experience in marketing products, managing a network of branded retail locations and dealing with the operational challenges presented by a customer service-oriented line of business. He also has expertise in mergers and acquisitions, management development, operations and sales and marketing. His current and former service on other boards of directors of public companies also informs his perspective. As a former chairman and corporate chief executive, Mr. Davis brings to our Board a relevant skill set developed through his direct responsibilities in overseeing the operations and financial performance of a large public company, and his diverse board experience on multiple Fortune 250 companies.

Other Current Public Company Directorships:

•  Sonic Corp.

Recent Past Directorships:

•  Bob Evans Farms, Inc.

•  Walgreens Boots Alliance, Inc.

Gary R. Heminger	MPC Director since: 2011 Age 63

•  Chairman, President and CEO Marathon Petroleum Corporation

Mr. Heminger is chairman of the board, president and chief executive officer of Marathon Petroleum Corporation. He is also chairman of the board and chief executive officer of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, and a member of the board of directors of Fifth Third Bancorp. Mr. Heminger serves on the boards of directors and executive committees of the American Petroleum Institute (API) and the American Fuel and Petrochemicals Manufacturers (AFPM) and on the board of directors of JobsOhio. He is also a member of the Oxford Institute for Energy Studies. He is past-chairman of the board of trustees of Tiffin University. Mr. Heminger joined Marathon in 1975. Early in his career, he served in various finance and administration roles, as well as in Auditing and Marketing. From 1995 to 1996, he served as president of Marathon Pipe Line Company. He assumed the position of manager, Business Development and Joint Interest of Marathon Oil Company in November 1996. Mr. Heminger was named vice president of Business Development for Marathon Ashland Petroleum LLC

upon its formation in 1998, and senior vice president, Business Development in 1999. In January 2001, he was named executive vice president, Supply, Transportation and Marketing. Mr. Heminger was appointed president of Marathon Petroleum Company LLC, a wholly owned subsidiary of Marathon in September 2001. In addition, he was named executive vice president – Downstream of Marathon Oil Corporation, in September 2001. He was named president and chief executive officer of Marathon Petroleum Corporation on July 1, 2011, and to his current position as Chairman in 2016. Mr. Heminger earned a bachelor’s degree in accounting from Tiffin University in 1976. He earned a master’s degree in business administration from the University of Dayton in 1982. He is a graduate of the Wharton School Advanced Management Program at the University of Pennsylvania.

Mr. Heminger has extensive knowledge of all aspects of our business. As our chief executive officer, he leverages that expertise in advising on the strategic direction of the Company and apprising our Board on issues of significance to both our Company and our industry. Through his many years of service with the Company in numerous leadership roles, he is also specifically qualified to speak to the Company’s history and culture, which is useful to the Board’s understanding for long-term planning and opportunities for growth. Mr. Heminger also serves on one outside public company board of directors, which affords him a fresh perspective on management and governance. Mr. Heminger brings to our Board energy industry expertise, a great breadth of transactional experience and an intimate knowledge of our Company.

Other Current Public Company Directorships:

•  Fifth Third Bancorp

•  MPLX GP LLC

Recent Past Directorships:

•  None

Marathon Petroleum Corporation Proxy Statement / page 23

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Nominee for Class III Director:

John P. Surma	MPC Director since: 2011 Age 62

•  Retired Chairman and CEO, United States Steel Corporation

Mr. Surma is a member of the boards of directors of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, Ingersoll-Rand plc and Concho Resources Inc. He serves as the chairman of the board of directors of the Federal Reserve Bank of Cleveland. He is also the chairman of the board of directors of the National Safety Council and is a member of the University of Pittsburgh Medical Center board. At the appointment of President Barack Obama, Mr. Surma served on the President’s Advisory Committee for Trade Policy and Negotiations from September 2010 to September 2014, and was its vice chairman. Mr. Surma retired as the chief executive officer of United States Steel Corporation, an integrated steel producer, in September 2013, and as executive chairman in December 2013. Prior to joining United States Steel, Mr. Surma served in several executive positions with Marathon Oil Corporation. He was named senior vice president, Finance & Accounting of Marathon Oil Company in 1997, president, Speedway SuperAmerica LLC in 1998, senior vice president, Supply & Transportation of Marathon Ashland Petroleum LLC in 2000 and president of Marathon Ashland Petroleum LLC in 2001. Prior to joining Marathon, Mr. Surma worked for Price Waterhouse LLP where he was admitted to the partnership in 1987. In 1983, Mr. Surma participated in the President’s Executive Exchange Program in Washington, D.C., where he served as executive staff assistant to the vice chairman of the Federal Reserve Board. Mr. Surma earned a bachelor of science degree in accounting from Pennsylvania State University in 1976.

As the retired chairman and chief executive officer of a large industrial firm, Mr. Surma has direct insight into many of the same opportunities, risks and challenges faced by our Company. His public accounting background also equips him with an understanding of public company financial reporting requirements that is useful in carrying out his oversight function as a member of our Board and our Audit Committee. His current and former service on other public company boards of directors, including in the energy sector, affords him a perspective that is particularly valuable and informs his service as Chair of our Corporate Governance and Nominating Committee. Mr. Surma brings to our Board his significant experience in public accounting and in executive leadership in the energy and steel industries.

Other Current Public Company Directorships:

•  Concho Resources Inc.

•  Ingersoll-Rand plc

•  MPLX GP LLC

Recent Past Directorships:

•  Bank of New York Mellon

•  United States Steel Corporation

Nominee for Class III Director - Reclassification from Class I:

J. Michael Stice	MPC Director since: 2017 Age 57

•  Dean of the Mewbourne College of Earth & Energy, The University of Oklahoma

Mr. Stice has served as the Dean of the Mewbourne College of Earth & Energy at The University of Oklahoma since August 2015. He also serves on the board of directors of U.S. Silica Holdings, Inc., a leading silica sand supplier. Mr. Stice retired as the chief executive officer of Access Midstream Partners L.P., a gathering and processing master limited partnership, in 2014 and from its board of directors in 2015. He had served as Access Midstream’s and Chesapeake Midstream Partners, L.P.’s chief executive officer since 2009, and as president and chief operating officer of Chesapeake Midstream Development, L.P., a wholly owned subsidiary of Chesapeake Energy Corporation and as senior vice president of natural gas projects of Chesapeake Energy Corporation since 2008. Stice began his career in 1981 with Conoco, working in a variety of positions of increasing responsibility. He was named president of ConocoPhillips Qatar in 2006. Mr. Stice holds a bachelor’s degree in chemical engineering from the University of Oklahoma, a master’s degree in business from Stanford University and a doctorate in education from George Washington University.

Mr. Stice has extensive experience with MLPs, including as the chief executive officer of one of the largest publicly traded gathering and processing MLPs, and previously served on the board of directors of MarkWest Energy Partners, L.P., which was acquired by MPLX in 2015. He has 35 years of experience in the upstream and midstream gas businesses. Additionally, Mr. Stice has served on other public company boards of directors.

Other Current Public Company Directorships:

• U.S. Silica Holdings, Inc.

Recent Past Directorships:

•  Access Midstream Partners GP,  L.L.C.

•  MarkWest Energy GP L.L.C.

•  SandRidge Energy, Inc.

•  Williams Partners GP LLC

page 24 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Continuing Class I Directors – Current Terms Expiring in 2018:

David A. Daberko	MPC Director since: 2011 Age 71

•  Lead Director, Marathon Petroleum Corporation

Mr. Daberko serves as the Lead Director of Marathon Petroleum Corporation and on the boards of directors of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, and RPM International Inc. Mr. Daberko joined National City Bank in 1968, and went on to hold a number of management positions with National City. In 1987, Mr. Daberko was elected deputy chairman of National City Corporation, a financial services corporation, which is now a part of The PNC Financial Services Group, Inc., and president of National City Bank in Cleveland. He served as president and chief operating officer of National City Corporation from 1993 until 1995, when he was named chairman of the board and chief executive officer.

He retired as chief executive officer in June 2007 and as chairman of the board in December 2007. Mr. Daberko holds a bachelor’s degree from Denison University and a master’s degree in business administration from Case Western Reserve University.

With nearly 40 years of experience in the banking industry, including 12 years as the chairman and chief executive officer of a large financial services corporation, Mr. Daberko has extensive knowledge of the financial services and investment banking sectors. He draws upon the depth of his expertise in accounting and financial management processes in his role on our Audit Committee and in serving as one of our named “audit committee financial experts.” He also has considerable experience from his service as a member of other public company boards of directors, including within the energy industry. Mr. Daberko brings to his role as our Lead Director his knowledge of public company financial reporting requirements and an understanding of the energy business.

Other Current Public Company Directorships: • MPLX GP LLC • RPM International Inc. Recent Past Directorships: • Williams Partners GP LLC

Donna A. James	MPC Director since: 2011 Age 59

•  Managing Director, Lardon & Associates, LLC

Ms. James is managing director of Lardon & Associates, LLC, a business and executive advisory services firm. She is a member of the boards of directors of L Brands, Inc., Boston Scientific Corp. and FIS Group, Inc. Additionally, Ms. James is the founder and chair of The Center for Healthy Families in Columbus, Ohio, and is a former chair of the National Women’s Business Council. Before starting Lardon & Associates, Ms. James served in leadership positions with Nationwide Insurance and Financial Services, including as president of Nationwide Strategic Investments. Prior to that, she was executive vice president and chief administrative officer and held other executive positions at Nationwide, including that of executive vice president and chief human resources officer. Her responsibilities included leading several U.S. and internationally based subsidiary companies, a venture capital fund and new business development teams with responsibility for emerging opportunities in financial services. Ms. James graduated from North Carolina Agricultural and Technical State University with a bachelor of science degree in accounting. She is a non-practicing CPA.

As a former senior executive in the insurance industry, Ms. James has expertise in finance, accounting, public company financial reporting requirements and business development. She also draws upon her broad executive experience in providing insight on matters of corporate management and talent acquisition. As a current and former member of other public company boards of directors, and as one of our named “audit committee financial experts,” Ms. James brings to her service on our Board and as the Chair of our Audit Committee a valuable perspective on many of the topics impacting our business, including financial reporting, risk management, business strategy and human resources.

Other Current Public Company Directorships:

•  Boston Scientific Corp.

•  L Brands, Inc.

Recent Past Directorships:

•  CNO Financial Group, Inc.

•  Coca-Cola Enterprises, Inc.

•  Time Warner Cable Inc.

Marathon Petroleum Corporation Proxy Statement / page 25

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

James E. Rohr	MPC Director since: 2013 Age 68

•  Retired Chairman and CEO, The PNC Financial Services Group, Inc.

Mr. Rohr serves on the boards of directors of Allegheny Technologies Incorporated, EQT Corporation, General Electric Company and ECHO Realty, LP. Additionally, he is on the board of directors of The Heinz Endowments, is chairman of the board of trustees of Carnegie Mellon University and a member of the boards of trustees of the University of Notre Dame and the Dietrich Foundation, and is a past chairman of the Pittsburgh Cultural Trust. He is also a board member emeritus of the Salvation Army and a member of the Allegheny Foundation. Mr. Rohr joined The PNC Financial Services Group, Inc., a financial services company, in 1972. After serving in various capacities of increasing responsibility and in several leadership roles, he was named chief executive officer in 2000. Mr. Rohr oversaw PNC’s expansion into new markets and led PNC to record growth. After more than 40 years of service with the company, he retired as chief executive officer in April 2013 and as executive chairman of the board in April 2014. Mr. Rohr earned a bachelor of arts degree from the University of Notre Dame in 1970 and a master’s degree in business administration from The Ohio State University in 1972.

As the former chairman and chief executive officer of a large diversified financial services company, Mr. Rohr has proven leadership abilities in managing a complex business. His understanding of financial markets and his strategic vision are of particular value to the Company. Mr. Rohr serves on other public company boards of directors across a diverse range of business and industry sectors. He is uniquely positioned to offer guidance on the risk management oversight function of the Board, as well as in areas such as capital allocation, the evaluation of the capital structure of the Company and shareholder relations. Mr. Rohr brings considerable financial acumen and leadership ability to his service on our Board and as the Chair of our Compensation Committee.

Other Current Public Company Directorships:

•  Allegheny Technologies Incorporated

•  EQT Corporation

• General Electric Company

Recent Past Directorships:

•  BlackRock, Inc.

•  The PNC Financial Services Group, Inc.

page 26 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Continuing Class II Directors – Current Terms Expiring in 2019:

Abdulaziz F. Alkhayyal	MPC Director since: 2016 Age 63

•   Retired Senior Vice President, Industrial Relations, Saudi Aramco

Mr. Alkhayyal serves on the boards of directors of Halliburton Company and the International Youth Foundation. Mr. Alkhayyal joined Saudi Aramco, the Saudi Arabian national petroleum and natural gas company, in 1981, where he served in various company field operations. From 1993 to 1996, he served as a member of general management, and was then named vice president, Sales and Marketing in 1996, vice president Employee Relations and Training in 1997 and vice president, Corporate Planning in 1998. He was appointed senior vice president, International Operations in 2000, where he was responsible for the development of Saudi Aramco’s downstream international business. Mr. Alkhayyal was named senior vice president, Refining, Marketing and International in 2001 and senior vice president industrial relations in 2007. He served in this position until his retirement from Saudi Aramco in

2014. Mr. Alkhayyal received a bachelor’s degree in mechanical engineering in 1977, and a master’s degree in business administration in 1979, both from the University of California, Irvine. He attended the Advanced Management Program at the University of Pennsylvania in 1995.

Mr. Alkhayyal has exceptional oil and gas knowledge, including significant international business experience in the energy industry. He served as an executive with the world’s largest producer of crude oil, which has given him unique insight into global energy markets. In addition, Mr. Alkhayyal’s service on another public company board, where he is a member of the Health, Safety and Environment and the Nominating and Corporate Governance Committees provides him with additional insight that informs his service on our Board.

Other Current Public Company Directorships: • Halliburton Company Recent Past Directorships: • None

Evan Bayh	MPC Director since: 2011 Age 61

•   Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP

Senator Bayh is a senior advisor with Apollo Global Management, a leading global alternative asset management firm, and a partner with McGuireWoods LLP, a global diversified law firm. He is also a member of the boards of directors of Berry Plastics Group, Inc., Fifth Third Bancorp and RLJ Lodging Trust. As a former U.S. senator and the governor of Indiana, Senator Bayh has held numerous leadership positions. He was elected as Indiana’s secretary of state in 1986 and as its governor in 1988. After two terms as governor, Mr. Bayh was elected to the U.S. Senate where he served for 12 years. Senator Bayh’s committee assignments included Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. During his time in office, he focused on job creation, national security, small business growth and many other critical domestic issues. Senator Bayh graduated with a bachelor’s degree in business economics from Indiana University in 1978 and a juris doctor degree from the University of Virginia in 1981.

Senator Bayh served as an elected official at the statewide or federal level for more than two decades, first as the governor of the state of Indiana and later as a U.S. senator. As Indiana’s governor, Senator Bayh led large organizations with thousands of employees and oversaw budgets in the billions of dollars. During his time in the U.S. Senate, he served on the Banking Committee and as chairman of the International Trade and Finance Subcommittee. He now leverages his professional expertise as an advisor in private equity markets. His service on other public company boards of directors also exposes him to various industries and management approaches. Senator Bayh brings to our Board a depth of public and private sector experience and offers a unique perspective on matters of government regulation, risk management, finance, corporate governance and leadership.

Other Current Public Company Directorships:

•   Berry Plastics Group, Inc.

•   Fifth Third Bancorp

•   RLJ Lodging Trust

Recent Past Directorships:

•   None

Marathon Petroleum Corporation Proxy Statement / page 27

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Charles E. Bunch	MPC Director since: 2015 Age 67

•  Retired Chairman and CEO, PPG Industries, Inc.

Mr. Bunch serves on the boards of directors of ConocoPhillips, Mondelez International, Inc. and The PNC Financial Services Group, Inc. Mr. Bunch joined PPG Industries, a global supplier of paints, coatings and other materials, in 1979, and held various positions in finance and planning, marketing, and general management in the United States and Europe. He later served as senior vice president of strategic planning and corporate services and executive vice president, Coatings. He was named president, chief operating officer and board member in 2002, and chairman and CEO in 2005. He retired as chief executive officer in 2015, and as chairman of the board in 2016. Mr. Bunch received a bachelor’s degree in international affairs from Georgetown University and a master’s degree in business administration from the Harvard University Graduate School of Business Administration.

As the former chairman and chief executive officer of a large, multinational company, and a member of the boards of directors of ConocoPhillips, PNC and Mondelez, Mr. Bunch’s areas of expertise include an in-depth knowledge of the petroleum industry, the financial services industry, organizational and operational management, capital allocation and manufacturing. In addition, Mr. Bunch has a deep understanding of the U.S. economy and corporate finance. His current and former service on other boards of directors of public companies, including in the petroleum industry and the financial industry, have also provided him exposure to varying approaches to governance and leadership across several industry sectors.

Other Current Public Company Directorships:

•  ConocoPhillips

•  Mondelez International, Inc.

•  The PNC Financial Services Group, Inc.

Recent Past Directorships:

•  H.J. Heinz Company

•  PPG Industries, Inc.

Frank M. Semple	MPC Director since: 2015 Age 65

•  Retired Chairman, President and CEO, MarkWest Energy Partners, L.P.

Mr. Semple serves on the board of directors of MPLX GP LLC, a wholly owned indirect subsidiary of MPC. He was appointed to our Board in fulfillment of our commitment under the merger agreement between MPLX and MarkWest to appoint one director to our Board effective at the close of the merger. Mr. Semple served as vice chairman of MPLX GP LLC from the time of the MPLX/MarkWest Merger in 2015, until his retirement in 2016. He joined MarkWest in 2003, as president and chief executive officer, and was elected chairman of the board in 2008. Prior to joining MarkWest, Mr. Semple completed a 22-year career with The Williams Companies, Inc. and WilTel Communications. He served as the chief operating officer of WilTel Communications, senior vice president/general manager of Williams Natural Gas Company, vice president of operations and engineering for Northwest Pipeline

Company and division manager for Williams Pipe Line Company. Prior to his time with Williams, Mr. Semple served in the United States Navy. Mr. Semple earned a bachelor’s degree in mechanical engineering from the United States Naval Academy and has completed the Program for Management Development at Harvard Business School.

As the former chairman and chief executive officer of MarkWest, the master limited partnership acquired by MPLX, Mr. Semple has proven leadership abilities in managing a complex business and a deep understanding of the midstream sector. Mr. Semple has significant experience regarding operations, strategic planning, finance and corporate governance matters.

Other Current Public Company Directorships: • MPLX GP LLC Recent Past Directorships: • MarkWest Energy GP, L.L.C.

page 28 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS

Retiring Director:

John W. Snow, a member of our Compensation Committee and our Corporate Governance and Nominating Committee, will retire from the Board effective April 26, 2017. Mr. Snow has served as a director of our Board since Marathon Petroleum’s inception as an independent company in 2011. Mr. Snow was appointed to the board of directors of Marathon Oil’s predecessor, USX Corporation, in March 1995, and served until December 2001. President George W. Bush nominated Mr. Snow to be Secretary of the Treasury in January 2003, and he was unanimously confirmed to the position by the United States Senate. After leaving that office in 2006, Mr. Snow served on the Marathon Oil board until our Spinoff. Mr. Snow was instrumental in the formation of our Company and our success as a new publicly traded company. We are grateful for his leadership and vision and thank him for his distinguished service.

John W. Snow	Non-Executive Chairman, Cerberus Capital Management, L.P. Age 77

Mr. Snow is the non-executive chairman of Cerberus Capital Management, L.P. He is also a member of the boards of directors of Armada Hoffler Properties, Inc., Dominion Midstream Partners, LP. and Afiniti. Mr. Snow was sworn into office as U.S. Secretary of the Treasury in February 2003, where he served until leaving office in June 2006.

Prior to becoming Secretary of the Treasury, he served as chairman and chief executive officer of CSX Corporation. He also held several high-ranking positions in the Department of Transportation during the Ford administration. Mr. Snow is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement.

Mr. Snow graduated with a bachelor’s degree from the University of Toledo in 1962. He also holds a master’s degree from Johns Hopkins University, a doctorate in economics from the University of Virginia and a juris doctor degree from George Washington University.

Through his role as chairman of a leading private investment firm and his experience as the U.S. Secretary of the Treasury and as the chairman and chief executive officer of a large public company, Mr. Snow is uniquely qualified on a broad array of issues, including global economic conditions, corporate strategic direction, finance, government regulation and leadership. He also serves on the boards of directors of other public companies and is exposed to various views on corporate management and governance. Mr. Snow has considerable skill in various disciplines developed through his distinguished careers in both the private and public sectors.

Other public company directorships during the past five years: Armada Hoffler Properties, Inc.; Dominion Midstream Partners, LP; Amerigroup Corporation; Verizon Communications, Inc.; International Consolidated Airlines Group.

Marathon Petroleum Corporation Proxy Statement / page 29

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT AUDITOR FOR 2017

Proposal No. 2 – Ratification of Independent Auditor for 2017

Our Audit Committee has selected PricewaterhouseCoopers LLP (which we refer to as PricewaterhouseCoopers), an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2017. PricewaterhouseCoopers served as our independent auditor in 2016. While our Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, our shareholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2017. If our shareholders fail to ratify this appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers and may elect to continue the retention of PricewaterhouseCoopers or may retain another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines such change would be in the Company’s best interest and in the best interests of our shareholders.

We expect representatives of PricewaterhouseCoopers to be present at our Annual Meeting, with an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from our shareholders.

Our Board of Directors recommends you vote FOR Proposal No. 2.

page 30 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 3 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal No. 3 – Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we seek your advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

Although this vote is non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation. The next advisory vote, following the vote at the Annual Meeting, on the compensation of our named executive officers will take place at our 2018 Annual Meeting.

Additionally, we think constructive dialogue with our shareholders provides meaningful feedback about specific named executive officer compensation practices and programs and encourage shareholders to communicate directly with both management of the Company and the Compensation Committee about named executive officer compensation. Shareholders may contact the Compensation Committee Chair to provide input on named executive officer compensation matters at any time by email at: compchair@marathonpetroleum.com.

Shareholders may also contact management to provide input on named executive officer compensation matters at any time by contacting Lisa Wilson, Director, Investor Relations by email at: lisadwilson@marathonpetroleum.com.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has effectively established executive compensation programs that reflect both Company and individual performance. Executive compensation decisions are made in order to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

Our Compensation Committee consistently exercises care and discipline in determining executive compensation. Our Board of Directors urges you to review carefully the Compensation Discussion and Analysis that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors recommends you vote FOR Proposal No. 3.

Marathon Petroleum Corporation Proxy Statement / page 31

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

Proposal No. 4 – Approval of 162(m) Material Terms for Qualified Performance-Based Compensation under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan

On February 22, 2017, the Compensation Committee of our Board approved and adopted the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, amended and restated as of that date (which we refer to as the Amended Plan). The Amended Plan is intended to continue to allow us to reward participants by providing cash benefits and opportunities to acquire our common stock, to attract and retain officers, employees and directors, to strengthen the alignment of their interests with shareholder interests and to reward outstanding contributions to our development and financial success.

The Marathon Petroleum Corporation 2012 Incentive Compensation Plan (which we refer to as the 2012 Plan) was approved by shareholders at the 2012 Annual Meeting. The 2012 Plan was amended effective as of June 10, 2015, to reflect the effect of the Stock Split (which we refer to as the First Amendment). The Amended Plan incorporates the terms of the First Amendment and makes certain other non-material changes, including a plan-level limitation on making dividends or dividend equivalents currently payable with respect to unvested awards and a limit on certain share recycling practices. The changes described in this paragraph did not require shareholder approval under the terms of the 2012 Plan or the applicable stock exchange rules and regulations.

We are not asking shareholders to approve either the First Amendment or the Amended Plan. Instead, we are only asking shareholders to approve the material terms for “qualified performance-based compensation” under the Amended Plan for purposes of the approval requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Code). This approval is intended to preserve our ability to potentially design certain types of awards under the Amended Plan so that they may satisfy the requirements for “qualified performance-based compensation” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

Section 162(m) of the Code disallows a deduction for certain compensation paid to our CEO and to each of our other three most highly compensated executive officers, other than our CFO, in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m)

of the Code. The deduction limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in our best interests and that of our shareholders to have the ability to potentially grant “qualified performance-based compensation” under the Amended Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the Amended Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

Generally, compensation attributable to stock options, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the award is based solely on the achievement of one or more pre-established performance goals that incorporate business criteria approved by shareholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements of Section 162(m) of the Code.

We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the Amended Plan, including the performance measures and grant limits under the Amended Plan, as well as the individuals eligible to receive awards under the Amended Plan, to have the flexibility to potentially grant awards under the Amended Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the Amended Plan, assuming that all other requirements under Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the Amended Plan to our covered employees without regard to the limitations of Section 162(m) of the Code through the 2022 Annual Meeting (in page 32 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

other words, for approximately five years). If our shareholders do not approve this proposal, we will generally be limited in our ability to deduct certain performance-based awards.

We are not seeking to increase the amount of shares available for issuance or to adjust any of the individual awards limits contained in the Amended Plan.

The actual text of the Amended Plan is attached to this Proxy Statement as Appendix I. The following description of the Amended Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix I.

Section 162(m) Performance Measures

As discussed above, the principal reason for submitting this proposal to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the Amended Plan for purposes of Section 162(m) of the Code. Such shareholder approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

In particular, the Amended Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of certain “qualified performance-based compensation” awards pursuant to the Amended Plan, which measures may include any of the following:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and amortization, earnings before interest and taxes and economic value added);

•	expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs);

•	operating measures (which include refinery throughput, mechanical availability, productivity, operating income, funds from operations, product quality, cash from operations, after-tax operating income, market share, margin and sales volumes);

•	margin measures (which include crack spreads);

•	refined product measures;

•	cash management and cash flow measures (which include net cash flow from operating activities, working capital, receivables management and related customer terms);
•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, improvement in or attainment of working capital levels and free cash flow);

•	leverage measures (which include debt-to-equity ratio, debt reduction and net debt);

•	market measures (which include market share, stock price, growth measures, total shareholder return, share price performance, return on equity, return on invested capital and return on assets and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value and sustainability measures (which include compliance, safety, environmental and personnel matters);

•	project completion measures (which may include measures regarding whether interim milestones regarding budgets and deadlines are met, as well as whether projects are completed on time and on or under budget); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

In addition to the performance measures, the Amended Plan also includes individual award limits for equity or incentive awards that can be granted pursuant to the Amended Plan, as further described below under the heading “Summary of Material Terms of the Amended Plan”.

Summary of Material Terms of the Amended Plan

The Amended Plan authorizes the grant of awards, including shares of our common stock, in any combination of the following:

•	stock options, including incentive stock options and non-qualified stock options;

•	stock appreciation rights (or SARs);

•	stock awards, restricted stock awards and other awards denominated or paid in common stock;

•	restricted stock units (which may include dividend equivalents);

•	cash awards; and

•	performance awards.

Administration of the Plan

Our Board has designated a committee (or the Plan Committee) to administer the Amended Plan. The Plan Committee has the authority to identify employee award

Marathon Petroleum Corporation Proxy Statement / page 33

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

recipients and determine the types of employee awards made under the Amended Plan. The Plan Committee has full and exclusive authority to administer and interpret the Amended Plan and participant award agreements, and it may adopt guidelines for administering the Amended Plan as it deems necessary or proper.

The Plan Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Amended Plan or in any award. Decisions of the Plan Committee in the interpretation and administration of the Amended Plan are within its sole and absolute discretion and are final, conclusive and binding on all parties concerned.

With respect to director awards, our Board determines the types of director awards made under the Amended Plan and has the same authority as the Plan Committee has with respect to employee awards.

Our Board or the Plan Committee may delegate to a subcommittee, our CEO or other senior officers, or to another committee of the Board, its duties or authority under the Amended Plan with respect to employee awards subject to the limitations as set forth in the Amended Plan.

Our Board may delegate to the Plan Committee or to another committee of the Board its administrative functions under the Amended Plan with respect to director awards, subject to the conditions or limitations as the Board may establish. Our Board and the Plan Committee may also engage third-party administrators to carry out administrative functions under the Amended Plan.

Authorized Shares and Limits

We have reserved a total of 50 million shares of our common stock for issuance in connection with the Amended Plan. No more than 20 million shares may be used for awards other than stock options or SARs. No more than 20 million shares may be granted as incentive stock options. The number of shares authorized to be issued under the Amended Plan, as well as individual limits and exercise prices, are subject to adjustment for stock dividends, stock splits, recapitalizations, mergers or similar corporate events. As of March 1, 2017, the closing price for a share of our common stock on the New York Stock Exchange was $50.99 per share.

The following limitations apply to awards made under the Amended Plan:

•	no employee may be granted, during any calendar year, stock options or SARs that are exercisable for or relate to more than 12 million shares of common stock;

•	no employee may be granted, during any one-year period, stock awards or restricted stock unit awards covering or relating to more than 4 million shares of common stock;

•	no employee may be granted awards (including cash awards granted as performance awards) consisting of cash for any calendar year, having a maximum value determined on the date of grant in excess of $20 million.

Eligibility

Employees eligible for awards under the Amended Plan are employees of our Company or its subsidiaries who are selected by the Plan Committee. All of our non-employee directors are also eligible for awards under the Amended Plan. The Plan Committee has the authority to identify employee recipients to whom awards will be granted, and the type and amount of each award. As of March 1, 2017, there were approximately 580 employees and 11 non-employee directors expected to participate in the Amended Plan.

Employee Award Terms

All awards to employees under the Amended Plan are subject to the terms, conditions and limitations as determined by the Plan Committee. Awards may be made in combination with, in replacement of, or as alternatives to, grants under the Amended Plan or other plans of our Company or subsidiaries, including plans of an acquired entity. Upon the termination of employment of a participant who is an employee, any unexercised, deferred, unvested, or unpaid awards will be treated as set forth in the applicable award agreement.

A stock option granted to an employee under the Amended Plan may consist of either an incentive stock option that is intended to comply with the requirements of Section 422 of the Code or a non-qualified stock option. Incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and, subject to certain adjustment provisions of the Amended Plan that apply only upon specified corporate events, the exercise price of an option granted under the Amended Plan may not be decreased. The term of a stock option may not extend more than 10 years from the date of grant.

A SAR may be granted under the Amended Plan with respect to all or a portion of the shares of common stock subject to a stock option or may be granted separately. The granted price of a SAR may not be less than the fair market value of the common stock on the date of grant and its term shall extend no more than 10 years from the date of grant. Any SAR which is not a performance award will have a minimum vesting period of three years from the date of grant, which vesting may occur incrementally over the three-year minimum vesting period, as long as no portion of any

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PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

SAR award will have a vesting period of less than one year. However, the Plan Committee may provide for earlier vesting following a change of control or other specified events involving the Company or upon an employee’s termination of employment by reason of death, disability or retirement.

Employees may be granted awards in the form of restricted stock or restricted stock units. Unless otherwise provided in an award agreement, the recipient of a restricted stock award will have all rights of a shareholder with respect to the shares of common stock subject to the award, including the right to vote and the right, upon vesting, to receive distributions made with respect to such shares. Restricted stock unit awards consist of awards of units denominated in common stock. Recipients of restricted stock unit awards will not possess voting rights with respect to these awards. However, rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of the Plan Committee. Except as otherwise provided in an award agreement, any shares or other property (other than cash) distributed as a dividend or otherwise with respect to any restricted stock or restricted stock unit award as to which the restrictions have not yet lapsed will be subject to the same restrictions as the restricted stock or restricted stock unit award.

Any restricted stock or restricted stock unit award which is not a performance award will have a minimum vesting period of three years from the date of grant, which vesting may occur incrementally over the three-year minimum vesting period, provided that no portion of any restricted stock or restricted stock unit award has a vesting period of less than one year. However, the Plan Committee may provide for earlier vesting following a change of control or other specific events involving the Company or upon an employee’s termination of employment by reason of death, disability or retirement.

Notwithstanding the foregoing minimum vesting requirements, no more than 3 percent of the total awards authorized under the Amended Plan will be available and permitted to be granted to executives with shorter vesting periods than one year. In addition, employees who are officers at the time a restricted stock or stock settled restricted stock unit award is made will be subject to an additional one-year holding period following the end of the applicable restriction period before such shares (net of shares used to satisfy applicable tax withholding) may be sold.

Employees may be granted performance awards under the Amended Plan. Performance awards consist of grants made subject to the attainment of one or more performance goals and such awards may be intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code. The performance goals intended to satisfy Section 162(m) of the Code must be established by the Plan Committee in accordance with Section 162(m) of the Code and the applicable regulations thereunder, and may be based upon one or more business criteria that apply to the employee, one or more business units of the Company or the Company as a whole, and may include as set forth in the Amended Plan any of the following performance goals set forth above in the “Section 162(m) Performance Measures” on Page 33. Adjustments may be made to the performance goals and the level of the performance award that a participant may earn under the Amended Plan in accordance with the terms set forth in the Amended Plan; provided, that performance awards granted to certain executive officers will only be adjusted to the extent permitted under Section 162(m) of the Code.

Prior to the payment of any performance award based on the achievement of performance goals, our Compensation Committee is required to certify in writing, pursuant to Section 162(m) of the Code, that the applicable performance goals and any material terms are, in fact, satisfied.

Any stock award that is a performance award is subject to a one-year minimum vesting period. However, the Plan Committee may provide for earlier vesting, following a change of control or other specified events involving the Company or upon an employee’s termination of employment by reason of death, disability or retirement. Additionally, employees who are officers at the time a performance award that will settle in shares is made, have an additional one-year holding requirement after the performance award is settled before such shares (net of shares used to satisfy applicable tax withholding) may be sold.

Cash awards, which consist of grants denominated in cash, may also be granted to employees under the Amended Plan. Such cash awards shall be subject to the same performance criteria proposed above with respect to performance awards, with the addition of subjective performance criteria consisting of group, team or individual performance goals aligned with desired business results.

In addition to the holding period for officers following the vesting of awards under the Amended Plan, executive officers are also subject to stock ownership guidelines, which may require an executive officer to retain vested shares (net of shares used to satisfy applicable tax withholding) beyond the holding requirements provided in the Amended Plan.

Non-Employee Director Award Terms

Non-employee directors may be granted stock options, SARs, stock awards, restricted stock unit awards, cash awards and performance awards under the Amended Plan. All awards to our non-employee directors under the Amended Plan are subject to the terms, conditions and

Marathon Petroleum Corporation Proxy Statement / page 35

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

limitations determined by our Board and evidenced in either an individual award agreement or by some other document or plan which sets forth such terms, conditions and limitations. Awards may be made in combination with, in replacement of or as alternatives to, grants under the Amended Plan or other plans maintained by the Company or its subsidiaries, including plans of an acquired entity. Upon the termination of service by a participant who is a non-employee director, any unexercised, deferred, unvested or unpaid awards will be treated as set forth in the applicable award agreement.

A stock option granted to a director under the Amended Plan will consist of a non-qualified stock option. Non-qualified stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and, subject to certain adjustment provisions of the Amended Plan that apply only upon specified corporate events, the exercise price of an option granted under the Amended Plan may not be decreased. The term of a stock option may not extend more than ten years after the date of grant.

A SAR may be granted under the Amended Plan with respect to all or a portion of the shares of common stock subject to a stock option or may be granted separately. The exercise price of a SAR may not be less than the fair market value of the common stock on the date of grant and its term shall extend no more than 10 years from the date of grant.

Stock awards consist of restricted and non-restricted grants of common stock.

Restricted stock unit awards consist of awards of units denominated in common stock.

Performance awards consist of grants made subject to the attainment of one or more performance goals. Performance awards to non-employee directors are not required to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code. Our Board determines the terms, conditions, limitations and performance goals with respect to performance awards to our non-employee directors.

Other Terms of Employee and Director Awards

No Repricing of Stock Options or SARs Without Shareholder Approval

Awards that are stock options or SARs may not be repriced, replaced, regranted through cancellation or modified without shareholder approval (except if in connection with a change in our capitalization) if the effect would be to reduce the underlying grant price. Similarly, no stock options or SARs may be repurchased with cash without shareholder approval.

Dividends and Interest

Rights to dividends or dividend equivalents may be extended to and made part of an award consisting of shares of common stock or units denominated in shares of common stock, subject to such terms, conditions and restrictions as the Plan Committee or the Board shall establish. The Plan Committee or the Board may establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for awards consisting of shares of common stock or units denominated in shares of common stock. In no case, however, will dividends or dividend equivalents be currently payable with respect to an unvested award.

Tax Withholding

The Company or its third party administrator has the right to deduct applicable taxes from any award payment and withhold an appropriate amount of cash or number of shares of common stock or a combination thereof for payment of taxes required by law or to take such other actions as may be necessary to satisfy all obligations for the withholding of such taxes. The Plan Committee or the Board may permit withholding to be satisfied by the transfer to the Company of shares of common stock owned by the holder of the award with respect to which withholding is required.

Other Adjustments

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to awards or other provisions for the disposition of awards as it deems equitable, and shall be authorized to provide for (1) the substitution or assumption of awards, (2) the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, an award, or (3) the cancellation of awards in exchange for a cash payment in an amount that the Board determines is equal to the fair market value of such awards on the date of such event (which, in the case of stock options or SARs, would be the excess, if any, of the fair market value of common stock on such date over the exercise price of the award).

Amendment of the Plan

Our Board or the Plan Committee may amend or terminate the Amended Plan, except that no amendment that would materially adversely affect the rights of a participant may be made without the consent of the participant and no amendment may be effective prior to its approval by our shareholders if such approval is required by law or any stock exchange on which our common stock is listed. No amendment may cause an option or SAR to be repriced, replaced, repurchased, regranted through cancellation or modification without shareholder approval except for certain adjustments permitted under the Amended Plan.

page 36 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

Federal Income Tax Consequences of the Plan

The following is a brief summary of certain of the U.S. federal income tax consequences to participants for certain transactions under the Amended Plan, based on the law as in effect on the date of this Proxy Statement. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Participants will not realize taxable income upon the grant of a non-qualified stock option or SAR. Upon the exercise of a non-qualified stock option or SAR, the participant will recognize ordinary income. In the case of employees, the ordinary income recognized is an amount equal to the excess of the amount of cash and the fair market value of the common stock received on the date of exercise over the exercise price, if any, paid. This ordinary income is subject to tax withholding by us. The participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a non-qualified stock option, that equals the fair market value of the shares on the date of exercise. Generally, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant.

Employees will not have taxable income upon the grant or the exercise of an incentive stock option. However, the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option over the exercise price may increase the alternative minimum taxable income of the employee, which may cause the employee to incur alternative minimum tax.

Upon the disposition of stock received as a result of an exercise of an incentive stock option that has been held for the requisite holding period (generally one year from the date of exercise and two years from the date of grant), the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the exercise price paid. However, if an employee disposes of stock that has not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the stock at the time of exercise of the incentive stock option, or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party, exceeds the exercise price paid by the employee for the stock. The employee will also recognize capital gain, or, depending on the holding period, additional ordinary income, to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the stock on the exercise date. If the exercise price paid for the stock exceeds the amount realized in the disqualifying disposition, in the case of an arm’s-length disposition to an unrelated party, the excess would ordinarily be a capital loss.

The Company is generally not entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the stock. If an employee makes a disqualifying disposition, the Company will generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee.

An employee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award or, if earlier, at the time the cash is otherwise made available to the employee.

A participant will not have taxable income upon the grant of a stock award in the form of units denominated in common stock but, rather, will generally recognize ordinary compensation income at the time the participant receives common stock or cash in satisfaction of a stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award or performance award in an amount equal to the fair market value of the common stock when the stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when the stock is received.

An employee will be subject to tax withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income with respect to common stock or cash received pursuant to a cash award, performance award, stock award or stock unit award. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant are taxed as additional compensation, not as dividend income. A participant’s tax basis in the common stock received will equal the amount recognized by the participant as compensation income and the participant’s holding period in the shares will commence on the date income is recognized.

Marathon Petroleum Corporation Proxy Statement / page 37

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 - APPROVAL OF 162(m) MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION 2012 INCENTIVE COMPENSATION PLAN

Generally, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by the Company for federal income tax purposes. Section 162(m) of the Code provides an exception, however, for “qualified performance-based compensation.” The Amended Plan permits the Plan Committee to structure grants and awards made under the Amended Plan to “covered employees” as “qualified performance-based compensation” that may be exempt from the limitations of Section 162(m) of the Code. However, the Plan Committee

may award compensation that is or may become non-deductible, based on its consideration of whether the grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives.

Awards Under the Plan

Awards under the Amended Plan will be granted at the discretion of the Board or the Plan Committee, as appropriate.

Therefore, the total benefits that will be received by any particular person or group under the Amended Plan are not determinable at this time.

The following table shows, as to each NEO and the various indicated groups, the aggregate number of stock option awards granted under the 2012 Plan or the Amended Plan from inception through March 1, 2017:

Persons or Groups	Number of Options Granted
Named Executive Officers (Titles):
Gary R. Heminger (Chairman, President and Chief Executive Officer)	1,362,259
Timothy T. Griffith (Senior Vice President and Chief Financial Officer)	192,519
Donald C. Templin (Executive Vice President and President, MPLX)	244,585
Anthony R. Kenney (President, Speedway LLC)	261,424
C. Michael Palmer (Senior Vice President, Supply, Distribution and Planning)	213,768
All current executive officers as a group:	2,990,481
All current non-employee directors as a group:	—
Associates of the foregoing:	—
Each other person who received at least 5% of all options granted:	—
All employees, excluding current executive officers:	1,420,898

Our Board of Directors recommends you vote FOR Proposal No. 4.

page 38 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL SEEKING VARIOUS DISCLOSURES RESPECTING ENVIRONMENTAL AND HUMAN RIGHTS DUE DILIGENCE

Proposals of Shareholders

Proposal No. 5 – Shareholder Proposal Seeking Various Disclosures Respecting Environmental and Human Rights Due Diligence

Thomas P. DiNapoli, the Comptroller of the State of New York, as trustee of the New York State Common Retirement Fund, 59 Maiden Lane – 30th Floor, New York, New York 10038, owner of 1,307,932 shares of MPC common stock, has given notice that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Proposal 5 – Environmental and Human Rights

Due Diligence Report

WHEREAS: The construction and operation of energy infrastructure in North America requires respect for rigorous standards of environmental review and practice, and impacted Indigenous Peoples.

Environmental and human rights due diligence are essential to assessing the full risk of an asset acquisition. Where such risks are not adequately considered, decisions can be made that lead to reputational, regulatory and financial loss.

The UN Declaration on the Rights of Indigenous Peoples sets out international standards for Indigenous Peoples’ rights including the right to Free, Prior, and Informed Consent prior to the approval of any projects affecting their traditional territory. Human rights due diligence expectations are outlined in principles 17 to 21 of the UN Guiding Principles on Business and Human Rights.

MPLX LP (MPLX), a master limited partnership and consolidated subsidiary of Marathon Petroleum, has invested $500 million in the Bakken Pipeline Project consisting of the Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline via a joint venture with a subsidiary of Enbridge, Inc. that owns 36.75% of the Bakken Pipeline Project.

MPLX’s investment pales, however, in the face of potential environmental liability and loss of reputation from a catastrophic pipeline failure. The pipeline’s operator, Energy Transfer Partners (ETP), has a poor environmental record, with pending water contamination lawsuits in New Jersey, Vermont, Pennsylvania, Louisiana, and Puerto Rico.

The agreement to acquire its ownership in DAPL was reached on August 2, 2016, five days after the project was approved by the US Army Corps of Engineers and eight days before the Standing Rock Sioux Tribe (SRST) began its blockade to stop construction.

However, in the months preceding this agreement, the SRST, as well as three federal agencies, raised concerns about the lack of tribal consultation and the inadequacy of the environmental impact review. At the time of this agreement, proponents believe that Marathon and its shareholders should have been aware of the risks posed by these concerns.

Since August, the conflict has escalated as DAPL construction continued despite the Obama Administration’s request that ETP voluntarily pause construction within 20 miles of Lake Oahe. The alleged use of force towards peaceful protesters is generating negative media coverage while further jeopardizing DAPL’s social license to operate. ETP reports losses of $1.4 billion in a year if delays continue.

RESOLVED: Marathon prepare a report to shareholders, at reasonable cost and omitting proprietary information, that describes the due diligence process used to identify and address environmental and social risks, including Indigenous rights risk, in reviewing potential acquisitions. Such a report should consider:

•	Which committees, departments and/or managers are responsible for review, oversight and verification;

•	How social and environmental risks are identified and assessed;

•	Which international standards are used to define the company’s due diligence procedures;

•	How this information informs and is weighted in acquisition decisions;

•	If and how risks identified were disclosed to shareholders;

•	Whether MPLX has an exit option in DAPL;

•	Whether Marathon will adjust its policies and practices so as to not become entangled with such situations in the future.

Marathon Petroleum Corporation Proxy Statement / page 39

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL SEEKING VARIOUS DISCLOSURES RESPECTING ENVIRONMENTAL AND HUMAN RIGHTS DUE DILIGENCE

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL SEEKING VARIOUS DISCLOSURES RESPECTING ENVIRONMENTAL AND HUMAN RIGHTS DUE DILIGENCE.

Important Note on this Proposal: We believe it is important for our shareholders to understand that the indirect ownership interest in the Bakken Pipeline Project, as referenced in the proponent’s supporting statement, is held by MPLX, the midstream master limited partnership in which MPC owns an approximate 28 percent interest.

MPC respects the human, cultural and legal rights of individuals and communities and promotes, within its sphere of influence and business role, the goals and principles of the United Nations Universal Declaration of Human Rights. Our acknowledgment of these principles is consistent with our dedication to enriching the workplace, preserving the environment, strengthening the communities where we operate and engaging with our stakeholders to pursue progress toward these goals.

Our Board of Directors believes that preparing a report that discloses the due diligence process used to identify and address certain risks in reviewing potential acquisitions is not in the best interests of our shareholders. Specifically, the proponent seeks a report that includes: the identification of the committees and departments and/or managers responsible for due diligence review, oversight and verification; an explanation of how social and environmental risks are identified and assessed; disclosure of which international standards are used to define our due diligence procedures; an explanation of how such information informs and is weighted in acquisition decisions; an explanation how identified due diligence risks are disclosed to shareholders; disclosure of whether there exists an “exit option” in a particular transaction of an MPC affiliate; and disclosure of whether MPC will adjust its policies and practices in its future commercial due diligence efforts.

Performing due diligence to assess the risks involved in pursuing any transaction is a complex process and one that is highly customized to the transaction involved. Providing a report of the nature the proponent seeks would require MPC to present an incomplete and potentially misleading picture of prospective strategic transactions to its shareholders and to the public generally. Furthermore, many of the projects in which MPC invests involve rigorous permitting processes as ours is a highly regulated industry. Consequently, stakeholder engagement through public comment and other means is already a significant part of the process through which MPC and others in our energy sector advance commercial objectives.

As part of enterprise risk management, as overseen by our Board, MPC continually identifies, evaluates and monitors social, political and environmental trends, issues and concerns that could affect MPC’s business activities and performance. We have historically demonstrated and continue to demonstrate our commitment to human dignity, human rights and fairness in our employment practices, non-discrimination policies, fair compensation policies and our policies on health, environment, safety and security. MPC clearly communicates its support for these principles in our Code of Business Conduct, which can be found on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Business Conduct”.

We acknowledge that the actions and operations of MPC affect many stakeholders and affirm our responsibility and commitment to promote social, environmental and economic benefits everywhere we operate. We commit to our investors, employees, customers, suppliers, business partners and to the communities where we operate to remain accountable for our actions in the operation of our business with a spirit of respect, collaboration, stewardship and responsible investment. We refer to this broad commitment as “Corporate Citizenship.”

As a member of the American Chemistry Council, we have pledged to operate our business according to the Guiding Principles of Responsible Care®. The first principle notes that we aspire to be an ethical industry leader that increasingly benefits society, the economy and the environment. A sound business plan requires not only manufacturing great products and providing exemplary services, but also taking responsibility for the potential impacts of the business on local communities and the environment.

Through our community engagement programs, community advisory panels and other opportunities to engage with neighbors, we regularly communicate with people who live near our plants and transportation infrastructure.

We believe our public reporting of non-financial performance on Corporate Citizenship matters offers an important tool for measuring the Company’s progress and advancing our dialogue with stakeholders. We also believe our reporting on Corporate Citizenship through our Citizenship Report and our promotion of the goals and principles of the United Nations Universal Declaration of Human Rights through our Code of Business Conduct and Company policies provide stakeholders with ample disclosures regarding environmental and human rights matters relating to MPC’s business.

For the reasons stated above, our Board of Directors recommends you vote AGAINST Proposal No. 5.

page 40 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE DISCLOSURE OF OUR STRATEGY TO ALIGN OUR BUSINESS PLAN WITH THE 2-DEGREE GOAL OF THE PARIS AGREEMENT

Proposal No. 6 – Shareholder Proposal Seeking the Disclosure of Our Strategy to Align Our Business Plan with the 2-Degree Goal of the Paris Agreement

Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131, owner of 82 shares of MPC common stock, has given notice that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Proposal 6 - Two Degree Transition Plan

WHEREAS: In November 2016 the Paris Agreement entered into force and its goal of keeping global temperature rise well below 2 degrees Celsius will begin to shape national policy decisions. According to the International Energy Agency, transportation accounts for more than one-fifth of global carbon dioxide emissions and is likely to rise, requiring rapid adoption of new technologies to keep temperatures within limits.

The International Energy Agency and the International Council on Clean Transportation forecast that electrification of transport will play a critical role in achieving required greenhouse gas reductions by 2050. Increased fuel efficiency for internal combustion engines will also play a role: in the U.S., efficiency requirements for light duty vehicles will rise to 54.5 miles per gallon by 2025 and agencies are considering standards leading to significant reductions in fuel consumption for medium and heavy-duty trucks.

In June 2016, the credit rating agency Moody’s indicated that they would begin to analyze carbon transition risk based on scenarios consistent with the Paris Agreement, and noted the high carbon risk exposure of the energy sector.

Expansion of electric and hybrid vehicles, growth in autonomous vehicles and ride sharing, innovations in low carbon fuels, and increased fuel efficiency and battery range hold the potential to reduce demand for petroleum-based fuels and transform the marketing and retail business lines for refiners. According to the Sustainable Accounting Standards Board, market changes driven by climate change regulations can provide not only challenges for existing refining and retail business models but also opportunities for growth and brand enhancement. For example, many large corporations are actively seeking to reduce transportation emissions, with significant market opportunities for forward-thinking downstream companies.

According to recent 10-Ks, Marathon Petroleum has spent significant capital resources expanding its crude oil refining capacity; recent Citizenship Reports detail investments in renewable energy projects and increased energy efficiency at Marathon refineries. However, the company has not disclosed how the 2 degree challenge is being accounted for in its short and long term capital investment decisions, predictions of future demand, plans for growth, or strategies to manage risks from climate change regulations or related market changes. Such information would allow investors to better assess the risks that climate change regulations may pose to the company and shareholder value.

RESOLVED: Shareholders request that Marathon Petroleum issue a report by December 30, 2017 with board oversight, at reasonable cost and omitting proprietary information, on the Company’s strategy for aligning its business plan with the well below 2 degree Celsius goal of the Paris Agreement, while continuing to provide safe, affordable and reliable energy.

Supporting Statement: This report could include:

•	The impact of a below 2 degree scenario on Marathon Petroleum’s current business model, business lines and products; and

•	Plans to integrate technological, regulatory and business model innovations such as advanced biofuels, fuel cells, and electric vehicle charging infrastructure.

Marathon Petroleum Corporation Proxy Statement / page 41

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE DISCLOSURE OF OUR STRATEGY TO ALIGN OUR BUSINESS PLAN WITH THE 2-DEGREE GOAL OF THE PARIS AGREEMENT

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL SEEKING THE DISCLOSURE OF OUR STRATEGY TO ALIGN OUR BUSINESS PLAN WITH THE 2-DEGREE GOAL OF THE PARIS AGREEMENT.

Our Board of Directors believes that generating a report to disclose the company’s competitive strategies and its business plan is neither necessary to demonstrate MPC’s leadership in achieving emission reductions nor in the best interests of our shareholders. Prevailing market conditions, forecasted demand for our products and the risks and opportunities associated with public policy are all factors we consider, and have long considered, in our planning, investment decisions and development of our corporate strategy, including as that strategy relates to our peer-leading performance in greenhouse gas (GHG) emission reductions and our investments in renewable energy sources and renewable fuels.

Since becoming a standalone downstream energy company in 2011, we have taken significant steps to diversify our business and enhance our competitive position. These steps include the expansion of MPC’s midstream business through our master limited partnership, MPLX, and the growth of our retail segment through Speedway’s acquisition of more than 1,200 retail locations in the Northeast and the South. Likewise, MPLX’s acquisition of MarkWest in 2015 provides the consolidated enterprise with a diverse set of customers in some of the nation’s most prolific shale plays, positioning us to benefit from rising commodity prices and increased demand for natural gas and natural gas liquids. Our Board of Directors believes that these strategic moves illustrate our commitment to adapting to a changing marketplace, supplying products and services demanded by our customers and remaining competitive for the benefit of our shareholders. To the extent public policy results in regulations limiting GHG emissions in the jurisdictions where we operate, similarly situated industry participants will compete under common requirements, and MPC is well positioned as an established industry leader in energy efficiency to adapt to such requirements, just as we have adapted to other dynamic conditions.

Our operations remain among the most energy efficient in our industry. This translates not only into significant reductions in GHG and other emissions, but also saves on energy costs to the benefit of our competitive position and our shareholders. We long ago recognized the opportunity for, and benefit of, improved energy efficiency in our operations. After crude oil, the single largest expense for our refineries is energy. This alone is ample incentive to pursue greater energy efficiency, resulting in improved emissions intensity of GHG and other emissions. Our efforts to improve energy efficiency, along with other operational improvements, have yielded substantial, quantifiable results at our refineries. For instance, MPC represents 9.6 percent of the total U.S. refining capacity but emits only 8.3 percent of the total direct GHG emissions for the U.S. refining industry. In other words, MPC’s refineries emit substantially less GHGs per share of crude capacity than the industry average. Further, on an individual basis all seven of MPC’s refineries emit less GHGs per share of crude capacity than the industry average.

To ensure our shareholders and other stakeholders have ready access to information regarding our impressive energy efficiency accomplishments and environmental record, as well as year-over-year GHG and other emissions data, we make this information available on our website. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship” and clicking on “Health, Environment, Safety & Security,” “Environment.”

Specifically, visitors to this page on our website are able to review:

•	information regarding our Responsible Care® Management System;

•	our Health, Environment, Safety & Security Policy;

•	year-over-year GHG emissions data from our refining operations and total operations;

•	year-over-year criteria pollutant emissions data from our refining operations and total operations;

•	refinery flare emissions data; and

•	descriptions of various environmental initiatives and achievements.

page 42 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE DISCLOSURE OF OUR STRATEGY TO ALIGN OUR BUSINESS PLAN WITH THE 2-DEGREE GOAL OF THE PARIS AGREEMENT

We have included representative samples of our disclosures throughout this response, including the information contained in the tables and graphic below.

Comparison of 2015 Refinery Capacities and Direct GHG Emissions
	Crude Capacity MBPD	Crude Capacity % of Industry	Direct GHG Emissions MM Tonnes	Direct GHG Emissions % of Industry
MPC Non-GBR	1,280	7.1%	10.1	5.8%
MPC GBR	451	2.5%	4.3	2.5%
Total MPC	1,731	9.6%	14.4	8.3%
Total Industry	18,024		174.5

Source: 2015 U.S. Refining Survey, Oil & Gas Journal and U.S. EPA 2015 GHG Report

Comparison of 2015 Refinery Capacities and Direct GHG Emissions
MPC Facility	Crude Capacity % of Industry	Direct GHG Emissions % of Industry
Canton	0.50%	0.32%
Catlettsburg	1.34%	1.28%
Detroit	0.72%	0.51%
Galveston Bay	2.50%	2.48%
Garyville	2.90%	2.28%
Robinson	1.18%	0.98%
Texas City	0.47%	0.45%
Total MPC Refining	9.60%	8.30%

Source: 2015 U.S. Refining Survey, Oil & Gas Journal and U.S. EPA 2015 GHG Report

Listed below are just a couple of our energy efficiency efforts and recognitions:

1.	MPC continues to lead the refining industry in recognition by the EPA’s ENERGY STAR program. MPC became an EPA ENERGY STAR partner company in 2009, representing our corporate commitment to consider energy efficiency and GHG emissions in all investment and operating decisions. Despite owning and operating less than 10 percent of U.S. refining capacity, MPC has earned 75 percent (36 of 48) of the recognitions awarded to refineries since the ENERGY STAR program began, including three of the four recognitions awarded for 2016. Two of our refineries – Canton, Ohio, and Garyville, Louisiana – have earned the award every year of the program’s existence, the only two refineries in the nation with that distinction. As a result, MPC has avoided emitting millions of tons of GHGs as compared to petroleum refineries operating at average U.S. efficiency levels.

2.	In response to an EPA enforcement initiative, MPC led the industry by working with the EPA to significantly reduce

Marathon Petroleum Corporation Proxy Statement / page 43

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE DISCLOSURE OF OUR STRATEGY TO ALIGN OUR BUSINESS PLAN WITH THE 2-DEGREE GOAL OF THE PARIS AGREEMENT

emissions from flaring operations. In partnership with the EPA, we defined a series of operating parameters to ensure flares operate above 98 percent combustion efficiency on a continuous basis. As of 2015, MPC’s efforts resulted in an over 84 percent reduction in emissions of volatile organic compounds (VOCs), a 78 percent reduction in emissions of hazardous air pollutants and a 44 percent reduction in GHG emissions from our flares. MPC has commenced implementation of additional flare efficiency projects to be completed over the next few years, including the installation of flare gas recovery systems at five of our seven refineries, utilizing innovative compressor technologies specifically developed for MPC. These projects are expected to yield a 90 percent reduction in emissions of hazardous air pollutants, a 90 percent reduction in emissions of VOCs and an 80 percent reduction in emissions of GHGs from flaring operations as compared to 2007 levels. These GHG emission reductions from flaring are anticipated to reduce overall GHG emissions from our refineries by approximately 10 percent.

MPC’s efforts to increase the efficiency of our products and operations are not limited to our refineries. For example:

1.	In 2016, MPC placed in the top 20 percent of the most efficient freight companies for our category in the EPA’s SmartWay Transport Partnership. We have performed in the best performance range for grams of carbon dioxide per ton-mile for three straight years.

2.	MPC is conducting research with Argonne National Laboratory (part of the U.S. Department of Transportation) in search of greater automobile engine efficiency. The collaboration between MPC and Argonne National Laboratory will bring together experts on fuel design, analysis and production with scientists who work on advanced engine combustion and emissions formation. Through this joint effort, which supports the Co-Optimization of Fuels and Engines initiative launched by the Department of Energy’s Vehicle Technologies and Bioenergy Technologies Offices, researchers hope to make substantial gains in efficiencies that could not be achieved by studying engines or fuels separately.

MPC is also active in the renewable energy and renewable fuels space. For example:

1.	MPC continues to actively explore the potential for renewable energy sources at our facilities. In 2012, we installed a 6,000-panel solar array at the Municipal Water Pollution Control Center in Findlay, Ohio, for purposes of studying the potential for using solar energy at our own facilities. MPC continues to operate the solar array and gather data on its performance. In the meantime, the electricity generated by the array is donated to the city of Findlay. We are also exploring the potential for wind power, and in 2016 installed a wind turbine at our pipeline station in Harpster, Ohio. The turbine provides us with the opportunity to learn how wind power may be deployed at other of our facilities.

2.	MPC is invested in the production of renewable fuels through equity ownership in three corn ethanol plants operated by The Andersons Inc. and located in Greenville, Ohio (110 million gallons/year capacity), Clymers, Indiana (110 million gallons/year capacity) and Albion, Michigan (55 million gallons/year capacity). Further, in 2014, MPC purchased a facility in Cincinnati, Ohio, to begin producing biodiesel from soybean oil and methanol. The plant has a capacity of 63 million gallons/year. MPC also supports advanced biofuels research through its equity ownership in Enchi Corporation. Enchi Corporation is developing proprietary technology related to bioprocessing of corn fiber to produce cellulosic ethanol.

3.	MPC is an industry leader in offering renewable fuels along with conventional fuels to the consumer through our Speedway brand. According to the U.S. Department of Energy’s Alternative Fuels Data Center there are just over 2,800 stations in the U.S. offering E85 flex fuel to the public. Speedway offers E85 flex fuel at more than 330 of its 2,730 convenience stores. This is 12 percent of the total locations offering E85 flex fuel nationwide. Speedway also offers biodiesel (as B11) as a consumer choice at more than 110 stores and offers compressed natural gas (CNG) at three locations where there is consumer demand for this fuel.

Finally, risks associated with changing market conditions, including those that may be driven by GHG regulation or climate change mitigation commitments such as the Paris Agreement, are disclosed in our filings with the SEC, including our Annual Report on Form 10-K.

The petroleum refining, transportation and marketing business provides great benefit to society in the form of affordable and reliable energy used by tens of millions of consumers in the U.S. and other nations. We are committed to performing our role in a safe and environmentally responsible manner and have demonstrated our ability to adapt to changing market and other conditions. We view the request for MPC to disclose elements of its competitive strategy and business plan as not in the best interests of our shareholders.

For the reasons stated above, our Board of Directors recommends you vote AGAINST Proposal No. 6.

page 44 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 7 - SHAREHOLDER PROPOSAL SEEKING SIMPLE MAJORITY VOTE PROVISIONS

Proposal No. 7 – Shareholder Proposal Seeking Simple Majority Vote Provisions

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, owner of no less than 100 shares of MPC common stock, has given notice that he intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Proposal 7 - Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance.

Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our charter and bylaws.

Please vote to enhance shareholder value:

Simple Majority Vote - Proposal 7

Marathon Petroleum Corporation Proxy Statement / page 45

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 7 - SHAREHOLDER PROPOSAL SEEKING SIMPLE MAJORITY VOTE PROVISIONS

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL SEEKING TO ELIMINATE LIMITED SUPERMAJORITY VOTING REQUIREMENTS FROM OUR CORPORATE GOVERNANCE DOCUMENTS.

After careful consideration of this proposal, the Board has determined that retention of the limited supermajority voting requirements in MPC’s Amended and Restated Certificate of Incorporation (or the Certificate) and its Amended and Restated Bylaws (or the Bylaws and, collectively with the Certificate, the Governance Documents) remains in the best interests of the Company and its shareholders. The Board believes that the substantial benefits of these supermajority voting provisions do not come at the expense of prudent corporate governance. To the contrary, these voting provisions serve to protect the interests of all shareholders and should be retained for the following reasons:

•	To Ensure Broad Shareholder Consensus for Limited Fundamental Corporate Governance Matters. Under our Governance Documents, a simple majority vote requirement applies to most matters submitted for shareholder approval. Nonetheless, our Board believes that supermajority voting requirements applicable to a limited number of actions under our Governance Documents are appropriate and necessary to protect against imprudent actions favored by less than a compelling number of our shareholders. Supermajority voting requirements remain an established tenet of Delaware corporate law and the Board believes that targeted requirements of this nature maximize long-term value for all shareholders on the belief that fundamental changes to corporate governance should have the support of a broad consensus of the Company’s shareholders. By demanding that a small number of corporate actions receive the support of a greater than simple majority of votes cast (which at any given shareholder meeting would be less than half of our outstanding shares as not all shares are voted), our governance structure ensures that fundamental changes may be made only with broad-based support.

•	To Protect the Interests of Minority Shareholders. The Board also believes that the supermajority vote provisions within our Governance Documents protect shareholders, particularly minority shareholders, from the actions of larger investors. Without these provisions, it would be possible for a small group of very large shareholders to approve fundamental changes to corporate governance that are opposed by many more, smaller shareholders who comprise nearly half of the votes cast.

•	To Safeguard Long-Term Shareholder Interests. Our Board is bound by fiduciary duties to act in a manner that it believes to be in the best interests of the Company and its shareholders. Shareholders, on the other hand, do not have the same fiduciary duties. As a result, a group of shareholders – who may be acting in their own short-term or other interests not shared by MPC investors generally – may vote in a manner that is detrimental to large numbers of shareholders. Accordingly, our supermajority voting requirements safeguard the long-term interests of the Company and its shareholders.

Our Board of Directors is committed to good corporate governance and regularly considers and evaluates developments in this area. And, when warranted, the Board has adopted changes to our Governance Documents. As recently as February 2016, the Board revised our Bylaws to implement proxy access, as well as to implement a majority voting standard for uncontested director elections. Our Board is accountable to shareholders through a variety of other policies and strong governance practices.

Important Note on the Effect of this Proposal: We believe it is important for our shareholders to understand that approval of this proposal would not in itself remove the supermajority voting standards within our Governance Documents. The supermajority voting provisions are subject to revision by means of various approval thresholds involving further Board and shareholder action.

For the reasons stated above, our Board of Directors recommends you vote AGAINST Proposal No. 7.

page 46 / Marathon Petroleum Corporation Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed Marathon Petroleum’s audited financial statements and its report on internal controls over financial reporting for 2016 with Marathon Petroleum’s management. The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board’s standard, Auditing Standard No. 1301. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the report on internal controls over financial reporting for Marathon Petroleum be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee

Donna A. James, Chair

Abdulaziz F. Alkhayyal

Evan Bayh

David A. Daberko

James E. Rohr

John P. Surma

Independent Registered Public Accounting Firm’s

Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2016, and December 31, 2015, were:

Fees(1)	2016	2015
	(in 000s)	(in 000s)
Audit(2)	$7,417	$7,284
Audit-Related	—	—
Tax	—	—
All Other	$2	$3
Total	$7,419	$7,287

(1)	The Company’s Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is summarized in this Proxy Statement. See “The Board of Directors and Corporate Governance – Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” In 2016 and 2015, our Audit Committee pre-approved all of these services in accordance with its pre-approval policy. Our Audit Committee did not utilize the Policy’s de minimis exception in 2016 or 2015.

(2)	MPLX, a consolidated subsidiary of MPC, separately pays its own Audit fees, which totaled $5.2 million for the year ended December 31, 2016, and $4.8 million for the year ended December 31, 2015.

The Audit fees for the years ended December 31, 2016, and December 31, 2015, were for professional services rendered for the audit of consolidated financial statements and internal controls over financial reporting, the performance of subsidiary, statutory and regulatory audits, the issuance of comfort letters, the provision of consents and the review of documents filed with the SEC.

No Audit-Related fees were incurred for the years ended December 31, 2016, and December 31, 2015.

No Tax fees were incurred for the years ended December 31, 2016, and December 31, 2015.

The All Other fees for the years ended December 31, 2016, and December 31, 2015, were for an accounting research software license.

Our Audit Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and has determined that it is.

Marathon Petroleum Corporation Proxy Statement / page 47

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to MPC to beneficially own 5 percent or more of MPC common stock as of December 31, 2016. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership in Shares (#)		Percent of Outstanding Shares (%)
BlackRock, Inc.(1)	58,412,286	(1)	11.10
55 East 52nd Street
New York, NY 10055
The Vanguard Group(2)	36,162,130	(2)	6.85
100 Vanguard Blvd.
Malvern, PA 19355
State Street Corporation(3)	27,927,356	(3)	5.29
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based on the Schedule 13G/A dated January 10, 2017, which indicates that it was filed by BlackRock, Inc. According to such Schedule 13G/A, BlackRock, Inc., as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 58,412,286 shares of MPC’s common stock. BlackRock, Inc. reported that it possessed sole voting power over 52,308,633 of these shares, shared voting power over no shares, and sole dispositive power over all of these shares.

(2)	Based on the Schedule 13G/A dated February 9, 2017, which indicates that it was filed by The Vanguard Group. According to such Schedule 13G/A, these shares are owned by The Vanguard Group and two wholly owned subsidiaries, Vanguard Fiduciary Trust Company (or VFTC) and Vanguard Investments Australia, Ltd. (or VIA), as investment managers of collective trust accounts and investment offerings. The Schedule 13G/A reports that VFTC is the beneficial owner of 682,700 shares and VIA is the beneficial owner of 381,125 shares. The Vanguard Group is a registered investment advisor and has sole voting power with respect to 830,528 shares, shared voting power with respect to 95,669 shares, sole dispositive power with respect to 35,246,133 shares, and shared dispositive power with respect to 915,997 shares.

(3)	Based on the Schedule 13G dated February 6, 2017, which indicates it was filed by State Street Corporation. According to such Schedule 13G, State Street Corporation, as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 27,927,356 shares of MPC’s common stock. State Street Corporation reported that it possessed shared voting power and shared dispositive power over all of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 or 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to the Company from the individuals required to file reports, we believe each of our directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the year ended December 31, 2016.

page 48 / Marathon Petroleum Corporation Proxy Statement

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of MPC common stock beneficially owned as of January 31, 2017, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840.

Name of Beneficial Owner Directors / Named Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Gary R. Heminger	2,589,729	(2)(5)(6)(8)(9)(10)	*
Abdulaziz F. Alkhayyal	1,197	(3)	*
Evan Bayh	38,475	(2)(3)	*
Charles E. Bunch	6,776	(2)(3)	*
David A. Daberko	144,998	(2)(3)	*
Steven A. Davis	20,545	(3)(8)	*
Timothy T. Griffith	160,261	(2)(5)(9)(10)	*
Donna A. James	27,925	(2)(3)	*
Anthony R. Kenney	459,889	(2)(5)(6)(9)(10)	*
C. Michael Palmer	342,724	(2)(5)(6)(7)(9)(10)	*
James E. Rohr	27,045	(3)(8)	*
Frank M. Semple	1,170	(3)	*
John W. Snow	80,963	(2)(3)	*
J. Michael Stice	—		*
John P. Surma	37,375	(3)(8)	*
Donald C. Templin	482,296	(2)(5)(9)(10)	*

All Directors and Executive Officers as a group (24 reporting persons)	5,536,096	(2)(3)(4)(5)(6)(7)(8)(9)(10)	1.05%

(1)	None of the shares of common stock reported in this column are pledged as security.

(2)	Includes shares of common stock directly or indirectly held in registered or beneficial form.

(3)	Includes restricted stock unit awards granted pursuant to the Second Amended and Restated Marathon Petroleum Corporation 2011 Incentive Compensation Plan and/or the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of restricted stock unit awards credited as of January 31, 2017, for each of the non-employee directors is as follows: Mr. Alkhayyal, 1,197; Mr. Bayh, 27,375; Mr. Bunch, 4,776; Mr. Daberko, 140,998; Mr. S.A. Davis, 12,045; Ms. James, 27,375; Mr. Rohr, 12,045; Mr. Semple, 1,170; Mr. Snow, 76,963; and Mr. Surma, 27,375.

(4)	Includes restricted stock unit awards granted pursuant to the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, a portion of which may be forfeited under certain conditions.

(5)	Includes shares of restricted stock issued pursuant to the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, which are subject to limits on sale and transfer, and may be forfeited under certain conditions.

(6)	Includes shares of common stock held within the Marathon Petroleum Thrift Plan.

(7)	Includes shares of common stock held within the Marathon Petroleum Corporation Dividend Reinvestment and Direct Stock Purchase Plan.

(8)	Includes shares of common stock indirectly beneficially owned in trust. The number of shares held in trust as of January 31, 2017, by each applicable director or named executive officer is as follows: Mr. Heminger, 21,228; Mr. S.A. Davis, 8,500; Mr. Rohr, 15,000; and Mr. Surma, 10,000.

(9)	Includes stock options exercisable within 60 days of January 31, 2017, including 305,878 stock options exercisable by the applicable named executive officers but not in the money as of January 31, 2017.

(10)	Includes shares of common stock issued in settlement of performance units within 60 days of January 31, 2017.

*	The percentage of shares beneficially owned by each director or each executive officer does not exceed 1% of the common shares outstanding, and the percentage of shares beneficially owned by all directors and executive officers of the Company as a group is 1.05% of the common shares outstanding.

Marathon Petroleum Corporation Proxy Statement / page 49

Security Ownership of Directors and Executive Officers

The following table sets forth the number of MPLX common units beneficially owned as of January 31, 2017, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840.

Name of Beneficial Owner Directors / Named Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Gary R. Heminger	174,753	(2)(5)(6)(7)	*
Abdulaziz F. Alkhayyal	193	(3)	*
Evan Bayh	25,669	(2)(3)	*
Charles E. Bunch	3,131	(2)(3)	*
David A. Daberko	19,843	(2)(3)(4)	*
Steven A. Davis	18,884	(3)(6)	*
Timothy T. Griffith	18,302	(2)(5)(7)	*
Donna A. James	5,419	(2)(3)	*
Anthony R. Kenney	7,768	(2)(5)(7)	*
C. Michael Palmer	25,556	(2)(5)(7)	*
James E. Rohr	6,580	(3)(6)	*
Frank M. Semple	577,461	(2)(3)(4)(6)	*
John W. Snow	51,669	(2)(3)	*
J. Michael Stice	1,528	(6)	*
John P. Surma	17,343	(2)(3)(4)	*
Donald C. Templin	57,409	(2)(5)(7)	*

All Directors and Executive Officers as a group (24 reporting persons)	1,246,570	(2)(3)(4)(5)(6)(7)	*
(1)	None of the common units reported in this column are pledged as security.

(2)	Includes common units directly or indirectly held in beneficial form.

(3)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of phantom unit awards credited as of January 31, 2017, for the non-employee directors is as follows: Ms. James and Messrs. Bayh and Snow, 1,669 each; Messrs. Daberko and Surma, 1,670 each; Messrs. S.A. Davis and Rohr, 1,384 each; Mr. Alkhayyal, 193; Mr. Bunch, 701; and Mr. Semple, 180.

(4)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the MPLX GP LLC Non-Management Director Compensation Policy and Director Equity Award Terms. The aggregate number of phantom unit awards credited as of January 31, 2017, for each of Messrs. Daberko and Surma is 8,173; and Mr. Semple 987.

(5)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan, which may be forfeited under certain conditions.

(6)	Includes common units indirectly beneficially owned in trust. The number of common units held in trust as of January 31, 2017, by each applicable director or named executive officer is as follows: Mr. Heminger, 26,750; Mr. S.A. Davis, 17,500; Mr. Rohr, 5,196; Mr. Semple, 527,517; and Mr. Stice, 1,528.

(7)	Includes common units issued in settlement of performance units within 60 days of January 31, 2017.
*	The percentage of common units beneficially owned by each director or each executive officer does not exceed 1% of MPLX common units outstanding, and the percentage of common units beneficially owned by all directors and executive officers of the Company as a group does not exceed 1% of the MPLX common units outstanding.

page 50 / Marathon Petroleum Corporation Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed Marathon Petroleum’s Compensation Discussion and Analysis for 2016 with Marathon Petroleum’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

James E. Rohr, Chair

Charles E. Bunch

Steven A. Davis

Donna A. James

John W. Snow

Compensation Discussion and Analysis

In this section, we describe the material elements of our executive compensation program for our named executive officers (or NEOs), we provide an overview of our compensation philosophy and objectives and we explain how and why the Compensation Committee made its 2016 compensation decisions for our NEOs. We recommend that this section be read in conjunction with the tabular and narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

Named Executive Officers

Our NEOs for 2016 consist of our principal executive officer, our principal financial officer and the three most highly compensated executive officers, all of whom held a position as an executive officer as of December 31, 2016:

Name	Title (as of December 31, 2016)
Gary R. Heminger	Chairman, President and Chief Executive Officer

Timothy T. Griffith	Senior Vice President and Chief Financial Officer

Donald C. Templin	Executive Vice President and President, MPLX

Anthony R. Kenney	President, Speedway LLC

C. Michael Palmer	Senior Vice President, Supply, Distribution and Planning

Other Changes Affecting our Named Executive Officers in 2016

•	Gary R. Heminger was given the additional responsibilities and title of Chairman of the Board.
•	Donald C. Templin became the President of MPLX GP LLC in addition to his role as Executive Vice President of MPC.

Executive Summary

Our Business

We are one of the largest independent petroleum products refining, marketing, retail and transportation businesses in the United States. Our operations consist of three business segments:

•	Refining & Marketing—refines crude oil and other feedstocks at our seven refineries in the Gulf Coast and Midwest regions of the United States, purchases refined products and ethanol for resale and distributes refined products through various means, including terminals and trucks that we own or operate. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to our Speedway® business segment and to independent entrepreneurs who operate Marathon® retail outlets.

•	Speedway—sells transportation fuels and convenience products in the retail markets in the Midwest, East Coast and Southeast regions of the United States.

Marathon Petroleum Corporation Proxy Statement / page 51

•	Midstream—gathers, processes and transports natural gas; gathers, transports, fractionates, stores and markets NGLs and transports and stores crude oil and refined products. The operations of MPLX and certain other related operations are part of the Midstream segment.

2016 Financial and Operational Highlights

•	Our net income attributable to MPC decreased to $1.17 billion, or $2.21 per diluted share, in 2016 from $2.85 billion, or $5.26 per diluted share, in 2015.

•	We increased our quarterly dividend per share by 13 percent to $0.36 from $0.32, representing a 28 percent compound annual growth rate from the dividend established when we became an independent company on June 30, 2011.

•	Completed first full year following MPLX’s acquisition of MarkWest, executing on our strategy to grow our midstream stable cash flows.

•	Executed on refining margin-enhancing projects.

•	Announced strategic plan to unlock shareholder value.

After reviewing these results, the performance metrics outlined in the Annual Cash Bonus Program Section of this Proxy Statement and MPC’s relative TSR performance, the Compensation Committee approved 2016 cash bonuses for our NEOs eligible to receive such awards averaging 163.4 percent of target and a performance unit grant payout at 114.28 percent of target.

Shareholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program contains the following shareholder-friendly features that align with contemporary governance practices, promote alignment with our pay-for-performance philosophy and mitigate risk to our shareholders.

We do:
cap annual cash bonus and performance unit payouts;
have long-term incentive (or LTI) awards based on relative total shareholder return;
impose an additional one-year holding requirement for all shares received under our incentive compensation plan;
have “double triggers” for change-in-control payout provisions for all LTI awards;
maintain significant stock ownership guidelines for NEOs and other executive officers;
impose clawback provisions on both long-term and short-term incentive awards;
conduct an annual shareholder say-on-pay vote on NEO compensation;
have limited business perquisites; and
retain an independent compensation consultant who regularly advises the Compensation Committee.

We do not:
allow the hedging or pledging of MPC stock;
enter into employment contracts with NEOs or any other executive officers;
guarantee minimum bonus payments to any of our executive officers;
provide tax gross-ups for perquisites;
pay dividends or dividend equivalents on unvested equity;
allow the repricing of stock options without shareholder approval;
provide excise tax gross-up provisions with regard to any change in control of MPC; or
grant stock options below fair market value as of the grant date.

“Say-on-Pay” Vote Result and Engagement

The Compensation Committee has carefully considered the results of the 2016 annual shareholder advisory vote on our NEO compensation program (or Say-on-Pay), when approximately 94 percent of votes cast were in support of the program. The Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our NEO compensation program.

page 52 / Marathon Petroleum Corporation Proxy Statement

While the Compensation Committee is pleased with the results of the 2016 Say-on-Pay, we continue to maintain a regular dialogue with a wide variety of investors on numerous topics, including our NEO compensation program. During these engagements, our investors have not expressed significant concerns with our NEO compensation program.

Based on this input, and our 2016 Say-on-Pay results, the Compensation Committee reaffirmed the elements of our NEO compensation program and continued its practice of making compensation decisions intended to drive shareholder value.

We have indicated we will continue to seek a shareholder advisory vote on NEO compensation on an annual basis.

Significant 2016 Compensation Committee Actions

The Compensation Committee took the following significant actions in 2016:

	Action	Reason for Action
•	Added a new financial metric to the annual cash bonus (or ACB) program - Selling, General and Administrative Costs	• To focus employees on selling, general and administrative cost management of controllable expenditures

•	Added a new financial metric to the ACB program – MPLX/MarkWest Commercial Synergies	• To emphasize the importance of capturing synergies between MPLX and MarkWest, which became part of MPLX in late 2015

•	Removed the metric of rebranding the acquired Hess retail locations to Speedway from the ACB program	• The acquired Hess store sites were successfully rebranded to Speedway in 2015

The Compensation Committee believes these changes were appropriate because they are consistent with:

•	our business objectives;

•	the realities of our competitive situation;

•	the inherent uncertainties of our commodity-based business; and

•	the compensation programs of our peer group companies.

Independent Consultant to the Compensation Committee

In order to help ensure objectivity in reviewing and analyzing market data and trends, the Compensation Committee uses Pay Governance LLC (or the Advisor) as its independent compensation consultant. The Advisor attended four Compensation Committee meetings in 2016 to provide independent analysis and advice on our executive compensation programs and the regulatory environment surrounding executive compensation.

The Advisor also maintains a set of internal policies that prohibit any of its consultants that advise the Compensation Committee from, among other things, owning shares of our common stock or engaging in personal or business relationships with our directors, NEOs or any other executive officers without prior disclosure to the Compensation Committee. Based on the above-mentioned procedures and policies, the Compensation Committee is confident the advice it receives from the Advisor is objective and not influenced by the Advisor’s working relationship with MPC or the Compensation Committee.

Furthermore, the Compensation Committee has assessed the independence of the Advisor as required by the rules of the NYSE and has determined that the Advisor satisfies the independence requirements of the NYSE.

Our management does not direct or oversee the activities of the Advisor. However, the Advisor does seek and receive information and input from our management on various executive compensation matters and works with management to formalize proposals for presentation to the Compensation Committee. Additionally, in determining executive compensation, the Compensation Committee considers recommendations from the Advisor as well as management. The Advisor did not perform any consulting services for us during 2016 that were not related to executive or director compensation, nor did the Advisor provide any services to our NEOs or other executive officers, individually, in 2016. The Compensation Committee has considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to the Advisor in 2016. Based on this review, the Compensation Committee did not identify any conflicts of interest with respect to the work performed by the Advisor.

Marathon Petroleum Corporation Proxy Statement / page 53

Executive Compensation Philosophy and Objectives

We believe our executive compensation program plays a critical role in maximizing long-term shareholder value. It supports our ability to attract, motivate, retain and reward the highest quality executives to excel within our performance culture. We use our executive compensation program to create value for our shareholders through the quality products and services we provide to our customers. We do this while striving to maintain our sustainability and environmental commitments by acting responsibly toward those who work for us, those business partners who work with us and with every community in which we operate.

After evaluating our year-to-date financial, operational and employee performance, considering shareholder feedback and comparing the compensation of our NEOs and other executive officers to that of executives of companies within our peer groups, the Compensation Committee decided to continue our existing compensation philosophy. Our existing philosophy generally targets the Total Direct Compensation (defined as base salary + target bonus + intended value of annual LTI awards) for our NEOs and other executive officers at the median (50th percentile) of the compensation for similar executives of companies in our peer groups. In support of this philosophy, the decisions of the Compensation Committee are designed to:

•	provide fair and competitive levels of compensation, after taking into account individual roles and responsibilities, while allowing for the discretion to place each NEO and other executive officer within the competitive range of each pay element;

•	align compensation programs with the performance of MPC and the individual;

•	foster an ownership culture that aligns the interests of our NEOs and other executive officers with those of shareholders;

•	address the cyclical commodity influences of the business; and

•	ensure compensation programs do not encourage NEOs and other executive officers to take excessive risk.

Our mix of pay elements allows the Compensation Committee to use both cash (base salary and annual cash bonus opportunities) and equity (performance units, stock options, restricted stock and phantom units) to encourage and motivate our NEOs and other executive officers to achieve both our short-term and long-term business objectives.

page 54 / Marathon Petroleum Corporation Proxy Statement

Key Elements of 2016 Named Executive Officer Compensation

Our executive compensation program is comprised of the following three key elements. Each is designed to be market-competitive and help meet the objectives of our executive compensation program as established by the Compensation Committee:

What We Pay Our NEOs	Key Characteristics	Why We Pay Our NEOs This Way
Base Salary

•   Fixed cash compensation component

•   Reviewed at least annually and adjusted as appropriate

•   Based on the scope and responsibility level of the position held, individual performance and experience, as well as peer group market data

• To provide a competitive level of cash compensation upon which our NEOs may rely • To attract and retain executive talent
ACB Program

•   Variable cash compensation component

•   Performance-based award opportunity

•   Determined based on both corporate and applicable operating organization’s performance against pre-determined metrics, as well as the assessment of individual performance by our CEO and the Compensation Committee

•   To motivate and reward our NEOs for achieving our annual business objectives that drive overall performance and shareholder value creation

•   To support our culture of aligning pay with executive performance

•   To encourage and reward responsible risk-taking and accountability

LTI Awards

•   Variable equity-based compensation component

•   Performance-based awards in the form of annual grants

•   A combination of performance units, stock options* and time-based restricted stock and phantom unit awards

•   Stock option value realized solely on stock price appreciation

•   Performance units exceed target value only with above median relative Total Shareholder Return / Total Unitholder Return ranking among our peers

•   Restricted stock / phantom unit value dependent on stock / unit performance

•   To motivate our executives to achieve our long-term business objectives by linking their compensation directly to the performance of stock / units over the long term

•   To strengthen the alignment between the interests of our executive officers, including NEOs, and our shareholders / unitholders by promoting stock / unit appreciation while building equity to help meet ownership guidelines

•   To encourage retention of executives

* The Compensation Committee believes our stock options are inherently performance based as they have no initial value and grantees only realize value if the price of our stock increases for all shareholders following the date of grant.

In addition to these compensation elements, our employees, including our NEOs and other executive officers, are generally eligible to participate in our market-competitive health and life insurance plans, long-term and short-term disability programs, as well as retirement and severance programs. We also provide limited perquisites to our NEOs and other executive officers that are consistent with our business strategy and market-based trends. None of these additional programs are considered material by the Compensation Committee when making compensation decisions. For a detailed discussion of MPC-sponsored retirement plans and benefits, including the 2016 Pension Benefits Table, see the “Post-Employment Benefits for 2016” section of this Proxy Statement.

Marathon Petroleum Corporation Proxy Statement / page 55

Summary of 2016 Compensation Awarded

The table below summarizes our NEOs’ total direct compensation for 2016, which was approved by the Compensation Committee as part of our 2016 executive compensation program. This table is complementary to the Summary Compensation Table as it excludes the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns and provides the intended value for LTI compensation on the date of grant rather than the accounting value required to be reported in the Summary Compensation Table. Please refer to the Summary Compensation Table within the “Executive Compensation” section of this Proxy Statement for more detail regarding our NEOs’ reportable compensation in 2016.

Name	2016 Year-End Base Salary ($)	Target Bonus Amount ($)	Actual 2016 Bonus Payment (Paid in 2017) ($)	Intended Value of MPC LTI Awards ($)	Intended Value of MPLX LTI Awards* ($)	Total Direct Compensation ($)
G. R. Heminger	1,600,000	2,400,000	4,200,000	8,800,000	2,200,000	16,800,000
T. T. Griffith	625,000	500,000	750,000	1,600,000	400,000	3,375,000
D. C. Templin	800,000	800,000	1,300,000	1,500,000	1,500,000	5,100,000
A. R. Kenney	700,000	595,000	1,075,000	1,890,000	210,000	3,875,000
C. M. Palmer	650,000	487,500	725,000	1,445,000	255,000	3,075,000

*	In 2016, our NEOs and other executive officers were also awarded MPLX LTI by the Board of Directors of MPLX GP LLC, the general partner of MPLX, which is the master limited partnership sponsored by MPC. These awards were granted for services provided to MPLX and are included in this table to reflect the Total Direct Compensation our NEOs received in 2016 for their employment with MPC.

page 56 / Marathon Petroleum Corporation Proxy Statement

The majority of our NEO compensation is performance-based, at risk pay in the form of both short-term and long-term incentives. Based on data from 2016 proxy statements, our mix of pay elements is competitive with current market practices at our peer group companies as reflected in the charts below.

Compensation Mix

Mr. Heminger	CEO Direct Peer Group*
All Other NEOs	Direct Peer Group* NEOs

*       The Compensation Committee excluded BP p.l.c. and ExxonMobil Corporation from the direct industry peer group (further described below) when reviewing total compensation for our CEO and CFO. See “Setting Executive Compensation — Obtaining Market Data/Benchmarking” for more information.

The Compensation Committee continues to believe our flexibility to mix cash and equity allows us the ability to reward NEOs and other executive officers based on potentially very different business and strategic objectives across our business segments, recognizing that some of our organizations (such as retail and transportation) compete for talent with companies in industries that typically have compensation structures significantly different than those of our core business.

The Compensation Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for a future year. The Compensation Committee believes that doing so would not be in the best interests of our shareholders and would not motivate, or promote retention of, our NEOs.

Marathon Petroleum Corporation Proxy Statement / page 57

Setting Executive Compensation

Obtaining Market Data/Benchmarking

Due to the limited number of domestic independent downstream companies, and in recognition of MPC’s size, complexity, revenue and market capitalization, the Compensation Committee decided to continue using two peer groups – a direct industry peer group and a broad industry peer group – for benchmarking our NEOs’ compensation for pay decisions made in 2016.

The direct industry peer group is composed of: (1) independent downstream companies similar to MPC and integrated oil companies with significant downstream operations; (2) companies with which we compete for talent; and (3) companies we include as peers in our compensation program metrics. This peer group provides industry-specific market compensation and program design data obtained from both proxy statements and compensation surveys. This peer group is comprised of the following nine companies:

• BP p.l.c.	• HollyFrontier Corporation	• Royal Dutch Shell plc
• Chevron Corporation	• Koch Industries, Inc.	• Tesoro Corporation
• ExxonMobil Corporation	• Phillips 66	• Valero Energy Corporation

At the time the direct industry peer group was approved by the Compensation Committee, MPC was at approximately the 31st percentile of the group in terms of market capitalization and the 27th percentile in terms of revenue.

The Compensation Committee determined that it would not consider BP p.l.c. or ExxonMobil Corporation in the direct industry peer group when reviewing survey data for our CEO or CFO positions. This is due to the concern that the relative sizes of these two companies (including their market capitalizations and revenues), their complexity and their extensive global footprints could result in substantially different scopes for these executive positions.

A broad industry peer group was selected to supplement the direct industry peer group. The broad industry peer group was selected because it is comprised of large oil and gas companies, as well as other industrial companies focused on manufacturing, which, like MPC, could be sensitive to fluctuations in the costs of commodities. This peer group is expected to change slightly from year to year based on the companies that choose to participate in Willis Towers Watson’s Compensation Data Bank. Criteria used to screen for these companies included:

•	revenues generally greater than $10 billion;

•	heavy manufacturing operations;

•	commodity exposure;

•	safety and environmental focus; and

•	the availability of publicly reported information.

The 33 companies that were selected to comprise the broad industry peer group for 2016 are:

• 3M Company	• Johnson Controls Inc.
• Alcoa Corporation	• Lockheed Martin Corporation
• Caterpillar Inc.	• The Mosaic Company
• Chevron Corporation	• Navistar International Corporation
• ConocoPhillips	• Northrop Grumman Corporation
• The Dow Chemical Company	• Occidental Petroleum Corporation
• E.I. du Pont de Nemours and Company	• Parker Hannifin Corporation
• Eaton Corporation	• Phillips 66
• ExxonMobil Corporation	• Schlumberger Limited
• Ford Motor Company	• Tesoro Corporation
• FREEPORT-McMoRan Inc.	• Textron Inc.
• General Dynamics Corporation	• TRW Automotive Inc.
• General Electric Company	• United States Steel Corporation
• Hess Corporation	• United Technologies Corporation
• Honeywell International Inc.	• Valero Energy Corporation
• Ingersoll-Rand Public Limited Company	• Whirlpool Corporation
• International Paper Company

page 58 / Marathon Petroleum Corporation Proxy Statement

When the broad industry peer group was approved, MPC was at approximately the 36th percentile of this group in terms of market capitalization and the 83rd percentile in terms of revenue.

How We Use Market Data

The Compensation Committee’s Advisor works with our Human Resources compensation team to identify key job responsibilities for each NEO and then matches the job responsibilities to comparable job descriptions of executives in our peer groups. The Advisor then obtains market data based on these matches, which is used as a starting point for the evaluation of base salary, short-term incentive targets as a percentage of base salary and LTI awards. While the Compensation Committee targets Total Direct Compensation at the median of the market, factors such as those listed below may result in the actual level of compensation being above or below each NEO’s respective market median:

•	the size and complexity of each NEO’s role;

•	an incumbent’s experience and demonstrated performance;

•	our current and future succession needs;

•	business results;

•	external competitiveness; and

•	internal equity.

Analysis of 2016 Compensation Decisions and Actions

Base Salary

Base salary is a compensation component intended to provide a competitive, fixed level of income upon which our NEOs and other executive officers may rely so that we may attract and retain executive talent. The Compensation Committee reviews each NEO’s base salary at least annually and makes adjustments at its discretion. In setting each NEO’s base salary, the Compensation Committee considers factors including, but not limited to:

•	the complexity and responsibility level of the position held;

•	the individual’s experience;

•	demonstrated performance;

•	external competitiveness;

•	internal equity; and

•	business results.

As a result of the Compensation Committee’s review, the following adjustments were made to the base salaries of our NEOs in 2016:

Name	Title	Previous Base Salary ($)	Base Salary Effective April 2016 ($)	Increase (%)
G. R. Heminger	Chairman, President and Chief Executive Officer	1,600,000	1,600,000	—

T. T. Griffith	Senior Vice President and Chief Financial Officer	525,000	625,000	19.0

D. C. Templin	Executive Vice President and President, MPLX	750,000	800,000	6.7

A. R. Kenney	President, Speedway LLC	650,000	700,000	7.7

C. M. Palmer	Senior Vice President, Supply, Distribution and Planning	600,000	650,000	8.3

Mr. Heminger did not receive a base pay increase as the Compensation Committee concluded his salary was already market competitive. The increase amount for Mr. Griffith was based on his strong performance in his first year as Chief Financial Officer for MPC and to bring him closer to the market median for his position. The increase amount for Mr. Templin was made to recognize his increased responsibilities and duties as the President of MPLX. The increases for Messrs. Kenney and Palmer were made to maintain market competitiveness.

Marathon Petroleum Corporation Proxy Statement / page 59

Annual Cash Bonus Program

The ACB program is a variable incentive program intended to motivate and reward NEOs and other executive officers for achieving short-term (annual) financial and operational business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability.

The Compensation Committee approves the establishment of a qualified Section 162(m) funding pool for the ACB program in the first quarter of each year to ensure payments from the program qualify as performance-based compensation if certain metric levels are achieved. This maximizes our tax deductibility opportunity with respect to the compensation paid from the ACB program for NEOs and other executive officers whose Section 162(m) compensation may otherwise exceed $1 million. The performance metrics used to determine the 2016 Section 162(m) funding pool were net income and mechanical availability. Net income was chosen as it measures MPC’s profitability. Mechanical availability is an essential element in achieving our financial and operational objectives and a significant indicator of the success of our operations as it measures the availability and reliability of the processing equipment in our refinery and midstream operations. The funding pool for 2016 was established by the Compensation Committee as the greater of 2 percent of net income or $19 million if mechanical availability reached 91 percent.

Based on net income attributable to MPC of $1.17 billion, after adjusting for certain items, our pool for 2016 executive bonuses was $23.9 million. The Compensation Committee approved the actual incentive payments for each of our NEOs at levels less than what the pool would have otherwise permitted. As a result, all 2016 ACB payments made in 2017 were fully tax deductible.

For the 2016 ACB program, the Compensation Committee elected to add a selling, general and administrative cost metric to increase focus on controllable expenditures. In addition, a new metric intended to maintain focus on the commercial synergies between MPLX and MarkWest was added. With the completion of the rebranding of the acquired Hess retail locations to Speedway branded sites in 2015, this project metric was removed for 2016.

These changes continue to support the Compensation Committee’s commitment to an annual incentive program in which a majority (70 percent) is funded by pre-established financial and operational (including environmental and safety) performance measures. The remaining 30 percent under the ACB program is driven by a number of discretionary factors, including adjustments due to the volatility in petroleum-related commodity prices throughout the year, which makes it difficult to establish reliable, pre-determined goals. Regardless of the funding generated by the ACB program, the Compensation Committee has discretion to generally award each of our NEOs and other executive officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all.

page 60 / Marathon Petroleum Corporation Proxy Statement

The financial and operational performance metrics used for the 2016 ACB program were:

Performance Metric	Description	Type of Measure
Operating Income Per Barrel(a)	Measures domestic operating income per barrel of crude oil throughput, adjusted for unusual business items and accounting changes. This metric compares a group of nine integrated or downstream companies, including MPC.	Financial (relative)
EBITDA(b)	As derived from the consolidated financial statements and as disclosed to investors as part of the quarterly earnings materials.	Financial (absolute)
Mechanical Availability(c)	Measures the mechanical availability and reliability of the processing equipment in our refining, pipeline, terminal and marine operations.	Operational (absolute)
Selling, General and Administrative Costs (SG&A)(d)	Actual selling, general and administrative expenses adjusted for certain items.	Financial (absolute)
MPLX/MarkWest Commercial Synergies	Measures revenue enhancements or cost savings at either MPLX or MPC resulting from the combination for which committed actions were taken in 2016.	Financial (absolute)
Responsible Care(e)	The metrics below measure our success in meeting our goals for the health and safety of our employees, contractors and neighboring communities, while continuously improving on our environmental stewardship commitment by minimizing our environmental impact.
Marathon Safety Performance Index(f)	Measurement of MPC’s success and commitment to employee safety. Goals are set annually at best-in-class industry performance, focusing on continual improvement. This includes common industry metrics such as Occupational Safety and Health Administration (or OSHA) Recordable Incident Rates and Days Away Rates.	Operational (absolute)
Process Safety Events Score	Measures the success of MPC’s ability to identify, understand and control process hazards, which can be defined as unplanned or uncontrolled releases of highly hazardous chemicals or materials that have the potential to cause catastrophic fires, explosions, injury, plant damage and high-potential near misses or toxic exposures.	Operational (absolute)
Designated Environmental Incidents	Measures environmental performance and consists of tracking certain: a) releases of hazardous substances into air, water or land; b) permit exceedences; and c) government agency enforcement actions.	Operational (absolute)
Quality	Measures the impact of product quality incidents and cumulative costs to MPC (no Category 4 Incident, and costs of Category 3 Incidents).(g)	Operational (absolute)

(a)	This is a per barrel measure of throughput—U.S. downstream segment income adjusted for certain items. It includes a total of nine comparator companies (including MPC). Comparator company income is adjusted for special items or other like items as adjusted by MPC. The comparator companies for 2016 were: BP p.l.c.; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy; Phillips 66; Tesoro Corporation; and Valero Energy Corporation. This is a non-GAAP performance metric which is calculated as income before taxes, as presented in our audited consolidated financial statements, as adjusted, divided by the total number of barrels of crude oil throughput at the peer’s respective U.S. refinery operations. To ensure consistency of this metric when comparing results to the comparator group, adjustments to our and peer company segment income before taxes are sometimes necessary to remove certain items, such as the gain/loss on asset sales and certain asset and goodwill impairment expenses.

(b)	This is a non-GAAP performance metric. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted to exclude the effects of impairment expense, pension settlement expense and inventory market valuation adjustments.

(c)	Mechanical availability represents the percentage of capacity available for critical downstream equipment to perform its primary function for the full year.

(d)	This represents SG&A expenses per our consolidated financial statements adjusted to exclude costs related to employee bonus program accruals, pension settlement expense, insurance expense and certain other expenses.
(e)	These metrics exclude MarkWest.

(f)	This metric excludes Speedway and measures the personal safety performance level of MPC employees and contractors based on lost time, the number of OSHA recordable injuries or fatalities, and restricted duty incidents. In the event of a fatality, payout is determined by the Compensation Committee.

(g)	A Category 4 Incident is one that involves a fatality. Category 3 Incidents include those in which: we incur out-of-pocket costs for incident response and recovery activities, mitigation of customer claims or regulatory penalties in excess of $50,000; a media advisory is issued; or the extenuating circumstances are deemed to be of such severity by our Quality Committee that a recommendation for this category is made to the MPC Quality Steering Committee and is subsequently approved.

The threshold, target and maximum levels of performance for each performance metric were established for 2016 by evaluating factors such as performance achieved in the prior year(s), anticipated challenges for 2016, our business plan and our overall strategy. At the time the performance levels were set for 2016, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable and the maximum levels were viewed as extremely difficult to achieve.

Marathon Petroleum Corporation Proxy Statement / page 61

The table below provides both the goals for each metric and our performance achieved in 2016:

Performance Metric	Threshold Level	Target Level	Maximum Level	Performance Achieved	Target Weighting	Performance Achieved
Operating Income Per Barrel	5th or 6th Position	3rd or 4th Position	1st or 2nd Position	3rd Position (100% of target)	20.0%	20.0%
EBITDA(1)	$3,650	$4,750	$6,670	$4,501 (89% of target)	10.0%	8.9%
Mechanical Availability	92.4%	93.4%	94.4%	94.9% (200% of target)	10.0%	20.0%
Selling, General and Administrative Costs(1)	$1,339	$1,309	$1,279	$1,243 (200% of target)	5.0%	10.0%
MPLX/MarkWest Commercial Synergies	$25,000,000	$35,000,000	$50,000,000	$75,500,000 (200% of target)	5.0%	10.0%
Responsible Care
Marathon Safety Performance Index	0.90	0.60	0.40	0.95 (0% of target)	5.0%	0.0%
Process Safety Events Score	120	80	60	56 (200% of target)	5.0%	10.0%
Designated Environmental Incidents	72	51	30	30 (200% of target)	5.0%	10.0%
Quality	$500,000	$250,000	$125,000	$135,000 (192% of target)	5.0%	9.60%
				Total	70.0%	98.50%
(1)	Represented in millions.

Organizational and Individual Performance Achievements for the 2016 ACB Program

At the beginning of the year, each NEO develops individual performance goals relative to their respective organizational responsibilities, which are directly related to our business objectives. The subjective goals used to evaluate the individual performance of our NEOs for 2016 fell into the following general categories:

	Mr. Heminger	Mr. Griffith	Mr. Templin	Mr. Kenney	Mr. Palmer
Talent development, retention, succession and acquisition	✓	✓	✓	✓	✓
Enhancement of shareholder value through return of capital and unlocking midstream asset value	✓	✓	✓
System integration, optimization and debottlenecking	✓		✓	✓	✓
Growth through organic expansion and acquisition opportunities	✓	✓	✓	✓
Growth of market share for gasoline and diesel	✓			✓	✓
Preparation of assets for potential dropdown to MPLX	✓	✓	✓		✓
Progress on diversity initiatives	✓	✓	✓	✓	✓

Our CEO reviews the organizational and individual performance of our other NEOs and makes annual bonus recommendations to the Compensation Committee. Key factors considered for 2016 included:

•	net income attributable to MPC decreased 59% to $1.17 billion in 2016 from $2.85 billion in 2015;

•	TSR for 2016 of -1.8% compared to the median TSR of -1.5% for our performance unit peer group;

page 62 / Marathon Petroleum Corporation Proxy Statement

•	sustained focus on shareholder returns with $916 million returned to shareholders through dividends and share repurchases; and

•	continued integration of the MarkWest assets into the MPLX portfolio.

The Compensation Committee evaluates the performance of our CEO with input from our full Board and makes final annual bonus decisions for our NEOs and other executive officers.

Bonus opportunities for our NEOs under the ACB program are communicated as a target percentage of annualized base salary at year-end. Each of our NEOs and other executive officers can generally earn a maximum of 200 percent of the target award, although the Compensation Committee has discretion to award each of our NEOs and other officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all, depending on MPC’s overall performance and the subjective evaluation of each NEO’s and other officer’s organizational and individual performance. The Compensation Committee reviews market data provided by its Advisor annually with respect to competitive pay levels and sets specific bonus target opportunities for each of our NEOs.

Bonus Target Adjustments

In February 2016 the Compensation Committee approved one change to bonus targets for our NEOs. Mr. Templin’s bonus target was adjusted to 100% of his base salary from 90%, in light of the significant increase in his responsibilities as President of MPLX.

We do not guarantee minimum bonus payments to our NEOs.

2017 Bonus Payments (for 2016 Performance)

In February 2017, the Compensation Committee certified the results of our performance metrics for the 2016 ACB program and applied the following formula based on performance of established metrics, organizational and individual performance to determine our NEOs’ final award for 2016 performance:

Name	Annualized Base Salary (as of 12/31/16) ($)	Bonus Target as a % of Base Salary (%)	Target Bonus ($)	Final Award as a % of Target (%)	Final Award ($)[1]
G. R. Heminger	1,600,000	150	2,400,000	175.0	4,200,000
T. T. Griffith	625,000	80	500,000	150.0	750,000
D. C. Templin	800,000	100	800,000	162.5	1,300,000
A. R. Kenney	700,000	85	595,000	180.6	1,075,000
C. M. Palmer	650,000	75	487,500	148.7	725,000

(1)	The final award is rounded to the nearest $5,000.

MPC Long-Term Incentive Compensation Program

Annual MPC LTI awards are granted in the form of performance units (40 percent), stock options (40 percent) and restricted stock (20 percent). The primary purpose of our equity grants is to motivate our NEOs to achieve our long-term business objectives over multiple years and align the NEOs’ interests with those of our shareholders. The award vehicles differ as illustrated below:

LTI Award Vehicle	Form of Settlement	Compensation Realized
MPC Performance Units	25% in MPC common stock; and 75% in cash	$0.00 to $2.00 per unit based on our relative TSR ranking among a group of peer companies
MPC Stock Options	Stock	Stock price appreciation from grant date to exercise date
MPC Restricted Stock	Stock	Full value of stock upon vesting

Marathon Petroleum Corporation Proxy Statement / page 63

Due to the nature of LTI awards, the actual long-term compensation value realized by each of our NEOs will depend on the price of our underlying stock at the time of settlement. We based the 2016 LTI awards on an intended dollar value rather than a specific number of performance units, stock options or shares of restricted stock.

MPC granted the 2016 LTI awards to our NEOs on March 1, 2016. The exercise price for stock options is equal to the closing price of a share of MPC common stock on the grant date, or the first trading day thereafter if the grant date is not a trading day. We discuss each of our LTI award vehicles in more detail below.

MPC Performance Units

The Compensation Committee believes a performance unit program serves as a complement to stock options and restricted stock. Our program benchmarks MPC’s TSR relative to a peer group of oil industry competitors and a market index. This relative evaluation allows for the cyclicality of our business and commodity prices (crude oil) to be recognized and prevents volatility from directly advantaging or disadvantaging the payout of the award beyond that of our peers. The Compensation Committee continues to believe that TSR relative to a peer group is the single best metric for our performance unit program as it is commonly used by shareholders to measure a company’s performance relative to others within the same industry. It also aligns the compensation of our NEOs with the value delivered to our shareholders. The design of our performance unit program ensures we pay above target compensation only when our TSR is above the median of the peer group.

Under our program, TSR for MPC and each of the peer group companies is measured over a 36-month performance cycle. Each performance cycle has four measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. MPC’s TSR performance percentile within the peer group is measured for each measurement period, with the related payout percentage determined using the following table. However, if MPC’s TSR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100 percent) regardless of actual relative TSR performance percentile.

TSR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for TSR between quartiles will be determined using linear interpolation.

Each performance unit is dollar denominated with a target value of $1.00. The actual payout will vary from $0.00 to $2.00 (0 percent to 200 percent of target). The final value of the award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. These awards will then settle 25 percent in MPC full-value common stock and 75 percent in cash.

TSR is determined by taking the sum of a company’s stock price appreciation or reduction, plus its cumulative cash dividends, for each measurement period and dividing that total by the company’s beginning stock price for that period, as illustrated below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Cash Dividends

Beginning Stock Price

The beginning and ending stock prices used for MPC and each peer group member in the TSR calculation will be the average of their respective closing stock prices for the 20 trading days immediately preceding the beginning and ending date of the applicable measurement period.

The Compensation Committee believes that providing four measurement periods over a 36-month cycle is appropriate and serves the best interest of our shareholders. By having four equally weighted measurement periods, attaining maximum payout is more difficult as maximum payout levels can only be achieved by outperforming the TSR peer group for all four measurement periods. Our design also mitigates significant market fluctuations in stock price at the beginning or end of a performance cycle and does not encourage high-risk decisions near the end of a performance cycle by limiting their impact on the overall payout of the award. In addition, the Compensation Committee also believes that having the maximum payout capped at $2.00 per unit helps mitigate excessive or inappropriate risk-taking.

MPC Performance Units Granted in 2014

Performance units granted in 2014 had a performance cycle of January 1, 2014, through December 31, 2016. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of our 2015 Proxy Statement.

page 64 / Marathon Petroleum Corporation Proxy Statement

In January 2017, the Compensation Committee certified the final TSR for the four measurement periods for the 2014 performance unit grants, which are as follows:

Measurement Period	Actual TSR (%)	Position		Percentile Ranking (%)	Payout (% of target)
January 1, 2014 - December 31, 2014	3.2	3	rd	71.43	142.86
January 1, 2015 - December 31, 2015	20.2	4	th	57.14	114.28
January 1, 2016 - December 31, 2016	-1.8	5	th	42.85	85.70
January 1, 2014 - December 31, 2016	21.5	4	th	57.14	114.28
				Average:	114.28

The resulting average of 114.28 percent of target provided for a payment equal to $1.1428 per performance unit granted. As a result, the Compensation Committee approved the following payments to our NEOs:

Name	Target Number of Performance Units	Compensation Committee Approved Payout ($)
G. R. Heminger	3,200,000	3,656,960
T. T. Griffith	204,000	233,132
D. C. Templin	704,000	804,532
A. R. Kenney	540,000	617,112
C. M. Palmer	510,000	582,828

The results of the 2014 performance unit grant were certified by the Compensation Committee and settled 25 percent in full-value MPC shares and 75 percent in cash.

MPC Performance Units Granted in 2015

Performance units granted in 2015 have a performance cycle of January 1, 2015, through December 31, 2017. They remain outstanding and are included in the “Outstanding Equity Awards at 2016 Fiscal Year-End” table. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of our 2016 Proxy Statement.

MPC Performance Units Granted in 2016

After an annual review of market practices, the Compensation Committee again made the decision to award performance unit grants in February 2016. The Compensation Committee approved the following peer group for performance unit awards granted in 2016:

• Chevron Corporation	• Phillips 66	• S&P 500 Energy Index
• HollyFrontier Corporation	• Tesoro Corporation
• PBF Energy	• Valero Energy Corporation

The number of performance units granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

MPC Stock Options

Stock options provide a direct but variable link between our NEOs’ and other executive officers’ long-term compensation and the long-term value shareholders receive by investing in MPC. The Compensation Committee believes our stock options are inherently performance based as option holders only realize benefits if the value of our stock increases for all shareholders after the grant date. The exercise price of our stock options is generally equal to the per-share closing price of MPC common stock on the grant date. Stock options vest in equal installments on the first, second and third anniversary of the date of grant and have a maximum 10-year term during which an NEO may exercise the options. Option holders do not have voting, dividend or dividend equivalent rights on the underlying stock.

Marathon Petroleum Corporation Proxy Statement / page 65

The number of options granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

MPC Restricted Stock

Grants of restricted stock provide diversification in the mix of LTI awards, result in ownership of actual shares of stock and promote NEO retention. Restricted stock grants are also intended to help our NEOs increase their holdings in MPC common stock to comply with established stock ownership guidelines.

The value of restricted stock awards is also variable, and the awards vest in equal installments on the first, second and third anniversary of the date of grant. Prior to vesting, recipients have voting rights but dividends declared during the restricted period are accrued and paid in cash upon vesting. Upon vesting, a one-year holding period requirement is in effect for all full-value shares received under our incentive compensation plan. This holding period prevents our NEOs and other executive officers from selling any stock or performance units settled in shares for 12 months from the time the awards are vested or earned. This requirement applies to shares net of taxes at the time of vesting or distribution.

The number of restricted shares granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

MPLX Long-Term Incentive Compensation Program

Our NEOs are awarded MPLX performance units and/or phantom units by the Board of Directors of MPLX GP LLC (or MPLX Board) for direct and/or indirect services provided to MPLX, which are expected to create long-term value to MPC. If any of our NEOs were also an MPLX named executive officer for 2016, such NEOs’ MPLX equity awards are also reported and discussed in the MPLX Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported by MPLX in its Annual Report on Form 10-K are not incremental to the amounts reported in this Proxy Statement.

In January 2016, the MPLX Board met and approved an LTI design whereby the MPLX LTI awards granted are in the form of performance units (50 percent) and phantom units (50 percent). Both forms of LTI generally reward performance over a multi-year period to the extent service and/or partnership performance conditions are achieved. The primary purpose of MPLX LTI granted to our NEOs is to advance MPLX’s long-term business objectives and strengthen the alignment between the interests of our NEOs and MPLX unitholders. The forms of LTI awards differ as illustrated below:

Form of LTI Award	Form of Settlement	Compensation Realized
MPLX Performance Units	25% in MPLX common units and 75% in cash	$0.00 to $2.00 per unit based on MPLX’s relative Total Unitholder Return (or TUR) ranking among a group of peers
MPLX Phantom Units	MPLX common units	Full value of common units upon vesting

MPLX Performance Units

The MPLX Board believes that performance unit awards complement its phantom unit awards. The performance unit program benchmarks MPLX’s TUR against a peer group of midstream competitors. The MPLX Board continues to believe TUR relative to a peer group is the single best metric for its performance program as it is commonly used by unitholders to measure a partnership’s performance against others within the same industry. It also aligns the awardee’s interests with those of MPLX unitholders. The MPLX performance unit program is designed to pay above target compensation only when TUR is above the median of the peer group.

page 66 / Marathon Petroleum Corporation Proxy Statement

Under the MPLX program, the TUR and that of each of the peer group members is measured over a 36-month performance cycle. Each performance cycle has four equally weighted measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. MPLX’s TUR performance percentile within the peer group is measured for each measurement period with the related payout percentage determined using the following table. However, if MPLX’s TUR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100 percent) regardless of actual relative TUR performance percentile.

TUR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for TUR between quartiles will be determined using linear interpolation.

Each performance unit is dollar denominated with a target value of $1.00. The actual payout will vary from $0.00 to $2.00 (0 percent to 200 percent of target). The final value of the award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. These awards will then settle 25 percent in MPLX full-value common units and 75 percent in cash.

TUR is determined by taking the sum of a partnership’s unit price appreciation or reduction, plus its cumulative cash distributions, for each measurement period and dividing that total by the partnership’s beginning unit price for that period, as illustrated below.

(Ending Unit Price – Beginning Unit Price) + Cumulative Cash Distributions

Beginning Unit Price

The beginning and ending unit prices used for MPLX and each peer group member in the TUR calculation will be the average of their respective closing unit prices for the 20 trading days immediately preceding the beginning and ending date of the applicable measurement period.

The MPLX Board also believes that providing four measurement periods over a 36-month performance cycle is appropriate and serves the best interests of its unitholders. By having four equally weighted measurement periods, attaining maximum payout is more difficult as maximum payout levels can only be achieved by outperforming the TUR peer group for all four measurement periods. The program design also mitigates significant market fluctuations in unit price at the beginning or end of a performance cycle and does not encourage high-risk decisions near the end of a performance cycle by limiting their effect on the overall payout of the award. In addition, the MPLX Board believes that having the maximum payout capped at $2.00 per unit helps mitigate excessive or inappropriate risk-taking.

MPLX Performance Units Granted in 2014

Performance units granted by MPLX in 2014 had a performance cycle of January 1, 2014, through December 31, 2016. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of the MPLX Annual Report on Form 10-K for the year ended December 31, 2014.

In January 2017, the independent directors of the MPLX Board reviewed and approved the final TUR for the four measurement periods of the 2014 performance unit grants, which are as follows:

Measurement Period	Actual TUR (%)	Position	Percentile Ranking (%)	Payout (% of target)
January 1, 2014 - December 31, 2014	68.4	2nd	90.91	181.82
January 1, 2015 - December 31, 2015	-45.3	10th	10.00	0.00
January 1, 2016 - December 31, 2016	3.2	9th	20.00	0.00
January 1, 2014 - December 31, 2016	-3.7	9th	20.00	0.00
			Average:	45.46

Marathon Petroleum Corporation Proxy Statement / page 67

The resulting average of 45.46 percent of target provided for a payment equal to $0.4546 per performance unit granted. The independent directors of the MPLX Board approved these results and approved the following payments to our NEOs:

Name	Target Number of Performance Units	MPLX Board Approved Payout ($)
G. R. Heminger	1,000,000	454,600
T. T. Griffith	45,000	20,457
D. C. Templin	220,000	100,012
A. R. Kenney	75,000	34,095
C. M. Palmer	112,500	51,143

The 2014 performance unit grants were settled 25 percent in full-value MPLX common units and 75 percent in cash.

MPLX Performance Units Granted in 2015

Performance units granted by MPLX in 2015 have a performance cycle of January 1, 2015, through December 31, 2017. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of the MPLX Annual Report on Form 10-K for the year ended December 31, 2015.

MPLX Performance Units Granted in 2016

The MPLX Board approved the following peer group for MPLX performance unit awards granted in 2016:

• Buckeye Partners, L.P.	• ONEOK Partners, L.P.	• Valero Energy Partners LP
• Enbridge Energy Partners, L.P.	• Phillips 66 Partners LP	• Western Gas Partners, LP
• Energy Transfer Partners, L.P.	• Plains All American Pipeline, L.P.	• Williams Partners L.P.
• Enterprise Products Partners L.P.	• Sunoco Logistics Partners L.P.
• Magellan Midstream Partners, L.P.	• Tesoro Logistics LP

This peer group was changed for 2016. Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners, L.P., ONEOK Partners, L.P., and Williams Partners L.P. were added to the peer group while Holly Energy Partners, L.P., Nustar Energy L.P. and Shell Midstream Partners L.P. were removed. These changes recognize the increased size and operational structure of MPLX after its merger with MarkWest.

The number of performance units granted by MPLX in 2016 to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement. Additional information about these grants can be found in the “Long-Term Incentive Compensation Program” section of the MPLX Annual Report on Form 10-K for the year ended December 31, 2016.

MPLX Phantom Units

Grants of phantom units provide diversification of the mix of LTI awards granted by MPLX, promote ownership of actual MPLX common units and promote retention. Further, phantom unit grants also help NEOs increase their holdings in MPLX common units.

The value of phantom unit awards is variable, based on the value of an underlying MPLX common unit, and the awards vest in equal installments on the first, second and third anniversary of the date of grant and are settled in MPLX common units upon vesting. Prior to vesting, recipients have no right to vote the units, and cash distributions are accrued and paid in cash upon vesting. Upon vesting, a one-year holding period requirement is in effect for all full-value units received. This holding period prevents NEOs from selling any units for 12 months from the time they are vested or earned. This requirement applies to units net of taxes at the time of vesting or distribution.

The number of phantom units granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

CEO’s Compensation Compared to our Other NEOs and his Direct Industry Peers

The Compensation Committee has noted that Mr. Heminger currently has, excluding changes in pension values, a pay package of 4.31 times the average of our other NEOs. This difference is primarily a function of Mr. Heminger’s 42-year tenure at MPC compared with an average of 23 years for our other NEOs. Mr. Heminger has also been a senior executive at MPC and its predecessors for more than 18 years.

page 68 / Marathon Petroleum Corporation Proxy Statement

Recognizing the significant shareholder value created under Mr. Heminger’s leadership as CEO of MPC and his over 15 years of service as our principal downstream executive, which we believe makes him the longest serving such leader of any company in our direct peer group, the Compensation Committee believes it is appropriate for his total compensation to be above the current median of similarly situated executives of our peer groups. Please review the “Pay for Performance” section of this Proxy Statement for more information about shareholder returns during Mr. Heminger’s tenure as CEO of MPC.

Pay for Performance

The Compensation Committee believes our executive compensation programs create a strong link between the compensation provided to our NEOs and MPC’s performance relative to its peers. As shown in Figure 1, our one-year TSR of -1.8 percent was consistent with the performance unit peer group median TSR of -1.5 percent. Our three-year TSR was 21.5 percent, which is above the median TSR of the performance unit peer group of 13.6 percent, as shown below in Figure 2. Lastly, our five-year TSR was 224.6 percent, which is above the median TSR of the performance unit peer group of 167.0 percent, as shown below in Figure 3. Since we were established as an independent company on June 30, 2011, our TSR has been significant at 167.5 percent. We have also outpaced the S&P 500 Energy Index, as well as the average of our performance unit peer group. TSR percentages depicted in the figures below were calculated using the same methodology used for our performance unit grants. For more information, see the “MPC Performance Units” section of this Proxy Statement.

Figure 1	Figure 2

Figure 3

Marathon Petroleum Corporation Proxy Statement / page 69

MPC has realized a TSR equal to 167.5 percent since we were established as an independent company on June 30, 2011. During this time, Mr. Heminger’s compensation (not including the values reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2016 Summary Compensation Table) has increased overall by only 16.8 percent, as shown in Figure 3.

Figure 4

The Compensation Committee has approved modest but appropriate increases to Mr. Heminger’s pay package, which includes a mix of long-term and short-term incentives, as described in the “Key Elements of 2016 Named Executive Officer Compensation” section of this Proxy Statement. These incentives present the opportunity to be financially rewarding over the long term. However, using the December 30, 2016, MPC common stock closing price of $50.35, shareholders received an appreciation in MPC’s common stock price of 20.8 percent while the intrinsic value of Mr. Heminger’s LTI granted since 2014 is approximately 8.8 percent less than the grant-date fair values as reported in our applicable prior Proxy Statements.

	Restricted Stock		Stock Options		Total*
Year Granted	Grant Date Fair Value ($)	Value as of 12/31/2016 ($)	Grant Date Fair Value ($)	Value as of 12/31/2016 ($)	Grant Date Fair Value ($)	Value as of 12/31/2016 ($)
2014	1,600,037	1,932,634	3,200,023	2,229,851	4,800,060	4,162,485
2015	1,760,082	1,741,405	3,520,017	—	5,280,099	1,741,405
2016	1,760,000	2,558,938	3,520,008	5,550,103	5,280,008	8,109,041
Total	5,120,119	6,232,977	10,240,048	7,779,954	15,360,167	14,012,931

*This value does not include performance units as their value is not directly based on the price of MPC common stock.

Other Policies

Stock Ownership Guidelines

Stock ownership guidelines are in place for our NEOs. The guidelines are intended to align the long-term interests of our NEOs and our shareholders. Under these guidelines, our NEOs are expected to hold MPC common stock having a value equal to a target multiple of their annualized base salary. The targeted multiples vary among the NEOs depending upon their position and responsibilities:

•	President and CEO – six times annualized base salary;

•	Executive Vice President(s) – four times annualized base salary; and
•	Senior Vice President(s)/President, Speedway LLC – three times annualized base salary.

Because our stock ownership guidelines are established as a multiple of each NEO’s annualized base salary, the value that must be maintained will increase proportionally as their salaries increase. As of December 31, 2016, Messrs. Heminger, Templin, Kenney and Palmer had met their stock ownership guidelines. Mr. Griffith, whose ownership guideline increased due to his promotion, had not yet met his guideline.

Our NEOs are not permitted to sell any shares received under our incentive compensation plans unless their

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respective stock ownership guideline multiples are satisfied and maintained immediately after the sale. Additionally, a one-year holding period requirement is in effect for all full-value shares received under our incentive compensation plan. This holding period prevents NEOs from selling any stock or performance units settled in shares for 12 months from the time they are vested or earned. This requirement applies to shares net of taxes at the time of vesting or distribution.

Prohibition on Derivatives and Hedging

In order to ensure our NEOs bear the full risk of MPC common stock ownership, we have always maintained a policy that prohibits hedging transactions related to our common stock or pledging or creating security interests in our common stock, including shares held in excess of the amount required under our stock ownership guidelines.

Recoupment/Clawback Policy

Our NEOs are subject to recoupment provisions under the ACB and LTI programs in the case of certain forfeiture events. If we are required, as a result of a determination made by the SEC or our Audit Committee, to prepare a material accounting restatement due to noncompliance with any financial reporting requirement under applicable securities laws as a result of misconduct, our Compensation Committee may decide that a forfeiture event has occurred based on an assessment of whether an NEO or any other executive officer: (1) knowingly engaged in misconduct; (2) was grossly negligent with respect to misconduct; (3) knowingly failed or was grossly negligent in failing to prevent misconduct; or (4) engaged in fraud, embezzlement or other similar misconduct materially harmful to us.

If it is determined that a forfeiture event has occurred, the Compensation Committee would have the right to request and receive reimbursement of any portion of an NEO’s or any other executive officer’s bonus from the ACB program that would not have been earned had the forfeiture event not taken place. In addition, grants of unexercised stock options and unvested restricted stock to such NEO or other executive officer would be subject to immediate forfeiture, as would outstanding performance units. If a forfeiture event occurred either while the NEO or other executive officer was employed, or within three years after termination of employment, and a payment had previously been made to the NEO or other executive officer in settlement of performance units, the Compensation Committee would have the right to recoup an amount in cash up to (but not in excess of) the amount paid in settlement of the performance units.

These recoupment provisions are in addition to the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which provide that the CEO and CFO shall reimburse the employer for any bonus or other incentive-based or equity-based compensation, as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to noncompliance with financial reporting requirements as a result of misconduct. Additionally, all equity grants made since 2012 include provisions making them subject to any clawback provisions required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and to any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Company’s common stock is listed for trading.

Severance Benefits

We do not maintain individual severance or change-in-control agreements with our NEOs. However, we maintain the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (or the Executive Change in Control Severance Benefits Plan) to accomplish several specific objectives, including:

•	Providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss, and

•	Competing effectively in attracting and retaining executives in an industry that features frequent mergers, acquisitions and divestitures.

For more information about our Executive Change in Control Severance Benefits Plan, please see the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

Perquisites

We offer limited perquisites to our NEOs and other executive officers. Based on analysis and advice of the Compensation Committee’s Advisor, the perquisites offered are consistent with those offered by our peer group companies.

Our NEOs and other executive officers are eligible for reimbursement for certain tax, estate and financial planning services up to $15,000 per year while serving as an executive officer and $3,000 in the year following retirement or death. The Compensation Committee believes this perquisite is appropriate due to the complexities of income tax preparation for our NEOs and other executive officers, who may, for example, be required to make personal income tax filings in multiple states due to receiving equity compensation in the form of MPLX phantom units that settle in MPLX common units.

We also offer enhanced annual physical health examinations for our senior management, including our NEOs, to promote their health and well-being. Under our program, these officers can receive a comprehensive physical (generally in the form of a one-day appointment), with procedures similar to those available to all other employees under our health

Marathon Petroleum Corporation Proxy Statement / page 71

program. The incremental cost of these enhanced physicals is primarily attributable to MPC-paid facilities charges and incremental charges incurred for not using facilities from which we receive discounts under our health plan network.

The primary use of our corporate aircraft is for business purposes and must be authorized by our CEO or another executive officer designated by our Board or our CEO. Occasionally, spouses or other guests will accompany our NEOs or other executive officers on corporate aircraft, or our NEOs or other executive officers may travel for personal purposes on corporate aircraft when space is available on business-related flights. When a spouse’s or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the NEO or other executive officer.

Our Board has authorized and recommends the personal use of corporate aircraft for our CEO in order to promote his safety, security and productivity. The value of such personal use is periodically reported to and monitored by the Compensation Committee and is taxable income to our CEO. In addition, our CEO is provided limited security benefits. Costs for security are primarily attributable to the maintenance, operation and monitoring of enhanced home security equipment. The Committee feels these security measures are appropriate given the growing public profile of our CEO and the growing, often negatively slanted, publicity given to those in our industry.

Reportable values for these perquisite programs, based on the incremental costs to MPC, are included in the “All Other Compensation” column of the 2016 Summary Compensation Table.

We do not provide income tax assistance or tax gross-ups on our executive perquisites including tax, estate and financial planning services or the personal use of corporate aircraft.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of compensation paid by a public company such as MPC to any employee who on the last day of the year is the CEO or one of the three other most highly compensated officers (excluding the CFO) up to $1 million. A very important exemption from this requirement is provided for compensation qualifying as “performance-based compensation.”

The Compensation Committee generally considers the impact of this rule when developing and implementing the various elements of our executive compensation program. The Compensation Committee generally seeks to maximize corporate tax deductibility under Section 162(m) to the extent we believe the action is not in conflict with the best interests of our shareholders. Accordingly, we have not adopted a policy providing that all compensation must qualify as deductible under Section 162(m).

Even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m), we cannot guarantee that such compensation will qualify or ultimately will be deductible. Although the Compensation Committee may take actions intended to limit the impact of Section 162(m), the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract, retain, motivate and reward executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation-Based Risk Assessment

Annually, we review our policies and practices for compensating our employees (including non-executives) as they relate to our risk management profile.

The Compensation Committee’s Advisor completed a review of our 2016 executive compensation programs in January 2017 and noted the following risk-mitigating factors:

◾	the Compensation Committee annually reviews analyses on targeted compensation, actual compensation and stock ownership, and employs a philosophy of targeting total compensation at the peer group median;
◾	the mix of fixed versus variable compensation and cash versus equity is reasonable;

◾	key functions are involved in establishing, reviewing and administering MPC’s incentive plans to ensure accuracy and transparency;

◾	incentive awards are generally capped at a maximum payout of 200 percent of target;

◾	metrics used within incentive plans align with shareholder value creation;

◾	a comprehensive process is followed when determining incentive goals, which incorporates page 72 / Marathon Petroleum Corporation Proxy Statement

significant discussion between management and the Compensation Committee;

◾	executive officers are required to comply with a rigorous stock ownership policy and an additional holding policy on earned or vested full-value shares;

◾	LTI awards vest over multi-year periods;

◾	a 36-month performance unit grant with multiple measurement periods discourages high-risk decisions near the end of a performance cycle that could significantly affect final payout;
◾	MPC maintains an insider trading policy and an anti-hedging policy;

◾	MPC has a recoupment policy that addresses the restatement of results; and

◾	the full Board plays an active role in leadership succession planning.

MPC management also presented a review of our non-executive compensation programs to the Compensation Committee. The Compensation Committee concluded that any risks arising from the compensation policies and practices for our employees were not reasonably likely to have a material adverse effect on MPC.

Executive Succession Planning

One of the Board’s key functions is to provide for executive succession planning to avoid adverse effects caused by vacancies in key leadership positions. We recognize that thoughtful succession planning is critical to creating long-term shareholder value. Although executive officers may choose to retire earlier, our policy of mandatory retirement coincident with, or immediately following, the first of the month after an officer reaches age 65 provides a known maximum time period for a qualified successor to prepare to assume the vacated position.

The Compensation Committee meets at least annually to discuss succession of our leadership, including our NEOs. During these meetings the Compensation Committee:

•	identifies key roles (based on business impact and retention risk);

•	assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our values including:

•	Health and Safety;

•	Environmental Stewardship;

•	Integrity;

•	Corporate Citizenship; and

•	Inclusive Culture;

•	and evaluates the readiness of succession candidates, including training and development needs.

The Compensation Committee believes its succession process is an important tool that helps manage the lead time necessary to train, develop or recruit executives capable of filling key roles, including NEOs, within MPC when the need arises.

Marathon Petroleum Corporation Proxy Statement / page 73

Executive Compensation

2016 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Mr. Heminger, our Chairman, President and Chief Executive Officer, Mr. Griffith, our Senior Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of MPC serving as of December 31, 2016.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Gary R. Heminger	2016	1,600,000	5,575,165	3,520,008	4,200,000	1,097,813	562,822	16,555,808
Chairman, President and	2015	1,587,500	7,355,473	3,520,017	4,400,000	1,233,077	488,270	18,584,337
Chief Executive Officer	2014	1,537,500	6,480,084	3,200,023	4,000,000	2,922,115	421,580	18,561,302
Timothy T. Griffith	2016	600,000	1,013,690	640,004	750,000	113,173	91,094	3,207,961
Senior Vice President and	2015	507,500	1,203,705	576,018	650,000	72,017	69,635	3,078,875
Chief Financial Officer
Donald C. Templin	2016	800,000	1,869,697	600,005	1,300,000	241,506	148,860	4,960,068
Executive Vice President	2015	741,667	1,671,803	800,010	1,200,000	186,756	133,263	4,733,499
and President, MPLX	2014	687,500	1,425,684	704,020	1,100,000	182,067	126,421	4,225,692
Anthony R. Kenney	2016	687,500	982,903	756,005	1,075,000	403,941	136,970	4,042,319
President,	2015	631,250	1,250,230	720,009	1,000,000	320,252	147,673	4,069,414
Speedway LLC	2014	568,750	891,046	540,002	900,000	1,041,282	207,548	4,148,628
C. Michael Palmer	2016	637,500	828,663	578,001	725,000	195,709	110,767	3,075,640
Senior Vice President,	2015	587,500	1,099,727	578,016	750,000	392,638	103,869	3,511,750
Supply, Distribution and Planning	2014	537,500	688,529	510,009	725,000	793,637	96,493	3,351,168

(1)	The amounts shown in this column for calendar year 2016 for Messrs. Heminger and Templin reflect their January 1, 2016, annualized base salary for 12 months as their salary did not change during the year. The amounts shown in this column for calendar year 2016 for Messrs. Griffith, Kenney and Palmer reflect three months at the January 1, 2016, annualized base salary and nine months at the April 1, 2016, annualized base salary.

(2)	The amounts shown in these columns reflect the aggregate grant date fair value of LTI awarded in the year indicated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of the MPC equity value are included in footnote 23 to the Company’s financial statements as reported in its Annual Reports on Form 10-K for the years ended December 31, 2016, December 31, 2015, and December 31, 2014. Assumptions used in the calculation of the MPLX equity value are included in footnote 20 to MPLX’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2016, footnote 19 to MPLX’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2015, and footnote 16 to MPLX’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	The maximum value of the performance units reported in this column for those who received 2014 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $6,400,000 and MPLX - $2,000,000; Mr. Templin, MPC - $1,408,000 and MPLX - $440,000; Mr. Kenney, MPC - $1,080,000 and MPLX - $150,000; and Mr. Palmer, MPC - $1,020,000 and MPLX - $225,000. The maximum value of the performance units reported in this column for those who received 2015 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $7,040,000 and MPLX - $2,200,000; Mr. Griffith, MPC - $1,152,000 and MPLX - 360,000; Mr. Templin, MPC - $1,600,000 and MPLX - $500,000; Mr. Kenney, MPC - $1,440,000 and MPLX - $200,000; and Mr. Palmer, MPC - $1,156,000 and MPLX - $255,000. The maximum value of the performance units reported in this column for those receiving 2016 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $7,040,000 and MPLX - $2,200,000; Mr. Griffith, MPC - $1,280,000 and MPLX - 400,000; Mr. Templin, MPC - $1,200,000 and MPLX - $1,500,000; Mr. Kenney, MPC - $1,512,000 and MPLX - $210,000; and Mr. Palmer, MPC - $1,156,000 and MPLX - $255,000.

(4)	The amounts shown in this column reflect the total value of ACB awards earned in the year indicated, which were paid in the following year.

(5)	The amounts shown in this column reflect the annual change in actuarial present value of accumulated benefits under the Marathon Petroleum and Speedway retirement plans. See “Post-Employment Benefits for 2016” and “Marathon Petroleum Retirement Plans” sections of this Proxy Statement for more information regarding the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

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All Other Compensation

(6)	We offer very limited perquisites to our NEOs, which, together with our contributions to defined contribution plans, comprise the amounts reported in the All Other Compensation column. The amounts shown in this column are summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Security(d)	Miscellaneous Perks & Tax Allowance Gross-Ups ($)	Company Contributions to Defined Contribution Plans(e) ($)	Total All Other Compensation ($)
Gary R. Heminger	78,352	3,587	10,060	43,440	—	427,383	562,822
Timothy T. Griffith	—	3,587	—	—	—	87,507	91,094
Donald C. Templin	—	3,587	4,612	—	—	140,661	148,860
Anthony R. Kenney	—	3,587	11,140	—	—	122,243	136,970
C. Michael Palmer	—	3,587	9,899	—	—	97,281	110,767

(a)	Our Board has authorized and recommends the personal use of corporate aircraft to promote the safety, security and productivity of our CEO. Additionally, officers are occasionally permitted to invite their spouses or other guests to accompany them on business travel when space is available. The amounts shown in this column reflect the aggregate incremental cost of personal use of corporate aircraft by our NEOs for the period from January 1, 2016, through December 31, 2016. These amounts reflect our incremental cost of travel on corporate aircraft for our NEOs, their spouses or other guests for personal travel. We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees, storage costs, communications charges and other miscellaneous variable costs. Fixed costs, such as pilot compensation, the purchase and lease of aircraft and maintenance not related to travel are excluded from this calculation. We believe this method provides a reasonable estimate of our incremental cost. However, use of this method overstates the actual incremental cost when a flight has a primary business purpose, space is available to transport an officer or his or her guest not traveling for business purposes and no incremental cost is realized by us. No income tax assistance or gross-ups are provided for personal use of corporate aircraft. For 2016, only our CEO had reportable personal use of corporate aircraft.

(b)	All employees, including our NEOs, are eligible to receive an annual physical. Executives may receive an enhanced physical under the executive physical program. The amounts shown in this column reflect the average incremental cost of the executive physical program in excess of the average incremental cost of the employee physical program. Due to privacy concerns and Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual usage or cost of this program by individual NEOs.

(c)	The amounts shown in this column reflect reimbursement for the costs of professional advice related to tax, estate and financial planning up to a specified maximum not to exceed $15,000 per calendar year. For information on this program refer to the “Perquisites” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(d)	The amount shown in this column reflects annual fees and maintenance expenses associated with personal security for Mr. Heminger.

(e)	The amounts shown in this column reflect amounts contributed by us under the tax-qualified Marathon Petroleum Thrift Plan for Messrs. Heminger, Griffith, Templin, Kenney and Palmer, as well as under related non-qualified deferred compensation plans. See “Post-Employment Benefits for 2016” and “Marathon Petroleum Retirement Plans” sections of this Proxy Statement for more information.

Marathon Petroleum Corporation Proxy Statement / page 75

Grants of Plan-Based Awards in 2016

The following table provides information regarding all plan-based awards, including cash-based incentive awards and equity-based awards (specifically stock options, restricted stock, phantom units and performance units) granted to each of our NEOs in 2016.

Name	Type of Award	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Gary R. Heminger	MPC Stock Options	3/1/2016	2/23/2016								353,060	34.63	3,520,008
	MPC Restricted Stock	3/1/2016	2/23/2016							50,823			1,760,000
	MPC Performance Units	3/1/2016	2/23/2016				440,000	3,520,000	7,040,000				2,017,312
	MPC Annual Cash Bonus			N/A	2,400,000	4,800,000
	MPLX Phantom Units	3/1/2016	2/23/2016							41,463			1,100,013
	MPLX Performance Units	3/1/2016	2/23/2016				137,500	1,100,000	2,200,000				697,840
Timothy T. Griffith	MPC Stock Options	3/1/2016	2/23/2016								64,193	34.63	640,004
	MPC Restricted Stock	3/1/2016	2/23/2016							9,241			320,016
	MPC Performance Units	3/1/2016	2/23/2016				80,000	640,000	1,280,000				366,784
	MPC Annual Cash Bonus			N/A	500,000	1,000,000
	MPLX Phantom Units	3/1/2016	2/23/2016							7,539			200,010
	MPLX Performance Units	3/1/2016	2/23/2016				25,000	200,000	400,000				126,880
Donald C. Templin	MPC Stock Options	3/1/2016	2/23/2016								60,181	34.63	600,005
	MPC Restricted Stock	3/1/2016	2/23/2016							8,664			300,034
	MPC Performance Units	3/1/2016	2/23/2016				75,000	600,000	1,200,000				343,860
	MPC Annual Cash Bonus			N/A	800,000	1,600,000
	MPLX Phantom Units	3/1/2016	2/23/2016							28,270			750,003
	MPLX Performance Units	3/1/2016	2/23/2016				93,750	750,000	1,500,000				475,800
Anthony R. Kenney	MPC Stock Options	3/1/2016	2/23/2016								75,828	34.63	756,005
	MPC Restricted Stock	3/1/2016	2/23/2016							10,916			378,021
	MPC Performance Units	3/1/2016	2/23/2016				94,500	756,000	1,512,000				433,264
	MPC Annual Cash Bonus			N/A	595,000	1,190,000
	MPLX Phantom Units	3/1/2016	2/23/2016							3,958			105,006
	MPLX Performance Units	3/1/2016	2/23/2016				13,125	105,000	210,000				66,612
C. Michael Palmer	MPC Stock Options	3/1/2016	2/23/2016								57,974	34.63	578,001
	MPC Restricted Stock	3/1/2016	2/23/2016							8,346			289,022
	MPC Performance Units	3/1/2016	2/23/2016				72,250	578,000	1,156,000				331,252
	MPC Annual Cash Bonus			N/A	487,500	975,000
	MPLX Phantom Units	3/1/2016	2/23/2016							4,806			127,503
	MPLX Performance Units	3/1/2016	2/23/2016				15,938	127,500	255,000				80,886

(1)	Our Compensation Committee approved the awards reported in the table above for Messrs. Heminger, Griffith, Templin, Kenney and Palmer on February 23, 2016, with a grant date of March 1, 2016.

(2)	The target amounts shown in this column for Messrs. Heminger, Griffith, Templin, Kenney and Palmer reflect the target annual incentive opportunity. No threshold amount is disclosed as our Compensation Committee has discretion to not award an annual incentive under the ACB program. Each NEO may generally earn a maximum of 200% of the target; however, our Compensation Committee has discretion to award each NEO an annual incentive up to the limits of the applicable Section 162(m) funding pool.

(3)	The target amounts shown in this column reflect the number of performance units granted to Messrs. Heminger, Griffith, Templin, Kenney and Palmer. Each performance unit has a target value of $1.00. The threshold for the award is the minimum possible payout of the award, which is 12.5%. The threshold is achieved when the payout percentage is 50% for one measurement period and 0% for the other three measurement periods, thus an average payout percentage of 12.5% for the performance cycle. The maximum payout for this award is 200% of target.

(4)	The amounts shown in this column reflect the total grant date fair value of stock options, restricted stock and performance units granted in 2016 in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). The Black-Scholes value used for the stock options was $9.97 per share. The restricted stock value was based on the MPC closing stock price on the grant date listed, or the next business day if the grant date was not a business day. The price used for the March 1, 2016, grants of restricted stock awards was $34.63 per share. MPC performance units are designed to settle 25% in MPC common stock and 75% in cash. The MPC performance units have a grant date fair value of $0.5731 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in footnote 23 to the Company’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2016. The price used for the March 1, 2016, grants of phantom unit awards was $26.53 per unit. MPLX performance units are designed to settle 25% in MPLX common units and 75% in cash. The MPLX performance units have a grant date fair value of $0.6344 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in footnote 20 to MPLX’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2016.

page 76 / Marathon Petroleum Corporation Proxy Statement

MPC Stock Options (Option Awards)

Our Compensation Committee granted stock options to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2016. All options vest in one-third increments on the first, second and third anniversaries of the date of grant and expire 10 years following the date of grant. No dividends are paid and there are no voting rights associated with stock options. In the event of the death or retirement (whether mandatory or not) of an NEO, unvested options granted to such NEO as an officer immediately vest and remain exercisable until the earlier of five years following the date of death or retirement or the original expiration date. Unvested options granted to an NEO as a non-officer immediately vest and remain exercisable until the earlier of three years following the date of death or retirement or the original expiration date. In the event of a change in control of the Company and a Qualified Termination, unvested options immediately vest and remain exercisable for the original term of the option. Upon voluntary or involuntary termination of an NEO, unvested options are forfeited. Upon voluntary or involuntary termination of an NEO for cause, vested options are cancelled. Upon involuntary termination of an NEO without cause, vested options are exercisable for 90 days following the date of termination.

MPC Restricted Stock (Stock Awards)

Our Compensation Committee granted restricted stock awards to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2016, which vest in one-third increments on the first, second and third anniversaries of the grant date. Dividends accrue on the restricted stock awards and are paid upon vesting. There are voting rights associated with unvested restricted stock awards. If an NEO retires under our mandatory retirement policy, unvested restricted stock vests and accrued dividends are paid upon the mandatory retirement date (the first day of the month coincident with or following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of the Company, unvested restricted stock immediately vests and accrued dividends are paid. If an NEO retires or otherwise leaves the Company prior to the vesting date, unvested restricted stock and accrued but unpaid dividends are forfeited.

MPC Performance Units (Equity Incentive Plan Awards)

Our Compensation Committee granted performance units to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2016. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPC common stock and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR over a 36-month period as compared to the TSR of those in our peer group for the January 1, 2016, through December 31, 2018, measurement period. No dividends are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of one-half of the measurement period (18 months) for the 2015 grant or the completion of nine months of the measurement period for the 2016 grant, the NEO will be eligible to receive, at our Compensation Committee’s discretion, a prorated payout based on the actual results of the entire measurement period. For the 2016 grant, if an NEO retires under our mandatory retirement policy, outstanding performance units will fully vest, however payout will occur at the end of the full 36-month performance cycle based on the certified results of the performance cycle. In the event of the death of an NEO, all unvested performance units immediately vest at target levels. In the event of a change in control of the Company and a Qualified Termination (as defined following the “Potential Payments upon Termination or Termination in the Event of a Change in Control” table), unvested performance units for the 2015 grant immediately vest at target levels. For the 2016 grant, unvested performance units will vest and be paid out based on actual TSR performance of the Company amongst its specified peer group for the period from the date of grant to the date of the change in control, and target TSR performance for the period from the date of the change in control to the end of the performance cycle. If an NEO terminates employment under any other circumstance, unvested performance units are forfeited.

MPC Annual Cash Bonus (Non-Equity Incentive Plan Awards)

Our Compensation Committee established the ACB program as a variable incentive program intended to motivate and reward NEOs for achieving short-term (annual) business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability. Bonuses are determined at the discretion of our Compensation Committee and the achievement of pre-established goals. If an NEO retires on or after July 1 of the performance year, eligibility for a bonus is at our Compensation Committee’s discretion. In the event of the death of an NEO during the performance period, unless otherwise determined by the Compensation Committee, a target bonus will be paid. In the event of change in control of the Company and a Qualified Termination, a cash severance is paid in lieu of a bonus. If an NEO terminates employment under any other circumstance, the NEO will be ineligible for a bonus payment.

MPLX Phantom Units (Other Unit Awards)

The MPLX Board granted phantom unit awards to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2016. The phantom unit awards vest in one-third increments on the first, second and third anniversaries of the grant date. Distribution equivalents accrue on the phantom unit awards and are paid upon vesting. There are no voting rights associated with unvested phantom units. If an NEO retires under MPC’s mandatory retirement policy, unvested phantom units vest and accrued distribution equivalents are paid upon the mandatory retirement date (the first day of the month coincident with or following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of MPLX, unvested phantom units immediately vest and accrued distribution equivalents are paid. If an NEO retires or otherwise leaves MPLX prior to the vesting date, unvested phantom units and unpaid distribution equivalents are forfeited.

MPLX Performance Units (Equity Incentive Plan Awards)

The MPLX Board granted performance units to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2016. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPLX common units and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPLX’s TUR over a 36-month period as compared to the TUR of those in a peer group for the January 1, 2016, through December 31, 2018, measurement period. No cash distributions are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of one-half of the measurement period (18 months) for the 2015 grant or the completion of nine months of the measurement period for the 2016 grant, the NEO will be eligible to receive, at the discretion of the MPLX Board, a prorated payout based on the actual results of the entire measurement period. For the 2016 grant, if an NEO retires under our mandatory retirement policy, outstanding performance units will fully vest, however payout will occur at the end of the full 36-month performance cycle based on the certified results of the performance cycle. In the event of the death of an NEO, all unvested performance units immediately vest at target levels. In the event of a change in control of MPLX, unvested performance units for the 2015 grant immediately vest at target levels. For the 2016 grant, unvested performance units will vest and be paid out based on actual TUR performance of MPLX amongst its specified peer group for the period from the date of grant to the date of the change in control, and target TUR performance for the period from the date of the change in control to the end of the performance cycle. If an NEO terminates employment under any other circumstance, unvested performance units are forfeited.

Marathon Petroleum Corporation Proxy Statement / page 77

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding unexercised options (vested and unvested), unvested restricted stock, unvested phantom units and performance units held by each of our NEOs as of December 31, 2016.

		Stock Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(5) (#)	Market Value of Shares of Stock or Units that Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Gary R. Heminger	5/30/2007	71,024	—	25.88	5/30/2017
	2/27/2008	55,178	—	23.04	2/27/2018
	2/25/2009	187,142	—	10.10	2/25/2019
	2/24/2010	246,340	—	12.37	2/24/2020
	2/23/2011	236,744	—	20.85	2/23/2021
	12/5/2011	73,712	—	17.20	12/5/2021
	2/29/2012	420,170	—	20.78	3/1/2022
	2/27/2013	221,454	—	41.37	2/27/2023
	3/1/2014	171,560	85,780(2)	41.69	3/1/2024
	3/1/2015	86,914	173,828(3)	50.89	3/1/2025
	3/1/2016	—	353,060(4)	34.63	3/1/2026
		1,770,238	612,668
					MPC	86,677	4,364,187	7,040,000	8,045,312
					MPLX	57,223	1,981,060	2,200,000	1,350,030
Timothy T. Griffith	8/26/2011	19,100	—	17.44	8/26/2021
	2/29/2012	28,012	—	20.78	3/1/2022
	2/27/2013	13,072	—	41.37	2/27/2023
	3/1/2014	10,936	5,470(2)	41.69	3/1/2024
	3/1/2015	14,222	28,446(3)	50.89	3/1/2025
	3/1/2016	—	64,193(4)	34.63	3/1/2026
		85,342	98,109
					MPC	13,831	696,391	1,216,000	1,389,645
					MPLX	9,307	322,208	380,000	230,914
Donald C. Templin	7/1/2011	148,370	—	21.10	7/1/2021
	2/29/2012	89,636	—	20.78	3/1/2022
	2/27/2013	51,674	—	41.37	2/27/2023
	3/1/2014	37,744	18,872(2)	41.69	3/1/2024
	3/1/2015	19,752	39,508(3)	50.89	3/1/2025
	3/1/2016	—	60,181(4)	34.63	3/1/2026
		347,176	118,561
					MPC	16,722	841,953	1,400,000	1,599,920
					MPLX	31,803	1,101,020	1,000,000	556,825

page 78 / Marathon Petroleum Corporation Proxy Statement

		Stock Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(5) (#)	Market Value of Shares of Stock or Units that Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Anthony R. Kenney	2/25/2009	30,124	—	10.10	2/25/2019
	2/24/2010	47,454	—	12.37	2/24/2020
	2/23/2011	59,242	—	20.85	2/23/2021
	12/5/2011	14,262	—	17.20	12/5/2021
	2/29/2012	67,228	—	20.78	3/1/2022
	2/27/2013	33,218	—	41.37	2/27/2023
	3/1/2014	28,950	14,476(2)	41.69	3/1/2024
	3/1/2015	17,778	35,556(3)	50.89	3/1/2025
	3/1/2016	—	75,828(4)	34.63	3/1/2026
		298,256	125,860
					MPC	17,794	895,928	1,476,000	1,686,773
					MPLX	5,283	182,897	205,000	125,230
C. Michael Palmer	5/30/2007	8,568	—	25.88	5/30/2017
	5/28/2008	11,450	—	21.69	5/28/2018
	5/26/2010	17,298	—	12.87	5/26/2020
	2/23/2011	50,746	—	20.85	2/23/2021
	12/5/2011	11,544	—	17.20	12/5/2021
	2/29/2012	61,626	—	20.78	3/1/2022
	2/27/2013	31,374	—	41.37	2/27/2023
	3/1/2014	27,342	13,672(2)	41.69	3/1/2024
	3/1/2015	14,272	28,544(3)	50.89	3/1/2025
	3/1/2016	—	57,974(4)	34.63	3/1/2026
		234,220	100,190
					MPC	14,174	713,661	1,156,000	1,321,077
					MPLX	6,610	228,838	255,000	156,481

(1)	The dates presented in this column that are prior to June 30, 2011, represent the dates awards were granted by Marathon Oil. All other grant dates represent the grant dates of awards granted by MPC. The Marathon Oil awards were converted to MPC equity awards in connection with the Spinoff and remain subject to the original vesting schedules. Therefore, to assist in understanding the vesting dates associated with the pre-Spinoff awards, we list the original grant dates for all awards of MPC equity.

(2)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. The remaining unvested portion of the grant will become exercisable on March 1, 2017.

(3)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This remaining unvested portion of the grant will become exercisable in one-half increments on March 1, 2017 and March 1, 2018.

(4)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This grant will become exercisable in one-third increments on March 1, 2017, March 1, 2018, and March 1, 2019.

Marathon Petroleum Corporation Proxy Statement / page 79

(5)	The amounts shown in this column reflect the number of shares of MPC unvested restricted stock and MPLX phantom units held by each of our NEOs on December 31, 2016. Restricted stock grants and phantom units are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant.

MPC Restricted Stock

Name	Grant Date	# of Unvested Shares	Vesting Date
Gary R. Heminger	3/1/2014	12,796	3/1/2017
	3/1/2015	23,058	3/1/2017, 3/1/2018
	3/1/2016	50,823	3/1/2017, 3/1/2018, 3/1/2019
		86,677
Timothy T. Griffith	3/1/2014	816	3/1/2017
	3/1/2015	3,774	3/1/2017, 3/1/2018
	3/1/2016	9,241	3/1/2017, 3/1/2018, 3/1/2019
		13,831
Donald C. Templin	3/1/2014	2,816	3/1/2017
	3/1/2015	5,242	3/1/2017, 3/1/2018
	3/1/2016	8,664	3/1/2017, 3/1/2018, 3/1/2019
		16,722
Anthony R. Kenney	3/1/2014	2,160	3/1/2017
	3/1/2015	4,718	3/1/2017, 3/1/2018
	3/1/2016	10,916	3/1/2017, 3/1/2018, 3/1/2019
		17,794
C. Michael Palmer	3/1/2014	2,040	3/1/2017
	3/1/2015	3,788	3/1/2017, 3/1/2018
	3/1/2016	8,346	3/1/2017, 3/1/2018, 3/1/2019
		14,174

MPLX Phantom Units

Name	Grant Date	# of Unvested Units	Vesting Date
Gary R. Heminger	3/1/2014	6,840	3/1/2017
	3/1/2015	8,920	3/1/2017, 3/1/2018
	3/1/2016	41,463	3/1/2017, 3/1/2018, 3/1/2019
		57,223
Timothy T. Griffith	3/1/2014	308	3/1/2017
	3/1/2015	1,460	3/1/2017, 3/1/2018
	3/1/2016	7,539	3/1/2017, 3/1/2018, 3/1/2019
		9,307
Donald C. Templin	3/1/2014	1,505	3/1/2017
	3/1/2015	2,028	3/1/2017, 3/1/2018
	3/1/2016	28,270	3/1/2017, 3/1/2018, 3/1/2019
		31,803
Anthony R. Kenney	3/1/2014	513	3/1/2017
	3/1/2015	812	3/1/2017, 3/1/2018
	3/1/2016	3,958	3/1/2017, 3/1/2018, 3/1/2019
		5,283
C. Michael Palmer	3/1/2014	770	3/1/2017
	3/1/2015	1,034	3/1/2017, 3/1/2018
	3/1/2016	4,806	3/1/2017, 3/1/2018, 3/1/2019
		6,610

(6)	The amounts shown in this column reflect the aggregate value of all shares of MPC unvested restricted stock and MPLX phantom units held by each of our NEOs on December 31, 2016, using the MPC closing stock price of $50.35 and the MPLX closing unit price of $34.62 on December 30, 2016, which was the last trading day of 2016.

page 80 / Marathon Petroleum Corporation Proxy Statement

(7)	The amounts shown in this column reflect the number of unvested performance units for MPC and MPLX held by each of our NEOs on December 31, 2016. The MPC performance unit grants awarded in 2015 and 2016 have a 36-month performance cycle and are designed to settle 25% in MPC common stock and 75% in cash. Each of these performance unit grants is dollar denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR as compared to specified peer groups. The MPLX performance unit grants awarded in 2015 and 2016 have a 36-month performance cycle and are designed to settle 25% in MPLX common units and 75% in cash. Each of these performance unit grants is dollar denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPLX’s TUR as compared to specified peer groups.

MPC Performance Units

Name	Grant Date	# of Unvested Units	Measurement Period Ending Date
Gary R. Heminger	3/1/2015	3,520,000	12/31/2017
	3/1/2016	3,520,000	12/31/2018
		7,040,000
Timothy T. Griffith	3/1/2015	576,000	12/31/2017
	3/1/2016	640,000	12/31/2018
		1,216,000
Donald C. Templin	3/1/2015	800,000	12/31/2017
	3/1/2016	600,000	12/31/2018
		1,400,000
Anthony R. Kenney	3/1/2015	720,000	12/31/2017
	3/1/2016	756,000	12/31/2018
		1,476,000
C. Michael Palmer	3/1/2015	578,000	12/31/2017
	3/1/2016	578,000	12/31/2018
		1,156,000

MPLX Performance Units

Name	Grant Date	# of Unvested Units	Measurement Period Ending Date
Gary R. Heminger	3/1/2015	1,100,000	12/31/2017
	3/1/2016	1,100,000	12/31/2018
		2,200,000
Timothy T. Griffith	3/1/2015	180,000	12/31/2017
	3/1/2016	200,000	12/31/2018
		380,000
Donald C. Templin	3/1/2015	250,000	12/31/2017
	3/1/2016	750,000	12/31/2018
		1,000,000
Anthony R. Kenney	3/1/2015	100,000	12/31/2017
	3/1/2016	105,000	12/31/2018
		205,000
C. Michael Palmer	3/1/2015	127,500	12/31/2017
	3/1/2016	127,500	12/31/2018
		255,000

(8)	The amounts shown in this column for MPC reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2016 assuming a payout of $1.1428 per unit for the March 1, 2015, grant and $1.1428 per unit for the March 1, 2016, grant, which is the next higher performance achievement that exceeds the performance for these grants’ measurement period that ended December 31, 2016. The amounts shown in this column for MPLX reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2016, assuming a payout of $0.7273 per unit for the March 1, 2015, grant and $0.50 per unit for the March 1, 2016, grant, which is the next higher performance achievement that exceeds the performance for these grants’ measurement period that ended December 31, 2016.

Marathon Petroleum Corporation Proxy Statement / page 81

Option Exercises and Stock Vested in 2016

The following table provides information regarding MPC stock options exercised by our NEOs in 2016, as well as shares of MPC restricted stock and MPLX phantom units vested in 2016.

		Option Awards			Stock Awards
Name		Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Gary R. Heminger

	MPC	71,958	(3)	1,468,663	35,926	1,238,452

	MPLX	—		—	20,398	529,253
Timothy T. Griffith
	MPC	—		—	3,388	116,751

	MPLX	—		—	1,418	36,845
Donald C. Templin

	MPC	—		—	8,144	280,750

	MPLX	—		—	4,642	120,432
Anthony R. Kenney

	MPC	—		—	8,274	285,332

	MPLX	—		—	1,525	39,584
C. Michael Palmer

	MPC	—		—	5,576	192,202

	MPLX	—		—	2,197	57,019

(1)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon exercise of stock options, which is the fair market value of the shares on the date of exercise less the per share grant price.

(2)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon vesting of MPC restricted stock and MPLX phantom units, which is the fair market value of the shares/units on the date of vesting.

(3)	The stock options exercised were due to expire in June 2016.

Post-Employment Benefits for 2016

Pension Benefits

We provide tax-qualified retirement benefits to our employees, including our NEOs, under the Marathon Petroleum Retirement Plan. While most employees of Speedway generally do not participate in the Marathon Petroleum Retirement Plan, most receive tax-qualified retirement benefits under the Speedway Retirement Plan. In addition, we sponsor the Marathon Petroleum Excess Benefit Plan and the Speedway Excess Benefit Plan (or Excess Plans) for the benefit of a select group of management and other employees who are “highly compensated” as defined by Section 414(q) of the Internal Revenue Code (annual compensation of $120,000 or more in 2016).

page 82 / Marathon Petroleum Corporation Proxy Statement

2016 Pension Benefits Table

The 2016 Pension Benefits Table below reflects the actuarial present value of accumulated benefits payable to each of our NEOs under the Marathon Petroleum Retirement Plan, the Speedway Retirement Plan and the defined benefit portion of the Excess Plans as of December 31, 2016. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year
Gary R. Heminger	Marathon Petroleum Retirement Plan	36.08 years	1,973,019	—
	Marathon Petroleum Excess Benefit Plan	36.08 years	24,362,670	—
	Speedway Retirement Plan	6.48 years	330,177	—
	Speedway Excess Benefit Plan	6.48 years	4,360,139	—
Timothy T. Griffith	Marathon Petroleum Retirement Plan	5.33 years	104,872	—
	Marathon Petroleum Excess Benefit Plan	5.33 years	224,773	—
Donald C. Templin	Marathon Petroleum Retirement Plan	5.50 years	134,520	—
	Marathon Petroleum Excess Benefit Plan	5.50 years	800,832	—
Anthony R. Kenney	Marathon Petroleum Retirement Plan	21.83 years	1,296,709	—
	Marathon Petroleum Excess Benefit Plan	21.83 years	4,605,054	—
	Speedway Retirement Plan	18.99 years	580,240	—
	Speedway Excess Benefit Plan	18.99 years	2,747,599	—
C. Michael Palmer	Marathon Petroleum Retirement Plan	41.42 years	2,331,470	—
	Marathon Petroleum Excess Benefit Plan	41.42 years	5,209,126	—

(1)	The number of years of credited service shown in this column represents the number of years the NEO has participated in the Plan. However, plan participation service used for the purpose of calculating each participant’s benefit under the Marathon Petroleum Retirement Plan legacy final average pay formula and the Speedway pension equity formula was frozen as of December 31, 2009. Plan participation service used for the purpose of calculating each participant’s benefit under the Speedway Retirement Plan legacy final average pay formula was frozen on December 31, 1998.

(2)	The present value of accumulated benefit for the Marathon Petroleum Retirement Plan was calculated assuming a discount rate of 3.90%, the RP2000 mortality table for lump sums, a 96% lump sum election rate and retirement at age 62 (or current age, if later). In accordance with the Marathon Petroleum Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations varied from 1.00% to 1.25% based on the anticipated year of retirement. The present value of accumulated benefit for the Speedway Retirement Plan was calculated assuming a discount rate of 3.90%, the 94GAR mortality table for lump sums, a 96% lump sum election rate and retirement at age 65. In accordance with the Speedway Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations was 2.62% for the Speedway legacy benefit formula and 3.06% for the pension equity formula, for the anticipated year of retirement for those with Speedway benefits. Please refer to the “Speedway Retirement Plan” section of this Proxy Statement for more detail on the Speedway formulas.

Marathon Petroleum Retirement Plans

Marathon Petroleum Retirement Plan

In general, our employees and certain employees of Speedway are immediately eligible to participate in the Marathon Petroleum Retirement Plan. The Marathon Petroleum Retirement Plan is primarily designed to provide employees income after retirement. Prior to January 1, 2010, the monthly benefit under the Marathon Petroleum Retirement Plan was equal to the following formula:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	—	[	1.33%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Marathon legacy benefit formula. Effective January 1, 2010, the Marathon legacy benefit formula was amended to (i) cease future accruals of additional years of participation, and (ii) as applied to eligible NEOs, cease further compensation updates. No more than 37.5 years of participation may be recognized under the Marathon legacy benefit formula.

Marathon Petroleum Corporation Proxy Statement / page 83

Eligible earnings under the Marathon Petroleum Retirement Plan include, but are not limited to, pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Petroleum Thrift Plan and incentive compensation bonuses. Age continues to be updated under the Marathon legacy benefit formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service:

•	Participants with less than 50 points receive a 7% pay credit;

•	Participants with at least 50 but less than 70 points receive a 9% pay credit; and

•	Participants with 70 or more points receive an 11% pay credit.

Participants in the Marathon Petroleum Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age for both the Marathon legacy benefit and cash-balance formulas is 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Marathon legacy benefit formula after reaching age 62.

The forms of benefit available under the Marathon Petroleum Retirement Plan include various annuity options and a lump sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 62 with sufficient vesting service, the amount of benefit under the Marathon legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
62	100%	55	75%
61	97%	54	71%
60	94%	53	67%
59	91%	52	63%
58	87%	51	59%
57	83%	50	55%
56	79%

There are no early retirement subsidies under the cash-balance formula. Messrs. Heminger, Kenney and Palmer are currently eligible for early retirement benefits under the Marathon Petroleum Retirement Plan.

Under the cash-balance formula, plan participants receive pay credits based on age and cash-balance service. For 2016, Messrs. Heminger, Kenney and Palmer received pay credits equal to 11% of compensation, which is the highest level of pay credit available under the plan. Mr. Templin received pay credits equal to 9% of compensation. Additionally, under the terms of his employment offer entered into with our former parent company, Mr. Templin receives additional contributions to our non-qualified plan to ensure that the aggregate contributions from our qualified and non-qualified retirement plans equal 11% of his applicable compensation. Based on the age and service calculation specified in the Marathon Petroleum Retirement Plan, Mr. Templin will receive a supplemental non-qualified contribution set at 2% of eligible compensation in the Marathon Petroleum Excess Benefit Plan. This supplemental contribution will be decreased over time as Mr. Templin’s age and service increase; he will be eligible for the full 11% contribution in his qualified plan in 2022. Mr. Griffith received pay credits equal to 9% of compensation in our qualified plan.

Marathon Petroleum Excess Benefit Plan (Defined Benefit)

Marathon Petroleum Company LP (or MPC LP) sponsors the Marathon Petroleum Excess Benefit Plan, an unfunded, non-qualified retirement plan, for the benefit of a select group of management and highly compensated employees. The Marathon Petroleum Excess Benefit Plan generally provides benefits that participants, including our NEOs, would have otherwise received under the tax-qualified Marathon Petroleum Retirement Plan were it not for Internal Revenue Code page 84 / Marathon Petroleum Corporation Proxy Statement

limitations. For our NEOs, eligible earnings under the Marathon Petroleum Excess Benefit Plan include the items listed above, excluding bonuses, for the Marathon Petroleum Retirement Plan, as well as deferred compensation contributions, for the highest consecutive 36-month period over the 10-year period up to December 31, 2012. The Marathon Petroleum Excess Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of executive officer bonuses. However, as Messrs. Griffith and Templin have not accrued a benefit under the Marathon legacy benefit formula, they are not eligible for this enhancement.

Due to the structure of the frozen Marathon legacy benefit formula under the Marathon Petroleum Retirement Plan, the age-related lump sum benefit conversion factors used to calculate lump sum benefits under the frozen legacy final average pay benefit formula result in a year-to-year decrease in the lump sum benefit for participants generally beginning on or after the age of 59. As a result, if participants choose to continue their employment with MPC after they reach age 59, their lump sum benefit may decline year to year.

The Marathon Petroleum Excess Benefit Plan permits the Compensation Committee, on a discretionary basis, to extend a lump sum retirement benefit supplement (or Service Benefit) to individual officers of MPC to offset the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. An officer must be vested under the Marathon Petroleum Retirement Plan to qualify for the Service Benefit. The Compensation Committee previously extended eligibility for the Service Benefit to Messrs. Heminger, Kenney and Palmer.

The Service Benefit will not correct for any age-related erosion of benefit occurring prior to an officer reaching age 62 but, for those officers selected by the Compensation Committee in its sole discretion, the Service Benefit will correct for the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. If an officer who has been offered the Service Benefit retires or dies after reaching age 62 and while an active employee with us, the officer’s Service Benefit will be calculated as follows:

a.	If the lump sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump sum benefit is less than or equal to the lump sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump sum benefit he or she would have been eligible to receive using the age 62 lump sum conversion factor based on the lump sum interest rate in effect on the actual retirement date or date of death and the legacy lump sum benefit he or she is eligible to receive using the lump sum conversion factor for the actual age at retirement or death based on the lump sum interest rate in effect on the actual retirement date or date of death; or

b.	If the lump sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump sum benefit is greater than the lump sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump sum benefit he or she would have been eligible to receive using the lump sum conversion factor and lump sum interest rate in effect at age 62 and the legacy lump sum benefit he or she is eligible to receive using the lump sum conversion factor and lump sum interest rate in effect on the actual retirement date or date of death.

As intended by the Compensation Committee, the Service Benefit does not compensate for unfavorable fluctuations in the lump sum interest rate and is in fact structured to prevent payment of a Service Benefit greater than intended within a favorable interest rate environment; the Service Benefit is designed to correct only for the benefit erosion an officer may experience for continued employment with us after reaching the age of 62.

Marathon Petroleum Thrift Plan

MPC LP sponsors the Marathon Petroleum Thrift Plan, a tax-qualified employee savings plan. In general, all of our employees and Speedway employees, including our NEOs, are immediately eligible to participate in the Marathon Petroleum Thrift Plan. The purpose of the Marathon Petroleum Thrift Plan is to assist employees in maintaining a steady program of savings to supplement their retirement income and to meet other financial needs.

The Marathon Petroleum Thrift Plan allows contributions for NEOs on a pre-tax or Roth basis. Employees may elect to make any combination of pre-tax or Roth contributions from 1% to a maximum of 25% of gross pay. The participating employer will match participant contributions at a rate of 117% up to a maximum of 6% of gross pay. All matching contributions made on or after January 1, 2016, are fully vested.

Marathon Petroleum Corporation Proxy Statement / page 85

Marathon Petroleum Excess Benefit Plan (Defined Contribution)

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Marathon Petroleum Deferred Compensation Plan, comprise those eligible to receive defined contribution accruals under the Marathon Petroleum Excess Benefit Plan. The defined contribution formula in the Marathon Petroleum Excess Benefit Plan is designed to allow eligible employees to receive employer matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations.

Defined contribution accruals in the Marathon Petroleum Excess Benefit Plan are credited with interest equal to that paid in the “Marathon Stable Value Fund” option of the Marathon Petroleum Thrift Plan. The annual rate of return on this option for the year ended December 31, 2016, was 1.76%. All distributions from the plan are paid in the form of a lump sum following the participant’s separation from service.

As noted, our NEOs no longer participate in the defined contribution formula of the Marathon Petroleum Excess Benefit Plan; all non-qualified employer matching contributions for our NEOs now accrue under the Marathon Petroleum Amended and Restated Deferred Compensation Plan.

Speedway Retirement Plan

Speedway sponsors the Speedway Retirement Plan. The Speedway Retirement Plan is primarily designed to help employees provide for an income after retirement. During his prior service with Speedway, Mr. Heminger participated in the Speedway Retirement Plan. At the time of his participation, the monthly benefit under the Speedway Retirement Plan was calculated under the following formula:

[	2.0%	×	Final Average Pay	×	Years of Participation	]	—	[	2.0%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Speedway legacy benefit formula. This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit beyond that date are recognized. Additionally, compensation updates for the NEOs participating in the Speedway legacy benefit formula ceased as of December 31, 1998. No more than 25 years of participation may be recognized under the formula.

Eligible earnings under the Speedway Retirement Plan included pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the then Speedway Retirement Savings Plan and incentive compensation bonuses. Vesting service and age continue to be updated under the Speedway legacy benefit formula.

Effective January 1, 1999, the Speedway Retirement Plan was amended so that benefits accrued on or after that date would be determined under a pension equity formula.

As an employee of Speedway, Mr. Kenney has accrued a benefit under both the Speedway legacy benefit formula and the pension equity formula. Under the pension equity formula, each year participants were credited with a percentage of their final average pay. The percentages were based on the sum of a participant’s age plus participation service, as follows:

Age + Participation	Percentage of Final Average Pay
0-29	2.50%
30-39	4.00%
40-49	5.25%
50-59	7.75%
60-69	10.50%
70-79	13.00%
80+	15.50%

page 86 / Marathon Petroleum Corporation Proxy Statement

The pension equity formula generally provides that a participant’s pension equity accrued balance will equal the sum of the percentages the participant has accrued for each year of participation multiplied by final average pay. This pension equity accrued balance is then converted into an actuarially equivalent annuity payable at normal retirement age, which was the participant’s accrued benefit under the pension equity formula. Effective January 1, 2010, the Speedway Retirement Plan was amended to (i) cease pension equity percentage accruals, and (ii) as applied to Mr. Kenney, eliminate compensation updates. Vesting service and age continue to be updated under the pension equity formula.

For participants who separate from service after 2007, benefits under the Speedway Retirement Plan are fully vested upon the completion of three years of vesting service. Normal retirement age for both the Speedway legacy benefit and pension equity formulas is age 65. The forms of benefit available under the Speedway Retirement Plan include various annuity options and a lump sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 65, the amount of benefit under the Speedway legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
65	100%	57	76%
64	97%	56	73%
63	94%	55	70%
62	91%	54	67%
61	88%	53	64%
60	85%	52	61%
59	82%	51	58%
58	79%	50	55%

There are no early retirement subsidies under the pension equity formula. Messrs. Heminger and Kenney are currently eligible for early retirement benefits under the Speedway Retirement Plan.

Speedway Excess Benefit Plan

Speedway also sponsors the unfunded, non-qualified Speedway Excess Benefit Plan for the benefit of a select group of management and highly compensated employees. This plan provides participants, including Messrs. Heminger and Kenney, with benefits that would have otherwise been received from the tax-qualified Speedway Retirement Plan were it not for Internal Revenue Code limitations. For our NEOs, eligible earnings under the Speedway Excess Benefit Plan include the items listed above, excluding bonuses, for the Speedway Retirement Plan, as well as deferred compensation contributions, for the highest consecutive 36-month period over the 10-year period up to December 31, 2012. The Speedway Excess Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. Speedway believes this enhancement is appropriate in light of the greater volatility of executive officer bonuses. A participant must be vested under the Speedway Retirement Plan in order for an excess retirement benefit to be payable to the participant.

Marathon Petroleum Corporation Proxy Statement / page 87

Other Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table below provides information regarding the non-qualified savings and deferred compensation plans sponsored by MPC or its subsidiaries.

2016 Non-Qualified Deferred Compensation

Name		Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gary R. Heminger	Marathon Petroleum Excess Benefit Plan	—	—	1,251	—	61,999

	Marathon Petroleum Deferred Compensation Plan	—	408,780	212,707	—	5,448,301

	Emro Marketing Company Deferred Compensation Plan	—	—	9,122	—	265,605
Timothy T. Griffith	Marathon Petroleum Deferred Compensation Plan	62,327	68,904	42,499	—	546,837
Donald C. Templin	Marathon Petroleum Deferred Compensation Plan	—	122,058	43,549	—	606,655
Anthony R. Kenney	Marathon Petroleum Deferred Compensation Plan	168,634	103,640	90,293	—	1,326,655

	Speedway Deferred Compensation Plan	—	—	234,041	—	3,117,062

	Speedway Excess Plan	—	—	2,214	—	166,935

	Emro Marketing Company Deferred Compensation Plan	—	—	13,948	—	406,107
C. Michael Palmer	Marathon Petroleum Excess Benefit Plan	—	—	495	—	113,294

	Marathon Petroleum Deferred Compensation Plan	—	78,678	67,493	—	476,047

(1)	The amounts shown in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2016 Summary Compensation Table.

(2)	The amounts shown in this column are also included in the “All Other Compensation” column of the 2016 Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts have been reported in our Summary Compensation Tables for previous years: (a) under the Marathon Petroleum Deferred Compensation Plan: Mr. Heminger, $1,877,151; Mr. Templin, $395,264; Mr. Kenney, $368,865; and Mr. Palmer, $139,825; (b) under the Speedway Deferred Compensation Plan: Mr. Kenney, $699,152; and (c) under the Speedway Excess Benefit Plan: Mr. Kenney, $113,267.

page 88 / Marathon Petroleum Corporation Proxy Statement

Marathon Petroleum Deferred Compensation Plan

MPC LP sponsors the Marathon Petroleum Amended and Restated Deferred Compensation Plan (which we refer to as the Marathon Petroleum Deferred Compensation Plan). The Marathon Petroleum Deferred Compensation Plan is an unfunded, non-qualified plan in which our NEOs and other executive officers may participate. This plan is designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner. Participants may defer up to 20% of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. The Marathon Petroleum Deferred Compensation Plan provides for a match on any participant’s salary and bonus deferral equal to the percentage provided by the Marathon Petroleum Thrift Plan, which is currently 117% of contributions up to 6% of gross pay. Participants are fully vested in their deferrals under the plan.

In addition, the Marathon Petroleum Deferred Compensation Plan provides benefits for participants equal to the employer matching contributions they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. All matching contributions made on or after January 1, 2016 are fully vested.

The investment options available under the Marathon Petroleum Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Petroleum Thrift Plan with the exception of MPC common stock and BrokerageLink, which are not investment options under the Marathon Petroleum Deferred Compensation Plan. The Marathon Petroleum Deferred Compensation Plan provides that all participants will receive their benefits as a lump sum following separation from service.

Speedway Deferred Compensation Plan

Until January 1, 2014, when certain Speedway employees (including Mr. Kenney) became eligible to participate in the Marathon Petroleum Deferred Compensation Plan, Mr. Kenney participated in the Speedway Deferred Compensation Plan. The Speedway Deferred Compensation Plan is an unfunded, non-qualified plan in which a select group of management and highly compensated employees of Speedway participated. The plan was designed to provide participants the opportunity to save for retirement by deferring income in a tax-effective manner. Participants could defer up to 25% of their salary and bonus each year. Participants are fully vested in their deferrals under the plan.

In addition, the Speedway Deferred Compensation Plan provided benefits for participants, which were intended to be approximately equal to the employer matching contributions they would have otherwise received under the then Speedway Retirement Savings Plan but which were not received because highly compensated employees are not permitted to defer compensation under that plan. Speedway, therefore, matched each participant’s deferrals under the Speedway Deferred Compensation Plan at the rate of $0.67 per dollar contributed on the first 6% of compensation deferred up to a maximum of 4% of a participant’s eligible compensation. Participants are fully vested in these matching amounts under the plan.

The Speedway Deferred Compensation Plan provided participants with two non-elective employer contribution amounts. The first employer contribution amount equaled 3.5% of salary deferrals. The second employer contribution amount equaled 4% of eligible pay for employment retention purposes.

The investment options available under the Speedway Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Petroleum Thrift Plan with the exception of MPC common stock and BrokerageLink, which are not investment options under the Speedway Deferred Compensation Plan. All participants in the Speedway Deferred Compensation Plan will receive their benefits as a lump sum following separation from service.

Emro Marketing Company Deferred Compensation Plan

Messrs. Heminger and Kenney also participated in the Emro Marketing Company Deferred Compensation Plan (or Emro Plan) while working at Emro Marketing Company (a former MPC subsidiary). The Emro Plan was frozen to new participants effective December 31, 2009 and is no longer open to new deferrals. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, non-qualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 3.25% for the quarter ended December 31, 2016. The Emro Plan provides that participants will receive their benefits from the Emro Plan in a lump sum following separation from service.

Section 409A Compliance

All of our non-qualified deferred compensation plans in which our NEOs and other executive officers participate are in compliance with, or exempt from, Section 409A of the Internal Revenue Code. As a result, distribution of amounts subject to Section 409A may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Marathon Petroleum Corporation Proxy Statement / page 89

Potential Payments Upon Termination or Change in Control

Retirement

Our employees are eligible for retirement once they reach age 50 and have at least 10 years of vesting service with MPC or its subsidiaries. As of December 31, 2016, Messrs. Heminger, Kenney and Palmer were retirement eligible. Upon retirement, our NEOs and other executive officers are entitled to receive their vested benefits that have accrued under our employee and executive benefit programs. For more information about the retirement and deferred compensation programs, see “Pension Benefits” and “Non-Qualified Deferred Compensation.”

In addition, upon retirement, unvested stock options held by our NEOs and other executive officers become exercisable according to the grant terms. Unvested restricted stock awards are forfeited upon retirement (except in the case of a mandatory retirement at age 65, at which time they vest in full). For performance units, if an NEO has worked more than half of the measurement period, awards may be vested on a prorated basis at the discretion of the Compensation Committee.

Death or Disability

In the event of death or disability, our NEOs and other executive officers (or their beneficiaries) are entitled to the vested benefits they have accrued under MPC’s employee benefits programs. LTI awards immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, LTI awards continue to vest as if the NEO remained employed for up to 24 months during the period of disability.

Other Termination

No employment or severance agreements are in place for our NEOs and other executive officers except as provided in the Executive Change in Control Severance Benefits Plan, which is described in more detail below.

Change in Control

The Executive Change in Control Severance Benefits Plan provides certain benefits upon a change in control and a Qualified Termination (as defined following the “Potential Payments upon Termination or Termination in the Event of a Change in Control” table) and is designed to ensure continuity of management through a change-in-control transaction. Upon a change in control and Qualified Termination, our NEOs and other executive officers are eligible to receive:

•	a cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;
•	life and health insurance benefits for up to 36 months after termination at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•	a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those which would be payable if: the NEO had an additional three years of participation service credit; the NEO’s final average pay would be the higher of their salary at the time of the change-in-control event or termination plus their highest annual bonus from the preceding three years; for purposes of determining early retirement commencement factors, the NEO had three additional years of vesting service credit and three additional years of age; and the NEO’s pension had been fully vested; and

•	a cash payment equal to the difference between amounts receivable under the defined contribution plans of MPC and its subsidiaries and amounts which would have been received if the NEO’s savings had been fully vested.

All unvested awards that NEOs currently hold have a double-trigger provision that provides for stock options and restricted stock to become fully vested and exercisable and performance units to vest at target performance levels upon a change in control with a Qualified Termination.

No excise tax gross-up is provided to any current or future participant under the Executive Change in Control Severance Benefits Plan.

The severance benefits are payable if an NEO is terminated or resigns for good reason (as defined in the Executive Change in Control Severance Benefits Plan) in connection with a change in control, with good reason generally being defined as a reduction in the NEO’s roles, responsibilities, pay or benefits, or the NEO being required to relocate more than 50 miles from his or her current location. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability or resignation (other than for good reason) by the NEO. The Executive Change in Control Severance Benefits Plan provides that the period during which a separation from service for good reason is considered to be in connection with a change in control continues during a potential change-in-control period and for two years after a change in control.

The table below reflects the amount of compensation payable to each of our NEOs in the event of termination of employment or change in control, assuming in each case the termination occurred on December 31, 2016. The table uses our closing stock price as of that date.

page 90 / Marathon Petroleum Corporation Proxy Statement

Potential Payments upon Termination or Termination in the Event of a Change in Control

		Severance(1)	Additional Pension Benefits(2)	Accelerated Options(3)	Accelerated Restricted Stock(4)	Accelerated Performance Units(5)	Other Benefits(6)	Total
Name	Scenario	($)	($)	($)	($)	($)	($)	($)
Gary R. Heminger	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	18,000,000	33,508,040	6,293,387	6,345,247	9,240,000	48,927	73,435,601
	Voluntary Retirement	—	—	6,293,387	—	—	—	6,293,387
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Timothy T. Griffith	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	3,825,000	—	1,056,512	1,018,599	1,596,000	53,903	7,550,014
	Voluntary Retirement (12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Donald C. Templin	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	6,000,000	—	1,109,571	1,942,973	2,400,000	51,843	11,504,387
	Voluntary Retirement (12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Anthony R. Kenney	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	5,100,000	5,442,102	1,317,451	1,078,825	1,681,000	41,605	14,660,983
	Voluntary Retirement	—	—	1,317,451	—	—	—	1,317,451
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
C. Michael Palmer	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	4,200,000	8,629,834	1,029,819	942,499	1,411,000	38,065	16,251,217
	Voluntary Retirement	—	—	1,029,819	—	—	—	1,029,819
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—

(1)	The payment of cash severance upon a change in control requires both (a) the occurrence of a change in control and (b) a qualified termination as specified in the Executive Change in Control Severance Benefits Plan.

(2)	The incremental retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75% male and 25% female; a discount rate of 1.00% for NEOs who are retirement eligible (taking into account the additional three years of age and service credit) and 1.00% for our NEOs who are not retirement eligible; the current lump-sum interest rate for the relevant plans; and a lump-sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under generally accepted accounting principles in the United States.

(3)	The vesting of stock options is accelerated upon retirement or a change in control with a qualified termination. The amounts shown in this column reflect the value that would be realized if accelerated stock options were exercised on December 31, 2016, taking into account the spread (if any) between the options’ exercise prices and the closing price of our common stock on December 30, 2016.

(4)	The vesting of restricted stock is accelerated upon a change in control with a qualified termination. The amounts shown in this column reflect the value that would be realized if accelerated MPC restricted stock and MPLX phantom unit awards vested on December 31, 2016, taking into account the closing price of our common stock and MPLX common units on December 30, 2016.

(5)	The amounts shown in this column reflect the MPC and MPLX performance unit target vesting amounts that would be payable in the event of a change in control with each performance unit having a target value of $1.00.

(6)	Other benefits include 36 months of continued health, dental and life insurance coverage in the event of a change in control.

(7)	All grants require a change in control and Qualified Termination before vesting and therefore no value is reported in this row.

(8)	Messrs. Heminger, Kenney and Palmer are eligible to retire under our retirement plan and therefore no amounts for resignation have been calculated.

Marathon Petroleum Corporation Proxy Statement / page 91

(9)	Our NEOs are eligible for the same termination allowance plan available to all other employees, which would pay a severance between eight and 62 weeks of salary based either on service or level of base salary. Payments under the Plan are at the discretion of our Compensation Committee.

(10)	Payments would be at the discretion of our Compensation Committee for involuntary termination for cause or with good reason.

(11)	The additional pension benefits due to a change in control and subsequent Qualified Termination is attributable solely to the final average pay formula in the Executive Change in Control Severance Benefits Plan. Given the date of hire of Messrs. Griffith and Templin, they are not eligible for any benefit under this formula.

(12)	Messrs. Griffith and Templin were not eligible to retire as of December 31, 2016.

A change in control will occur under the Executive Change in Control Severance Benefits Plan upon the consummation of a transaction that would have to be reported pursuant to certain securities laws identified in the Executive Change in Control Severance Benefits Plan document. A change in control is deemed to occur if:

•	any person acquires beneficial ownership of 20% or more of the voting power of MPC’s outstanding securities (excluding MPC and certain affiliated persons);

•	the following individuals cease for any reason to collectively constitute a majority of our Board: (1) individuals who constituted the majority of the directors serving on our Board as of the date of the plan (October 25, 2012); and (2) directors who assume office after the date of the plan (other than any directors who assume office in connection with an actual or threatened election contest) and were approved or nominated for election by two-thirds of the directors that either were in office as of the date of the plan or who were previously nominated and assumed office in this manner;

•	MPC, or any direct or indirect subsidiary of MPC, is involved in a merger or consolidation with any other entity other than a merger or consolidation that results in the voting securities of MPC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the voting power of the surviving entity;

•	MPC shareholders approve a plan of complete liquidation; or

•	MPC sells all or substantially all of its assets.

In addition, if any person takes certain actions that could result in a change in control, a potential change in control will have occurred. The definition of a potential change in control for purposes of the Executive Change in Control Severance Benefits Plan is, in general, a potential change in control that would occur upon MPC entering into an agreement that could result in a change in control, any person becoming the owner of 15% or more of our common stock, a public announcement by any person or entity stating an intention to acquire MPC or a determination by our Board that a potential change in control has occurred.

The definition of a Qualified Termination is one where an NEO separates from service (as set forth under Section 409A of the Internal Revenue Code) within two years after the date of a change in control unless such separation from service is:

•	due to death or disability;

•	effected by MPC for cause;

•	effected by the employee other than for good reason; or

•	on or after the date the employee attains age 65.

page 92 / Marathon Petroleum Corporation Proxy Statement

Certain Relationships and Related Person Transactions

Directors, Officers and Immediate Family Members

Darla Burns, the sister of our Chairman and CEO, Gary R. Heminger, serves as a crude oil accounting supervisor for our wholly owned subsidiary, MPC LP. Ms. Burns has been employed by MPC LP or its affiliates for 29 years. In 2016, she was paid compensation in the amount of $177,863.

Matthew D. Bedell, the son of former MPC Senior Vice President of Refining, Richard D. Bedell, serves as a refining engineer for our wholly owned subsidiary, MPC LP. Matthew Bedell has been employed by MPC LP or its affiliates for four years. In 2016, he was paid compensation in the amount of $163,187.

Relationship with MPLX

On March 14, 2016, MPLX GP LLC, MPLX and certain of its subsidiaries entered into a Membership Interests Contribution Agreement (or the 2016 Contribution Agreement) with MPC Investment LLC (or MPC Investment), a wholly owned subsidiary of MPC, related to the acquisition of Hardin Street Marine LLC, our inland marine business, from us. Pursuant to the 2016 Contribution Agreement, the transaction was valued at $600 million consisting of a fixed number of common units and general partner units, maintaining our 2 percent general partner interest in MPLX. The acquisition closed on March 31, 2016. We waived distributions in the first quarter of 2016 on MPLX common units issued in connection with this transaction.

On September 1, 2016, MPLX and various affiliates initiated a series of reorganization transactions in order to simplify MPLX’s ownership structure and its financial and tax reporting requirements (or the Class A Reorganization). In connection with these transactions, the issued and outstanding MPLX Class A units, all of which were held by MarkWest Hydrocarbon Inc. (or MarkWest Hydrocarbon), an MPLX subsidiary, were either distributed to or purchased by us in exchange for $84 million in cash and a fixed number of MPLX common units and general partner units. Following these preparatory transactions, all of the MPLX Class A units were exchanged on a one-for-one basis for newly issued common units representing limited partner interests in MPLX. We also contributed $141 million to facilitate the repayment of intercompany debt between MarkWest Hydrocarbon and MarkWest.

On March 1, 2017, MPLX GP, MPLX, MPC Investment, and certain of their affiliates, entered into a Membership Interests Contributions Agreement (or the 2017 Contribution Agreement), pursuant to which MPC Investment agreed to contribute the outstanding membership interests in Hardin

Street Transportation LLC, Woodhaven Cavern LLC and MPLX Terminals LLC through a series of intercompany contributions to MPLX for approximately $1.511 billion in cash and equity consideration valued at approximately $504 million. The transaction closed on March 1, 2017.

As of March 1, 2017, we owned through our affiliates 99,579,689 common units of MPLX, representing an approximate 26 percent limited partner interest in MPLX, including Class B units on an as-converted basis. In addition, as of March 1, 2017, we own through our affiliates 100 percent of MPLX GP LLC, which in turn owns 7,636,916 general partner units of MPLX, representing a 2 percent general partner interest in MPLX, as well as all of MPLX’s incentive distribution rights. MPLX GP LLC manages MPLX’s operations and activities through its officers and directors. Also, Messrs. Heminger, Templin, Nickerson and Swearingen serve as executive officers of the Company and of MPLX GP LLC. Accordingly, we view transactions between MPLX and us as related party transactions and have provided the following disclosures with respect to such transactions during 2016.

Distributions from MPLX

Pursuant to its third amended and restated agreement of limited partnership, MPLX makes cash distributions to its unitholders, including us as the direct and indirect holder of common units, as well as a 2 percent general partner interest. If distributions exceed the minimum quarterly distribution and target distribution levels, we are entitled to increasing percentages of the MPLX distributions, up to 48 percent of the MPLX distributions above the highest target distribution level. In 2016, we received $142 million in cash distributions with respect to our limited partner interest and $190 million in cash distributions with respect to our general partner interest.

Reimbursements from MPLX

Pursuant to its third amended and restated agreement of limited partnership, MPLX is required to reimburse MPLX GP LLC and its affiliates, including us, for all costs and expenses that MPLX GP LLC and its affiliates, including us, incur on MPLX’s behalf for managing and controlling MPLX’s business and operations. Except to the extent specified under the omnibus agreement (described below), MPLX GP LLC determines the amount of these expenses and such determinations are required to be made in good faith in accordance with the terms of the third amended and restated agreement of limited partnership. In 2016, MPLX GP LLC was reimbursed $7 million for costs and expenses incurred on behalf of MPLX.

Marathon Petroleum Corporation Proxy Statement / page 93

Transportation and Storage Services Agreements

We are a party to long-term, fee-based transportation and storage services agreements with MPLX. Under these agreements, MPLX provides transportation and storage services to us, and we provide MPLX with minimum quarterly throughput and storage volumes of crude oil and products, and minimum storage volumes of butane. We incurred aggregate expenses of $717 million in transportation and storage fees for 2016 under these transportation and storage services agreements.

Operating Services Agreements

We are a party to an operating services agreement with MPLX, under which MPLX operates various pipeline systems owned by us. In addition, we are a party to operating services agreements with Marathon Pipe Line LLC (or MPL), a wholly owned indirect subsidiary of MPLX. MPL operates various pipeline systems owned by us. Under these operating services agreements, we pay MPL an operating fee for operating the assets and reimburse MPL for all direct and indirect costs associated with operating the assets. Most of these agreements are indexed for inflation. These agreements have terms ranging from one to five years and automatically renew unless terminated by either party. We incurred an aggregate of $22 million in operating fees and reimbursed MPL for $17 million of costs and expenses for 2016 under these operating services agreements.

Management Services Agreements

We are a party to two management services agreements with MPLX, under which MPLX provides certain management services to us with respect to certain of our retained pipeline assets. We pay MPLX a fixed annual fee under the agreements for providing the management services, as adjusted for inflation and changes in the scope of management services provided. We incurred an aggregate of $22 million in management fees for 2016 under these management services agreements.

Omnibus Agreement

We are a party to an omnibus agreement with MPLX, under which MPLX pays a fixed annual fee to us for the provision of executive management services by certain executive officers of MPLX GP LLC, as well as certain general and administrative services and marketing and transportation engineering services. The omnibus agreement also requires MPLX to reimburse us for any out-of-pocket costs and expenses incurred by us in providing these services. Also under the omnibus agreement, we agreed to indemnify MPLX for certain matters, including environmental, title and tax matters. We offset expenses by $63 million for services rendered to MPLX in 2016.

Employee Services Agreements

We are a party to four employee services agreements with MPLX, under which MPLX reimburses us for the provision of certain operational and management services in support of our facilities. We offset expenses by $359 million for 2016 under these employee services agreements.

License Agreement

We were a party to a license agreement with MPL with respect to a terminal property leased by MPL, pursuant to which we had access to and operated the terminal. Effective with the contribution of MPLX Terminals LLC to MPLX, this agreement is no longer an agreement between MPLX and us. We incurred aggregate expenses of $1 million in 2016 related to this agreement.

Loan Agreement

On December 4, 2015, MPC Investment, a wholly owned subsidiary of MPC, entered into a loan agreement with MPLX. Under the terms of the agreement, MPC Investment will make a loan or loans to MPLX on a revolving basis as requested by MPLX and as agreed to by MPC Investment, in an amount or amounts that do not result in the aggregate principal amount of all loans outstanding exceeding $500 million at any one time. The entire unpaid principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), will become due and payable on December 4, 2020. MPC Investment may demand payment of all or any portion of the outstanding principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), at any time prior to December 4, 2020. Borrowings under the loan will bear interest at LIBOR plus 1.50%. There was no outstanding balance on this loan as of December 31, 2016.

Other Purchases from MPLX

MPC purchased certain products from MPLX. In 2016, we recorded purchases of products from MPLX of $11 million.

Time Sharing Agreement

We are a party to a time sharing agreement with MPLX GP LLC under which MPLX GP LLC is entitled to use certain aircraft leased and operated by MPC in connection with the management and operations of MPLX. Under this agreement, MPLX GP LLC reimburses MPC for the costs associated with leasing and operating the aircraft based on MPLX GP LLC’s actual use of the aircraft. The agreement will remain in effect until terminated by either party. There were reimbursement payments of less than $1 million made by MPLX GP LLC to MPC under the time sharing agreement for 2016.

page 94 / Marathon Petroleum Corporation Proxy Statement

Policy and Procedures with Respect to Related Person Transactions

Our written policy with respect to related person transactions is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Related Person Transactions.” This policy defines related person transactions that are subject to the policy and contains procedures for reviewing and approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and our shareholders.

The material features of the policy and procedures for reviewing and approving or ratifying related person transactions are as follows:

•	In response to an annual questionnaire, directors, director nominees and executive officers are required to submit updated information sufficient for the Corporate Governance and Nominating Committee to identify the existence and evaluate possible related person transactions not previously approved or ratified. In addition, known transactions with beneficial owners of 5 percent or more of our common stock are also assessed;

•	In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the Corporate Governance and Nominating Committee. Based on the conclusions reached, the Corporate Governance and Nominating Committee is further required to consider whether ratification, amendment or termination of the related person transaction is in the best interests of the Company and our shareholders; and

•	No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the Corporate Governance and Nominating Committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Corporate Governance and Nominating Committee.

Marathon Petroleum Corporation Proxy Statement / page 95

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on MPC.

Delivery of a Single Set of Proxy Materials to Households with Multiple Marathon Petroleum Corporation Shareholders (Householding)

We are delivering only one set of proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders sharing such address. Upon request, we will forward a separate copy of proxy materials to any shareholder at your address. If you wish to receive a separate copy of the proxy materials, you may call us at (419) 421-3711 or write to us at Marathon Petroleum Corporation, Shareholder Services Office, 539 South Main Street, Findlay, OH 45840. Shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single set by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $135,000 plus reimbursement for certain expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Molly R. Benson

Vice President, Corporate Secretary and Chief Compliance Officer

March 15, 2017

page 96 / Marathon Petroleum Corporation Proxy Statement

Appendix I

AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION

2012 INCENTIVE COMPENSATION PLAN

1. Objectives. This Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (this “Plan”) is adopted by Marathon Petroleum Corporation (the “Corporation”) in order to retain employees and directors with a high degree of training, experience and ability; to attract new employees and directors whose services are considered particularly valuable; to encourage the sense of proprietorship of such persons; and to promote the active interest of such persons in the development and financial success of the Corporation and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in, and alignment with, the growth and performance of the Corporation and its Subsidiaries.

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Administrator” means: (i) with respect to Employee Awards, the Committee, and (ii) with respect to Director Awards, the Board.

“Authorized Officer” means the Chief Executive Officer of the Corporation (or any other senior officer of the Corporation to whom he or she shall delegate the authority to execute any Award Agreement, where applicable).

“Award” means an Employee Award or a Director Award.

“Award Agreement” means any Employee Award Agreement or Director Award Agreement.

“Board” means the Board of Directors of the Corporation.

“Cash Award” means an award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board and any successor committee to the Compensation Committee, as may be designated by the Board to administer this Plan in whole or in part.

“Common Stock” means Marathon Petroleum Corporation common stock, par value $.01 per share.

“Corporation” has the meaning set forth in paragraph 1 hereof.

“Director Award” means any Non-qualified Stock Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is a Non-Employee Director pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Board may establish in order to fulfill the objectives of the Plan.

“Director Award Agreement” means an individual or common agreement contained within a separate plan document (in written or electronic form) setting forth the terms, conditions, and limitations applicable to a Director Award, to the extent the Board determines such agreement is necessary.

“Disability” means either (a) a condition that renders the Participant wholly and continuously disabled for a period of at least two years, to the extent that the Participant is unable to engage in any occupation or perform any work for gainful compensation or profit for which they are, or may become, reasonably qualified by education, training or experience; or (b) a condition for which the Participant has obtained a Social Security determination of disability.

“Dividend Equivalents” means, with respect to shares of Restricted Stock or Restricted Stock Units, with respect to which shares are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock granted in the Award.

“Employee” means an employee of the Corporation or any of its Subsidiaries or an individual who has agreed to become an employee of the Corporation or any of its Subsidiaries and actually becomes an employee within the following six

Marathon Petroleum Corporation Proxy Statement / page I-1

months. However, the term “Employee” shall not include any individual who owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary

“Employee Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) that the Committee may establish in order to fulfill the objectives of the Plan.

“Employee Award Agreement” means an agreement (in written or electronic form) setting forth the terms, conditions and limitations applicable to an Employee Award, to the extent the Committee determines such agreement is necessary or advisable.

“Equity Award” means any Option, Stock Appreciation Right, Stock Award or Performance Award (other than a Performance Award denominated in cash) granted to a Participant under the Plan.

“Executive Officer” means a “covered employee” within the meaning of Code § 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limits of Code § 162(m).

“Fair Market Value” of a share of Common Stock means, as of a particular date: (i) if Common Stock is listed on a national securities exchange, the closing price per share of such Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the next succeeding date on which such a sale is so reported, or, at the discretion of the Administrator, any other reasonable and objectively determinable method based on the listed price per share which reflects the price prevailing on the exchange at the time of grant; (ii) if Common Stock is not so listed but is quoted on a national securities market, the closing sales price per share of Common Stock reported on such market for such date, or, if there shall have been no such sale so reported on that date, on the next succeeding date on which such a sale is so reported; or (iii) if Common Stock is not so listed or quoted, the most recent value determined by an independent appraiser appointed by the Corporation for such purpose. For any determination of Fair Market Value, if the commitment to measure the Fair Market Value is based on the average trading price over a specified period, such period cannot extend more than 30 days before or 30 days after the grant date and such commitment must be irrevocably established for specified awards before the beginning of such period.

“Grant Date” means the effective date of the grant of an Award to a Participant pursuant to the Plan, which may be later than but shall never be earlier than the date on which the Committee (or its delegate) met or otherwise took action to effect the grant of such Award.

“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code § 422.

“Non-Employee Director” means an individual serving as a member of the Board who is not then an Employee of the Corporation or any of its Subsidiaries.

“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price.

“Participant” means an Employee or Non-Employee Director to whom an Award has been granted under this Plan.

“Performance Award” means an Award made pursuant to this Plan, which Award is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Plan” has the meaning set forth in paragraph 1 hereof.

page I-2 / Marathon Petroleum Corporation Proxy Statement

“Recoupment Provision” means any clawback or recovery provision required by applicable law including United States federal and state securities laws or by any national securities exchange on which the Common Stock of the Corporation is listed or any applicable regulatory requirement.

“Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value (as determined by the Administrator) that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning on the Grant Date of an Award of Restricted Stock or Restricted Stock Unit Award and ending on the date upon which the Common Stock subject to such Award, or equivalent value, is issued (if not previously issued), paid or is no longer restricted or subject to forfeiture provisions.

“Retirement” means termination of employment of an Employee on or after the time at which the Employee either (a) is eligible for retirement under the Marathon Petroleum Retirement Plan, or a successor retirement plan or (b) has attained age 50 and completed ten years of employment with the Corporation or its Subsidiaries, as applicable. However, the term Retirement does not include an event where immediately following which the Participant remains an Employee.

“Stock Appreciation Right” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price.

“Stock Award” means an Award in the form of, or denominated in, or by reference to, shares of Common Stock, including an award of Restricted Stock.

“Subsidiary” means: (i) in the case of a corporation, a “subsidiary corporation” of the Corporation as defined in Code § 424(f); and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Corporation directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests, or otherwise).

3. Eligibility. All Employees are eligible for Employee Awards under this Plan in the sole discretion of the Committee. All Non-Employee Directors of the Corporation are eligible for Director Awards under this Plan in the sole discretion of the Board.

4. Common Stock Available for Awards. Subject to the provisions of paragraph 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 50 million shares of Common Stock. No more than 20 million shares of Common Stock may be the subject of Awards that are not Options or Stock Appreciation Rights. In the sole discretion of the Committee, 20 million shares of Common Stock may be granted as Incentive Stock Options.

(a) In connection with the granting of an Option or other Award, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares of Common Stock in respect of which the Option or Award is granted or denominated. For example, upon the grant of stock-settled Stock Appreciation Rights, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the full number of Stock Appreciation Rights granted, and the number of shares of Common Stock available for issuance under this Plan shall not thereafter be increased upon the exercise of the Stock Appreciation Rights and settlement in shares of Common Stock, even if the actual number of shares of Common Stock delivered in settlement of the Stock Appreciation Rights is less than the full number of Stock Appreciation Rights exercised. However, Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under this Plan.

(b) Any shares of Common Stock delivered in payment of the purchase price in connection with the exercise of any Award, any shares of Common Stock repurchased on the open market with proceeds received by the Corporation from the exercise of any Award, any shares of Common Stock delivered or withheld to pay tax withholding obligations or otherwise under the Plan and any shares of Common Stock not issued upon the net settlement or net exercise of Stock Appreciation Rights shall not be added to and shall not increase the number of shares of Common Stock available for issuance under the Plan.

(c) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be increased by the number of

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shares of Common Stock allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the shares of Common Stock subject to such Awards will not be counted as shares delivered under this Plan.

(d) Shares of Common Stock delivered under the Plan in settlement of an Award issued or made: (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity; or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity, shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

(e) Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as shares of Common Stock delivered to the same extent as if the Award were settled in shares of Common Stock.

Consistent with the requirements specified in this paragraph 4, the Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national securities exchange on which the Common Stock is listed or any applicable regulatory requirement. The Committee and the appropriate officers of the Corporation shall be authorized to, from time to time, take all such actions as any of them may determine are necessary or appropriate to file any documents with governmental authorities, stock exchanges and transaction reporting systems as may be required to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5. Administration.

(a) Authority of the Committee. Subject to the terms of this Plan the Committee shall have the full and exclusive power and authority to administer this Plan with respect to Employee Awards and to take all actions that are specifically contemplated by this Plan or are necessary or appropriate in connection with the administration of this Plan. The Committee shall also have the full and exclusive authority to interpret this Plan and outstanding Employee Award Agreements and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate and the authority to amend this plan without further shareholder approval: (i) to comply with applicable law including United States federal and state securities laws or by any national securities exchange on which the common stock of the Corporation is listed or any applicable regularity requirements, or (ii) in any manner that is not considered to be a material revision of the Plan requiring shareholder approval. Amendments pursuant to this paragraph are permitted only to the extent that such amendments do not adversely affect the rights of any Participant under any Award previously granted to such Participant without the consent of such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Employee Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan or any Employee Award Agreement shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned. All decisions and selections made by the Committee pursuant to the provisions of this Plan shall be made by a majority of its members unless subject to the Committee’s delegation of authority pursuant to paragraph 6 herein. The powers of the Committee shall include the authority (within the limitations described in this Plan):

•	to determine the time when Employee Awards are to be granted and any conditions that must be satisfied before an Employee Award is granted;

•	except as otherwise provided in paragraphs 7(a) and 12, to modify the terms of Employee Awards made under this Plan; and

•	to determine the guidelines and/or procedures for the payment or exercise of Employee Awards.

(b) Limitation of Liability. No member of the Board or the Committee or officer of the Corporation to whom the Board or the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her by any member of the Board or the Committee or by any officer of the Corporation in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c) Authority of the Board. The Board shall have the same powers, duties and authority to administer and interpret the Plan and all Director Awards outstanding under the Plan as the Committee retains with respect to Employee Awards, as described above.

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(d) Prohibition on Repricing of Awards. No Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation or modified without shareholder approval (except as contemplated in paragraph 14 of this Plan), if the effect would be to reduce the exercise price for the shares underlying such Option or Stock Appreciation Right.

(e) Prohibition on Buy-out of Awards. No Option or Stock Appreciation Right may be bought back with cash without shareholder approval.

6. Delegation of Authority. The Committee may delegate to a subcommittee, the Chief Executive Officer or other senior officers of the Corporation, or to another committee of the Board, its duties or authority under this Plan with respect to Employee Awards, subject to such conditions or limitations as the Committee may establish; provided, however, that to the extent the Committee determines that it is necessary or desirable to exempt compensation payable under this Plan from the deduction limits of Code § 162(m), the Committee will carry out such duties as may be required under Code § 162(m). The Board may delegate to the Committee or to another committee of the Board, its administrative functions under this Plan with respect to Director Awards subject to such conditions or limitations as the Board may establish. The Committee or the Board or their delegates, as applicable, may engage or authorize engagement of a third party administrator to carry out administrative functions under the Plan.

7. Employee Awards.

(a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Employee Awards. Each Employee Award shall be evidenced in either an individual Employee Award Agreement or within a separate plan, policy, agreement or other written document, which shall reflect any vesting conditions or restrictions imposed by the Committee covering a period of time specified by the Committee and shall also contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including but not limited to applicable Recoupment Provisions. Where signature or electronic acceptance by the recipient of an award of the Employee Award Agreement is required, any such awards for which the Employee Award Agreement is not signed or electronically accepted within 11 months of the grant date shall be forfeited. Employee Awards may consist of those listed in this paragraph 7(a) and may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in paragraph 14 hereof, without shareholder approval, no Option or Stock Appreciation Right may be issued in exchange for the cancellation of an Option or Stock Appreciation Right with a higher exercise price nor may the exercise price of any Option or Stock Appreciation Right be reduced. No Option or Stock Appreciation Right may include provisions that “reload” or “recycle” the Option or Stock Appreciation Right upon exercise or that extend the term of an Option or Stock Appreciation Right beyond ten years from its Grant Date. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Corporation and its Subsidiaries and achievement of specific Performance Goals. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested, or unpaid Awards shall be treated as set forth in the applicable Employee Award Agreement.

(i) Option. An Employee Award may be in the form of an Option. An Option awarded to an Employee pursuant to this Plan may consist of an Incentive Stock Option or a Non-Qualified Stock Option and will be designated accordingly at the time of grant. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed ten years from the Grant Date.

(ii) Stock Appreciation Right. An Employee Award may be in the form of a Stock Appreciation Right. The Grant Price for a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the Grant Date. Any Stock Appreciation Right which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date. However, (i) the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment by reason of death, Disability or Retirement; and (ii) vesting of a Stock Appreciation Right may occur incrementally over the three-year minimum Restricted Period, provided no portion of any Stock Appreciation Right Award will have a Restriction Period of less than one year. The term of a Stock Appreciation Right shall not exceed ten years from the Grant Date.

(iii) Restricted Stock. An Employee Award may be in the form of Restricted Stock. Any Restricted Stock awarded which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that: (i) the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment by reason of death, Disability or Retirement; (ii) vesting of a Restricted Stock Award may occur incrementally over the three-year minimum Restricted Period, provided no portion of any Restricted Stock Award will have a Restriction Period of less than one year; and (iii) no more than three percent (3%) of the total

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awards authorized under this Plan shall be available and are permitted to be granted to executives with shorter vesting periods than one year. Additionally employees who are officers at the time a Restricted Stock Award is made will have an additional one year holding after the end of the Restriction Period before such shares (net of shares used to satisfy applicable tax withholding) may be sold.

(iv) Restricted Stock Unit Award. An Employee Award may be in the form of a Restricted Stock Unit Award. Any Restricted Stock Unit Award which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that: (i) the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment by reason of death, Disability or Retirement; (ii) vesting of a Restricted Stock Unit Award may occur incrementally over the three-year minimum Restricted Period, provided, no portion of any Restricted Stock Unit Award will have a Restriction Period of less than one year; and (iii) no more than three percent (3%) of the total awards authorized under this plan shall be available and are permitted to be granted with shorter vesting periods than one year to executives. Additionally employees who are officers at the time a Restricted Stock Unit Award is made that will settle in full-value shares will have an additional one year holding after the end of the Restriction Period before such shares (net of shares used to satisfy applicable tax withholding) may be sold.

(v) Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to acceptance of the Award Agreement, the Participant shall become a shareholder of the Corporation with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Any shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

(vi) Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided that the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation, or upon a termination of employment by reason of death, Disability or Retirement. Additionally employees who are officers at the time a Performance Award that will settle in full-value shares is made will have an additional one year holding after the Performance Period ends and the Performance Award is settled before such shares may be sold. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, may determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of a Performance Award that may be exercised. A Performance Goal may include one or more of the following and need not be the same for each Participant:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and amortization, earnings before interest and taxes and economic value added);

•	expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs);

•	operating measures (which include refinery throughput, mechanical availability, productivity, operating income, funds from operations, product quality, cash from operations, after-tax operating income, market share, margin and sales volumes);

•	margins (which include crack spread measures);

•	refined product measures;

•	cash management and cash flow measures (which include net cash flow from operating activities, working capital, receivables management and related customer terms);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, improvement in or attainment of working capital levels and free cash flow);

•	leverage measures (which include debt-to-equity ratio, debt reduction and net debt);

•	market measures (which include market share, stock price, growth measure, total shareholders return, share price performance, return on equity, return on invested capital and return on assets and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

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•	corporate value and sustainability measures (which include compliance, safety, environmental and personnel matters);

•	project completion measures (which may include measures regarding whether interim milestones regarding budgets and deadlines are met, as well as whether projects are completed on time and on or under budget);

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction; and

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee, or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Awards, this Plan is intended to conform with Code § 162(m), including, without limitation, Treasury Regulations § 1.162-27(e), as to grants pursuant to this subsection and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. The Committee may also substitute a Performance Goal or peer company(ies) during a measurement period or eliminate them and reallocate such weighting to the remaining Performance Goals if it concludes that the original goal(s) cannot be accurately measured or are no longer valid. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards intended to qualify as performance-based compensation for purposes of Code § 162(m) shall be determined by the Committee to the extent required by Code § 162(m).

The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Award that a Participant may earn under this Plan if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and/or have unduly influenced the Corporation’s ability to meet them, including without limitation, events such as material acquisitions, force majeure events, unlawful acts committed against the Corporation or its property, labor disputes, legal mandates, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, changes in the capital structure of the Corporation and extraordinary accounting changes; provided, however, that Performance Awards granted to Executive Officers shall be adjusted only to the extent permitted under Code § 162(m). In addition, Performance Goals and Performance Awards shall be calculated without regard to any changes in accounting standards or codifications that may be required by the Financial Accounting Standards Board after such Performance Goals are established.

(vii) Notwithstanding anything to the contrary contained in this Plan, no Participant who is an Employee may be granted, during any one-year period, Employee Awards collectively consisting of: (i) Options or Stock Appreciation Rights that are exercisable for more than 12 million shares of Common Stock; or (ii) Stock Awards covering or relating to more than 4 million shares of Common Stock (the limitation in clauses (i) and (ii) being collectively referred to as the “Stock-based Awards Limitations”). No Plan Participant who is an Employee may be granted Employee Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the Grant Date in excess of $20 million.

(viii) Cash Awards. An Employee Award may be in the form of a Cash Award. The criteria used to make such awards are the same as identified in paragraph 7(a)(vi) with the addition of subjective group, team or individual goals aligned to business results. Performance criteria and peer groups related to Cash Award payments may also be adjusted as provided for in paragraph 7(a)(vi).

8. Director Awards.

(a) The Board shall determine the type or types of Director Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Director Awards. Each Director Award shall be evidenced in either an individual Director Award Agreement, a common document including but not limited to a separate plan, policy, agreement or other written document, which shall contain such terms, conditions and limitations as shall be determined by the Board in its sole discretion, and may be signed by an Authorized Officer on behalf of the Corporation. Director Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Director Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in paragraph 14 hereof, without shareholder approval, no Option or Stock Appreciation Right may be issued in exchange for the cancellation of an Option or Stock Appreciation Right with a higher exercise price nor may the exercise price of any Option or Stock Appreciation Right be reduced without shareholder approval. No Option or Stock Appreciation Right may include provisions that “reload” or “recycle” the Option or Stock Appreciation Right upon exercise or that extend the term of an

Marathon Petroleum Corporation Proxy Statement / page I-7

Option or Stock Appreciation Right beyond ten years from its Grant Date. All or part of a Director Award may be subject to conditions established by the Board, which may include, but are not limited to, continuous service with the Corporation and its Subsidiaries and achievement of specific Performance Goals. Upon the termination of service by a Participant who is a Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Director Award Agreement.

(i) Option. A Director Award may be in the form of an Option. An Option awarded to a Director pursuant to this Plan shall be a Non-Qualified Stock Option. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed ten years from the Grant Date.

(ii) Stock Appreciation Right. A Director Award may be in the form of a Stock Appreciation Right. The Grant Price for a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The term of a Stock Appreciation Right shall not exceed ten years from the Grant Date.

(iii) Stock Award. A Director Award may be in the form of a Stock Award. Terms, conditions and limitations applicable to a Stock Award granted to a Non-Employee Director pursuant to this Plan shall be determined by the Board.

(iv) Restricted Stock Unit Award. A Director Award may be in the form of a Restricted Stock Unit Award. Terms, conditions and limitations applicable to a Restricted Stock Unit Award granted to a Non-Employee Director pursuant to this Plan shall be determined by the Board.

(v) Cash Awards. A Director Award may be in the form of a Cash Award.

(vi) Performance Award. Without limiting the type or number of Director Awards that may be made under the other provisions of this Plan, a Director Award may be in the form of a Performance Award. Terms, conditions and limitations applicable to any Performance Award granted to a Non-Employee Director pursuant to this Plan shall be determined by the Board. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, may determine the value and/or amount of Performance Awards that will be paid out to the Non-Employee Directors.

9. Award Payment; Dividends; Substitution; Fractional Shares.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Administrator shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, such shares may be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable to such shares. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Administrator may determine.

(b) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Administrator may establish. The Administrator may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock. Notwithstanding anything herein to the contrary, in no event shall dividends or Dividend Equivalents be currently payable with respect to unvested or unearned Awards unless and until such Awards vest.

(c) Fractional Shares. No fractional shares shall be issued or delivered pursuant to any Award under this Plan. The Administrator shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional shares, or whether fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

10. Stock Option and Stock Appreciation Right Exercise. The Grant Price of an Option or Stock Appreciation Right shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Administrator, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock. Subject to applicable law, Options or Stock Appreciation Rights may also be exercised through “cashless exercise” procedures approved by the Administrator.

11. Taxes. The Corporation or its third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take

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such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. The Administrator may also permit withholding to be satisfied by the transfer to the Corporation of shares of Common Stock owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued at Fair Market Value on the date when the tax withholding is required to be made.

12. Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that: (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant; and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Corporation to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of any exchange on which the Common Stock is listed. Notwithstanding the foregoing, no amendment may cause an Option or Stock Appreciation Right to be repriced, replaced, bought back, regranted through cancellation or modified without shareholder approval (except as provided in paragraph 14), if the effect of such amendment would be to reduce the exercise price for the shares underlying such Option or Stock Appreciation Right.

13. Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 13 shall be null and void.

14. Adjustments.

(a) The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred, or prior preference stocks ahead of or affecting the shares of Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Except as provided in this Plan, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards granted hereunder.

(c) If the Corporation shall effect a subdivision or consolidation of shares or other capital adjustments, adoption of any plan of exchange affecting Common Stock, a distribution to holders of Common Stock of securities or other property (other than normal cash dividends), the payment of a stock dividend or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation in money, services or property, then (i) the number of shares of Common Stock subject to this Plan, (ii) the Stock-based Awards Limitations, (iii) the number of shares of Common Stock covered by outstanding Awards, (iv) the Grant Prices of all outstanding Awards, and (v) the appropriate Fair Market Values determined for such Awards shall each be adjusted proportionately by the Board as appropriate to reflect such transaction.

(d) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion: (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code § 424(a) applies; (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award; or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the exercise price of such Award. For the avoidance of doubt, if the exercise price is less than Fair Market Value the Option or Stock Appreciation Right may be canceled for no consideration.

(e) Notwithstanding the foregoing: (i) any adjustments made pursuant to this paragraph 14 to Awards that are considered “deferred compensation” within the meaning of Code § 409A shall be made in a manner which is intended to not result in accelerated or additional tax to a Participant pursuant to Code § 409A and (ii) any adjustments made pursuant to this paragraph 14 to Awards that are not considered “deferred compensation” subject to Code § 409A shall be made in such a manner intended to ensure that after such adjustment, the Awards either: (A) continue not to be subject to Code § 409A; or (B) do not result in accelerated or additional tax to a Participant pursuant to Code § 409A.

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15. Restrictions. No Common Stock or other form of payment shall be issued and no payment shall be made with respect to any Award unless the Corporation shall be satisfied based on the advice of its counsel that such issuance will be in compliance with the rules of any securities exchange on which the Common Stock is listed and applicable laws, including United States federal and state securities laws. Certificates (if any) or other writings evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Administrator may cause a legend or legends to be placed upon such certificates or other writings to make appropriate reference to such restrictions.

16. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets that may at any time be represented by cash, Common Stock, or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Corporation to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

17. Code Section 409A. This Plan is intended to provide compensation which is exempt from or which complies with Code § 409A, and ambiguous provisions of this Plan or any Award Agreement, if any, shall be construed in a manner that would cause Awards to be compliant with or exempt from the application of Code § 409A, as appropriate. For purposes of Code § 409A, each payment under this Plan shall be deemed to be a separate payment. To the extent that it is determined that an Award will be subject to Code § 409A additional provisions, terms and conditions will apply as necessary to comply with Code § 409A and will be reflected in the applicable Employee Award Agreement and such terms will govern with respect to that Award notwithstanding any provision of this Plan to the contrary.

Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code § 409A as of the date of such Participant’s termination of employment and the Corporation determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Code § 409A, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Code § 409A which: (i) are subject to the provisions of Code § 409A; (ii) are not otherwise excluded under Code § 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid as soon as practicable the first business day next following the earlier of: (1) the date that is six months and one day following the date of termination; or (2) the date of the Participant’s death.

18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

19. No Right to Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Corporation or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation or any Subsidiary.

20. Successors. All obligations of the Corporation under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Corporation.

21. Tax Consequences. Nothing in this Plan or an Award Agreement shall constitute a representation by the Corporation to a Participant regarding the tax consequences of any Award received by a Participant under this Plan. Although the Corporation may endeavor to: (i) qualify a Performance Award for favorable United States or foreign tax treatment; or (ii) avoid adverse tax treatment (e.g., under Code § 409A), the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favorable or unavoidable tax treatment. The Corporation shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Performance Awards under this Plan.

22. Non-United States Participants. The Board or Committee may grant Awards to persons outside the United States under such terms and conditions as may, in the judgment of the Board or Committee, as applicable, be necessary or advisable page I-10 / Marathon Petroleum Corporation Proxy Statement

to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures. Notwithstanding the above, neither the Board nor the Committee may take any actions under this Plan, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, the Code or any other applicable law.

23. Effectiveness. Subject to shareholder approval, this Plan is effective April 25, 2012. This Plan shall continue in effect for a term of ten years after the date on which the shareholders of the Corporation first approved this Plan, which was April 25, 2012, unless sooner terminated by action of the Board.

Marathon Petroleum Corporation Proxy Statement / page I-11

To Toledo / Detroit
Township Rd. 99
Trenton Ave.
224
EXIT 159
FINDLAY HIGH SCHOOL
75
Blanchard St.
Fostoria Ave.
12
224
Tiffin Ave.
Main St.
Main Cross St.
Osborne
EXIT 157
12
COURT HOUSE
W. Sandusky St.
E. Sandusky St.
568
Hardin St.
Lincoln St.
Marathon Petroleum Corporation
EXIT 156
Blanchard Ave.
N
Sixth St.
37
Lima Ave.
HOSPITAL
FINDLAY AIRPORT
75
68
Main St.
To Lima / Dayton
15
To US-23 /OH-15 Columbus

From Toledo / Detroit

- I-75 South toward Dayton
- Take exit 157 for OH-12 toward Findlay / Columbus Grove
- Turn left onto OH-12 E, West Main Cross St., 1.2 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto Hardin Street. Watch for signs for shareholder parking.

From Lima / Dayton

- I-75 North toward Toledo
- Take exit 157 for OH-12 toward Columbus Grove / Findlay
- Turn right onto OH-12 E, West Main Cross St., 1.1 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto Hardin Street. Watch for signs for shareholder parking.

From Marion / Columbus

- US-23 North
- Slight right to stay on US-23 N
- Continue onto OH-15 West
- Take the US-68 ramp toward Kenton / South Main St.
- Turn right onto South Main St.
- Continue to follow South Main St.
- Turn right onto Hardin Street. Watch for signs for shareholder parking.

MARATHON®

Marathon Petroleum Corporation

539 South Main Street
Findlay, Ohio 45840

419-422-2121

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 26, 2017.

MARATHON PETROLEUM CORPORATION MARATHON PETROLEUM CORP. 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229	Meeting Information
Meeting Type: Annual Meeting
For holders as of: February 27, 2017
Date: April 26, 2017 Time: 10:00 AM Eastern Time
	Location:	Marathon Petroleum Corporation
539 South Main Street
Findlay, OH 45840-3229
You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for receiving a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2017 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person:   Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote shares held in registered form.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

Your Board of Directors recommends you vote FOR the following Class III
Directors for a three-year term expiring in 2020:

1.	Election of Class III Directors

Nominees:

1a. Steven A. Davis

1b. Gary R. Heminger

1c. J. Michael Stice

1d. John P. Surma

Your Board of Directors recommends you vote FOR Items 2, 3 and 4:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2017.

3.	Advisory approval of the company’s named executive officer compensation.

4.	Approval of 162(m)-related provisions of the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan.

Your Board of Directors recommends you vote AGAINST Items 5, 6 and 7:

5.	Shareholder proposal seeking various disclosures respecting environmental and human rights due diligence.

6.	Shareholder proposal seeking climate-related two-degree transition plan.

7.	Shareholder proposal seeking simple majority vote provisions.

MARATHON PETROLEUM CORP. 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, April 25, 2017, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 23, 2017, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan). Have your proxy card and voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, April 25, 2017, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 23, 2017, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan). Have your proxy card and voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19242-P87174-Z69441 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD AND VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON PETROLEUM CORP.
Your Board of Directors recommends you vote FOR the following Class III Directors for a three-year term expiring in 2020:
1. Election of Class III Directors
Nominees:	For	Against	Abstain

1a. Steven A. Davis	☐	☐	☐

1b. Gary R. Heminger	☐	☐	☐

1c. J. Michael Stice	☐	☐	☐

1d. John P. Surma	☐	☐	☐

Your Board of Directors recommends you vote FOR Items 2, 3 and 4:	For	Against	Abstain	Your Board of Directors recommends you vote AGAINST Items 5, 6 and 7:	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2017.	☐	☐	☐	5. Shareholder proposal seeking various disclosures respecting environmental and human rights due diligence.	☐	☐	☐
3. Advisory approval of the company’s named executive officer compensation.	☐	☐	☐	6. Shareholder proposal seeking climate-related two-degree transition plan.	☐	☐	☐
4. Approval of 162(m)-related provisions of the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan.	☐	☐	☐	7. Shareholder proposal seeking simple majority vote provisions.	☐	☐	☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E19243-P87174-Z69441

Proxy Card and Voting Instruction Form

This Proxy Card and Voting Instruction Form are solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 26, 2017

For shares held by registered holders

The undersigned hereby appoints Gary R. Heminger, David A. Daberko and Donald C. Templin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marathon Petroleum Corporation common stock registered to the undersigned which the undersigned is entitled to vote (the “Registered Shares”) and, in their discretion, to vote the Registered Shares upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 26, 2017, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the Registered Shares unless you sign and return the proxy card.

For shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan)

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Petroleum Thrift Plan. The undersigned, as a participant in the Marathon Petroleum Thrift Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the Marathon Petroleum Thrift Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2017 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the form is not signed, or if the form is not received by April 23, 2017, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

PROXY CARD AND VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

V.1.1

MARATHON PETROLEUM CORP. 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, April 23, 2017, for shares held in the United States Steel Corporation Savings Fund Plan for Salaried Employees. Have your voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, April 23, 2017, for shares held in the United States Steel Corporation Savings Fund Plan for Salaried Employees. Have your voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19244-P87174-Z69441 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON PETROLEUM CORP.
Your Board of Directors recommends you vote FOR the following Class III Directors for a three-year term expiring in 2020:
1. Election of Class III Directors
Nominees:	For	Against	Abstain

1a. Steven A. Davis	☐	☐	☐

1b. Gary R. Heminger	☐	☐	☐

1c. J. Michael Stice	☐	☐	☐

1d. John P. Surma	☐	☐	☐

Your Board of Directors recommends you vote FOR Items 2, 3 and 4:	For	Against	Abstain	Your Board of Directors recommends you vote AGAINST Items 5, 6 and 7:	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2017.	☐	☐	☐	5. Shareholder proposal seeking various disclosures respecting environmental and human rights due diligence.	☐	☐	☐
3. Advisory approval of the company’s named executive officer compensation.	☐	☐	☐	6. Shareholder proposal seeking climate-related two-degree transition plan.	☐	☐	☐
4. Approval of 162(m)-related provisions of the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan.	☐	☐	☐	7. Shareholder proposal seeking simple majority vote provisions.	☐	☐	☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —

E19245-P87174-Z69441

Voting Instruction Form

This Voting Instruction Form is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 26, 2017

    These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the United States Steel Corporation Savings Fund Plan for Salaried Employees (the “USS Plan”). The undersigned, as a participant in the USS Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the USS Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2017 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the form is not signed, or if the form is not received by April 23, 2017, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

V.1.1

All Correspondence to:
Computershare Investor Services PLC
The Pavilions, Bridgwater Road,
Bristol, BS99 6ZY

To be effective, all forms of direction must be lodged with

Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 19 April 2017 at 12.00 noon

Explanatory Notes:

1.    Please indicate, by placing ‘X’ in the appropriate space overleaf, how you wish your votes to be cast in respect of each of the Resolutions. If this form is duly signed and returned, but without specific direction as to how you wish your votes to be cast, the form will be rejected.

2. Any alterations made in this form should be initialled. 3. Full details of the resolutions are contained in the enclosed Proxy Statement.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

Form of Direction
Please use a black pen. Mark with an X inside the box as shown in this example.	☒

I, the undersigned being a participant in the Marathon Petroleum Corporation Vested Share Account, hereby instruct Computershare Company Nominees Limited (The Nominee) to vote or cause to be voted any shares of common stock of Marathon Petroleum Corporation held by them on my behalf and entitled to vote at the Annual Meeting of Shareholders of Marathon Petroleum Corporation to be held on Wednesday, 26 April 2017 and at any adjournment or postponement thereof.

Your Board of Directors recommends you vote FOR the Class III Director Nominees referenced in Item 1 for a three-year term expiring in 2020.

Your Board of Directors recommends you vote FOR Items 2, 3 and 4.

Your Board of Directors recommends you vote AGAINST Items 5, 6 and 7.

Election of Class III Directors	For	Against	Abstain
1. (a) Steven A. Davis	☐	☐	☐

(b) Gary R. Heminger	☐	☐	☐

(c) J. Michael Stice	☐	☐	☐

(d) John P. Surma	☐	☐	☐

2. Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2017.	☐	☐	☐

3. Advisory approval of the company’s named executive officer compensation.	☐	☐	☐

4. Approval of 162(m)-related provisions of the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan.	☐	☐	☐

5. Shareholder proposal seeking various disclosures respecting environmental and human rights due diligence.	☐	☐	☐

6. Shareholder proposal seeking climate-related two-degree transition plan.	☐	☐	☐

7. Shareholder proposal seeking simple majority vote provisions.	☐	☐	☐

Signature	Date
DD/MM/YY

In the case of joint shareholders, only one holder need sign. In the case of a corporation, the Form of Direction should be signed by a duly authorised official whose capacity should be stated, or by an attorney.